PRELIMINARY INFORMATION STATEMENT
                    SCHEDULE 14(c) INFORMATION
          INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
              OF THE SECURITIES EXCHANGE ACT OF 1934

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                       USBANCORP, INC.
________________________________________________________________
        (Name of Registrant as Specified in its Charter)



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                   [USBANCORP, INC. Letterhead]


Dear Fellow Shareholder:

     In July 1999, we announced our intent to spin off our Three Rivers Bank subsidiary to our shareholders. This decision was reached by your Board of Directors and Management team after exploring a wide range of strategic options to position USBANCORP for future profitable growth in the financial services industry. We continue to believe that the separation of the banking subsidiaries into two totally distinct companies has the potential to generate the greatest near and long term value in their businesses by allowing each bank to focus on its core strengths and pursue different future strategic directions.

        Accordingly, this letter and the accompanying Information Statement are being sent to you to inform you that your Board of Directors has approved a plan for such spin off, under which you will become the owner of one share of common stock of Three Rivers Bancorp, Inc. for every two shares of USBANCORP stock that you owned on March 24, 2000. Three Rivers Bancorp is a newly formed holding company that will own all of the outstanding stock of Three Rivers Bank. This distribution to you of Three Rivers Bancorp common stock will not change the number of shares of USBANCORP common stock you hold.

     As discussed in more detail in the Information Statement, we are making this distribution to you for several reasons. First, after the spin-off Three Rivers Bancorp will be positioned to raise capital in a more cost effective manner so that it can more meaningfully participate in the consolidation of the banking industry. Second, the spin off will allow USBANCORP and Three Rivers Bancorp to better focus on the businesses of their respective bank subsidiaries. U.S. Bank and Three Rivers Bank each serve different geographic markets and have unique strengths to capitalize on to achieve future growth. We believe the spin off will enable both of these banks to profitably grow by pursuing their own well defined business strategies.

        On April 3, 2000, Three Rivers Bancorp, Inc. will become a separate publicly held company listed on the Nasdaq National Market under the symbol TRBC. It will be a $1 billion bank holding company headquartered in Monroeville, Pennsylvania having 24 branches located in the Pennsylvania counties of Allegheny, Washington and Westmoreland. Its subsidiaries will be Three Rivers Bank, TRB Financial Services Corporation and Community First Capital Corp.

     After the spin off, USBANCORP will be a $1.4 billion bank holding company headquartered in Johnstown, Pennsylvania, with 22 branches conducting business in the Pennsylvania counties of Cambria, Somerset, Westmoreland, Centre and Clearfield. Its subsidiaries will include U.S. Bank, USBANCORP Trust and Financial Services Company and Standard Mortgage Corporation of Georgia.

     I encourage you to read the attached Information Statement carefully as it provides more details on Three Rivers Bancorp and the spin off. This transaction presents exciting opportunities for both companies and their shareholders. Both USBANCORP and Three Rivers Bancorp will be in a strong position to grow and prosper in the new millennium's changing landscape for financial services companies. I thank you for your past support of USBANCORP and would encourage you to continue to support USBANCORP and the new Three Rivers Bancorp as we move forward.

                               Best regards,


                               Terry K. Dunkle
                               Chairman and Chief Executive
                               Officer



         SUBJECT TO COMPLETION DATED MARCH _____, 2000

                            [LOGO]

                      INFORMATION STATEMENT

                    THREE RIVERS BANCORP, INC.
                           Common Stock
                         ($.01 par value)

        USBANCORP, INC. is furnishing this Information Statement to you, as a holder of record of USBANCORP common stock at the close of business on March 24, 2000 (the "Record Date"). This Information Statement describes the distribution of one share of common stock, $.01 par value, of Three Rivers Bancorp, Inc. for every two shares of USBANCORP common stock held of record as of that date (the "Distribution"). See "The Distribution -- Manner of Effecting the Distribution."

        We currently own all of the capital stock of Three Rivers Bancorp. As a result of transactions entered into in connection with the Distribution, as of 11:59:59 E.D.T. on April 3, 2000 (the "Distribution Date"), Three Rivers Bancorp will own all of the outstanding capital stock of Three Rivers Bank and Trust Company.

     We will make the Distribution on the Distribution Date. You will not have to pay anything for the shares of Three Rivers Bancorp Common Stock that we distribute to you. There is no public market for Three Rivers Bancorp Common Stock, although we expect that a "when-issued" trading market will develop on or after the Record Date. We have applied to list Three Rivers Bancorp Common Stock on the Nasdaq National Market under the symbol "TRBC".

     We do not need a vote of shareholders in order to make this Distribution. We are not asking you for a proxy, and you are requested not to send us a proxy.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        The date of this Information Statement is March __,
2000.



                        TABLE OF CONTENTS

                         [INSERT TO COME]



                      INFORMATION STATEMENT

     This Information Statement is being furnished solely to provide information to shareholders of USBANCORP who will receive shares of Three Rivers Bancorp Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of USBANCORP or Three Rivers Bancorp. The information contained in this Information Statement is believed to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither USBANCORP nor Three Rivers Bancorp will update the information except in the normal course of their respective public disclosures.

                    FORWARD-LOOKING STATEMENTS

     This Information Statement contains various forward-looking statements and includes assumptions concerning Three Rivers' beliefs, plans, objectives, goals, expectations, anticipations estimates, intentions, operations, future results, and prospects, including statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions. These forward-looking statements are based upon current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Three Rivers provides the following cautionary statement identifying important factors (some of which are beyond Three Rivers' control) which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

     Such factors include the following: (i) risk resulting from the Distribution and the operation of Three Rivers Bank as a separate independent company, (ii) the effect of changing regional and national economic conditions; (iii) the effects of trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (iv) significant changes in interest rates and prepayment speeds; (v) inflation, stock and bond market, and monetary fluctuations; (vi) credit risks of commercial, real estate, consumer, and other lending activities; (vii) changes in federal and state banking and financial services laws and regulations; (viii) the presence in Three Rivers' market area of competitors with greater financial resources than Three Rivers;
(ix) the timely development of competitive new products and services by Three Rivers Bank and the acceptance of those products and services by customers and regulators (when required); (x) the willingness of customers to substitute competitors' products and services for those of Three Rivers Bank and vice versa; (xi) changes in consumer spending and savings habits; (xii) unanticipated regulatory or judicial proceedings; and (xiii) other external developments which could materially impact Three Rivers Bank's operational and financial performance.

        The foregoing list of important factors is not exclusive, and neither such list nor any forward-looking statement takes into account the impact that any future acquisition may have on Three Rivers and on any such forward-looking statement.



                             SUMMARY

     This summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety.

Distributing Company.........   USBANCORP, Inc.

   Three Rivers Bancorp, Inc..  Three Rivers Bancorp, Inc., has
                                received permission to become a
                                bank holding company for Three
                                Rivers Bank.  Three Rivers
                                Bancorp and Three Rivers Bank
                                are headquartered in
                                Monroeville, Pennsylvania.  At
                                December 31, 1999, Three Rivers
                                Bank had $1.07 billion in
                                assets, $572.7 million in
                                deposits, $479.8 million in
                                loans and $45.4 million in
                                shareholders' equity (excluding
                                net assets of discontinued
                                mortgage banking
                                operations).

What USBANCORP will
  distribute to you..........   You will receive one share of
                                Three Rivers Bancorp Common
                                Stock for every two shares of
                                USBANCORP common stock you own.
                                See "The Distribution -- Manner
                                of Effecting the Distribution."
                                Fractional shares, other than
                                those held by participants in
                                certain USBANCORP plans, will be
                                aggregated into whole shares of
                                Three Rivers common stock and
                                sold on the open market by the
                                Distribution Agent, with the
                                proceeds distributed to holders
                                who would otherwise be entitled
                                to receive fractional shares.
                                See "The Distribution -- Manner
                                of Effecting the Distribution."
                                You will not need to pay for the
                                shares of Three Rivers Bancorp
                                Common Stock you receive, nor
                                will you be required to
                                surrender or exchange USBANCORP
                                common stock in order to receive
                                Three Rivers Bancorp Common
                                Stock.

   Why USBANCORP is Making the
  Distribution...............   USBANCORP's management and Board
                                of Directors have concluded that
                                the Distribution is in the best
                                interests of USBANCORP and its
                                shareholders because it will,
                                among other things: (i) enhance
                                the ability of Three Rivers Bank
                                to raise equity capital on a
                                substantially more cost
                                effective basis and to
                                facilitate potential
                                acquisitions, (ii) improve the
                                ability of both Three Rivers
                                Bank and U.S. Bank, USBANCORP's
                                other bank subsidiary, to focus
                                on their respective banking
                                businesses, which differ with
                                respect to both union
                                representation of employees
                                (certain of U.S. Bank's
                                employees are represented by a
                                labor union) and geographic
                                market area, and
                                (iii) permit U.S. Bank to
                                negotiate with its union with
                                respect to the possible
                                implementation of an employee
                                stock ownership plan.

   The Number of Shares We
  Will Distribute............   We will distribute to our
                                shareholders approximately
                                6.7 million shares of Three
                                Rivers Bancorp Common Stock,
                                based on the number of shares of
                                USBANCORP common stock
                                outstanding as of March 24, 2000
                                USBANCORP will retain no
                                ownership in Three Rivers.
                                However, immediately after
                                the Distribution Date, shares
                                of Three Rivers Bancorp Common
                                Stock will be owned by the
                                Pension Plan, Profit Sharing
                                Plan and 401(k) Plan of
                                USBANCORP and U.S. Bank.

   What Conditions Must be
  Satisfied Before We Make
  the Distribution...........   We will not make the
                                Distribution unless:

                                  -  we receive Federal Reserve
                                     Board and Pennsylvania
                                     Department of Banking
                                     approvals,

                                  -  the Three Rivers Bancorp
                                     Common Stock is approved
                                     for listing on the Nasdaq
                                     National Market, and

                                  -  our Board of Directors
                                     approves the final terms
                                     of the Distribution,
                                     including, without
                                     limitation, the formal
                                     declaration of a dividend
                                     to our shareholders and
                                     other specific actions
                                     necessary to the
                                     Distribution.

                                We may amend, modify or abandon
                                the Distribution at any time
                                prior to the Distribution
Date.

Trading Market and Symbol....   There is currently no public
                                market for Three Rivers Bancorp
                                Common Stock.  Three Rivers
                                Bancorp has applied to list
                                its Common Stock on the Nasdaq
                                National Market under the symbol
                                "TRBC."  We expect that Three
                                Rivers Bancorp Common Stock will
                                be approved for listing on the
                                Nasdaq National Market and that
                                trading will commence on a
                                "when-issued" basis on or after
                                the Record Date.

   Record Date..................   March 24, 2000.

   Distribution Agent...........   Fleet National Bank

   Distribution Date............   April 3, 2000.  We will
                                transfer shares of Three Rivers
                                Bancorp Common Stock to the
                                Distribution Agent for the
                                benefit of the holders of
                                our common stock of record as of
                                the close of business on the
                                record date.

   Tax Consequences.............   We have received a ruling
                                from the Internal Revenue
                                Service that the Distribution
                                will be tax free to us and to
                                you, our shareholders, for U.S.
                                Federal income tax purposes.
                                See "The Distribution - U.S.
                                Federal Income Tax Consequences
                                of the Distribution" for a more
                                detailed description of the
                                Federal income tax consequences
                                of the Distribution.

   Relationship between USBANCORP
  and Three Rivers after the
  Distribution  .............   After the Distribution,
                                USBANCORP will have no ownership
                                interest in Three Rivers
                                Bancorp or Three Rivers Bank,
                                and Three Rivers Bancorp will be
                                an independent, publicly-held
                                company owning all of the
                                outstanding capital stock of
                                Three Rivers Bank.  However,
                                immediately after the
                                Distribution Date, approximately
                                49,600 shares of Three Rivers
                                Bancorp Common Stock (0.75% of
                                the estimated total outstanding
                                shares) will be owned by the
                                Pension Plan, Profit Sharing
                                Plan and 401(k) Plan of
                                USBANCORP and U.S. Bank.  Three
                                Rivers Bancorp, USBANCORP and
                                their banking subsidiaries will
                                enter into agreements governing
                                their relationship after the
                                Distribution.  The agreements
                                will provide for each party to
                                make identified services,
                                records and personnel available
                                to the other.  They will also
                                provide for allocation of
                                assets, liabilities and
                                responsibilities between them
                                with respect to employee
                                benefits and compensation and
                                for allocation of tax
                                liabilities between them for
                                periods prior to and after the
                                Distribution.

   Spin-Off of Standard Mortgage
  Corporation of Georgia to
  USBANCORP                     Standard Mortgage Corporation of
                                Georgia ("SMC") is currently a
                                wholly owned subsidiary of Three
                                Rivers Bank engaged in the
                                mortgage banking business.
                                Prior to the Distribution, Three
                                Rivers Bank will distribute all
                                of the outstanding shares of the
                                capital stock of SMC to
                                USBANCORP, so that SMC will be a
                                wholly owned subsidiary of
                                USBANCORP.  At and for the year
                                ended December 31, 1999,
                                SMC had total assets of
                                $55.1 million, total liabilities
                                of $44.6 million, shareholders'
                                equity of $10.4 million and
                                a net loss of $30,000.

Three Rivers Dividend
  Policy.....................   The payment and the amount of
                                cash dividends by Three Rivers
                                Bancorp after the Distribution
                                will be subject to the
                                discretion of its Board of
                                Directors.  Dividend decisions
                                will be based on a number of
                                factors including Three Rivers
                                Bank's operating results and
                                financial requirements on a
                                stand-alone basis as well as
                                legal restrictions.  See
                                "Description of Three Rivers
                                Bancorp Capital Stock -
                                Dividends."

   Principal Office of Three
  Rivers.....................   The executive offices of Three
                                Rivers Bancorp will be located
                                at 2681 Mosside Boulevard,
                                Monroeville, Pennsylvania
                                15146

               SHAREHOLDERS WITH QUESTIONS MAY CALL:

        For questions relating to the Distribution and delivery of Three Rivers Bancorp Common Stock certificates, call Fleet
National Bank at:

                         (   )   -

        For other questions, call USBANCORP's Chief Financial
Officer at:

                         (814) 533-5310

     No person is authorized by USBANCORP or Three Rivers
Bancorp to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized.

                           INTRODUCTION

        After careful review and analysis, the Board of Directors of USBANCORP has concluded that the Distribution is in the best interests of USBANCORP and its shareholders. To effect the Distribution, USBANCORP will:

            - cause Three Rivers Bank to distribute
           to USBANCORP all of the outstanding capital stock of Standard Mortgage Corporation of Georgia, a wholly owned subsidiary of Three
           Rivers Bank;

         - contribute all the outstanding capital stock of Three Rivers Bank to Three Rivers Bancorp;
           and

         - distribute all the outstanding Common Stock of Three Rivers Bancorp to USBANCORP's shareholders.

        After the Distribution, Three Rivers Bancorp will be a regional bank holding company headquartered in Monroeville, Pennsylvania, having 24 branches located in the Pennsylvania counties of Allegheny, Washington and Westmoreland. On a pro forma basis, assuming that the Distribution was completed as of December 31, 1999, Three Rivers Bancorp had total assets, loans and deposits of $1.07 billion, $479.8 million and $572.7 million. Three Rivers Bancorp's pro forma net income for the year ended December 31, 1999, was $10.0 million, and its return on average total equity was 17.9%. See "Business of Three Rivers."



                         THE DISTRIBUTION

Reasons for the Distribution

     USBANCORP's management has proposed the Distribution to:

          (i) enhance the ability of Three Rivers Bank to raise equity capital on a substantially more cost effective basis and to facilitate potential acquisitions;

          (ii) improve the ability of both Three Rivers Bank and U.S. Bank to focus on their respective banking businesses; and

         (iii) permit U.S. Bank to negotiate with its labor union with respect to the possible implementation of an employee stock ownership plan.

     Each of these reasons for the Distribution stems primarily from the incompatibility of U.S. Bank and Three Rivers Bank. This incompatibility is due largely to the fact that U.S. Bank's non-management personnel are represented by the United Steelworkers Union and are covered by a collective bargaining agreement, while Three Rivers Bank employees are not covered by a union agreement. Banking in the United States is generally a non-unionized industry. We estimate that there are fewer than 20 unionized banks out of the 7,000 banking institutions in the United States. We believe that the presence of a union at U.S. Bank prevents Three Rivers Bank and U.S. Bank from pursuing separate strategies and achieving objectives appropriate to their specific situations.

     We believe, based on discussions with our investment bankers, that the union presence creates market perceptions that have resulted in a discount in USBANCORP's stock price compared to the stock price of its peers. This discount in USBANCORP's stock price is, in effect, an elimination of the "acquisition premium" that is inherent in the stock price of most financial institutions. The "acquisition premium" is a significant component of the fair market value of most financial institutions that relates to their potential to be acquired. It exists even if there is no intention on the part of management to sell the institution. The acquisition premium is caused by the virtually universal expectation that the banking industry will continue to consolidate.

     We believe, based on discussions with our investment bankers, that USBANCORP's stock price contains little or no acquisition premium. The financial markets do not perceive USBANCORP as a potential acquisition target because investors believe that potential acquirers fear the risks associated with a banking entity that has a unionized workforce. In turn, because of the lack of acquisition premium, USBANCORP is not viewed as a potential acquirer because its stock is less attractive to potential sellers. Potential targets typically desire to be acquired by institutions that are themselves perceived favorably as potential targets, so that their shareholders (a) can remain invested in banking in a more efficient and competitive institution, and (b) have an opportunity to receive a second acquisition premium in a subsequent sale. In addition, potential targets also fear the spread of union representation to the target's workforce.

    With respect to the first business purpose, management of Three Rivers Bank would like to take part in the consolidation of the banking industry by acquiring other banks. Accordingly, management would like to position Three Rivers Bank so that it can raise capital through a Three Rivers Bancorp stock offering and make acquisitions with the proceeds of such an offering, or use its stock as acquisition capital.

     We believe, based on discussions with our investment bankers, that the Distribution should enhance Three Rivers' ability to expand through acquisitions. First, Three Rivers Bancorp and its subsidiaries will not be parties to any collective bargaining agreements with unions and, therefore, any target bank's concerns regarding union affiliation will be eliminated. Secondly, as a nonunion affiliated group, the price/earnings ratio of Three Rivers Bancorp's stock should ultimately be more closely aligned with peer ratios, although no assurance can be given that it will do so. If such market valuation occurs, the value of Three Rivers Bancorp Common Stock, as acquisition currency, would be more competitive with its peers. As a result, Three Rivers Bancorp would be better able to pursue its strategy of being an acquirer of target banks or other financial service companies.

        Even if Three Rivers Bancorp is unable to expand through acquisitions, management believes that the Distribution will allow Three Rivers Bancorp to raise capital through a public offering at a per share price that is more consistent with the stock price of its peers. This additional capital would also alleviate the potential for regulatory constraints on Three Rivers Bank's ability to make certain types of loans and loans within certain industries. The strong loan demand from customers, coupled with the stock repurchases that USBANCORP management has implemented in order to remain competitive, have caused certain of Three Rivers Bank's loan concentrations, when tested by regulators as a percentage of equity, to approach certain regulatory limitations.

        For the foregoing reasons, our investment bankers have advised us that if Three Rivers Bank is separated from USBANCORP through a spin off, Three Rivers Bank (through Three Rivers Bancorp) should be better situated to participate in the consolidation of the banking industry and to raise capital.

     The second business purpose for the Distribution, which is related to the first purpose, is to remedy the lack of fit and focus between Three Rivers Bank and U.S. Bank. A separation of these banks would allow each bank to pursue separate strategies that are necessary to enhance each bank's performance and to allow each bank to remain competitive by eliminating the systemic management, operational and financing issues that have arisen out of the fact that one bank is unionized while the other is not. Most notably, U.S. Bank has not been able to aggressively grow or directly promote its union connection because USBANCORP has been reluctant to allocate additional capital to U.S. Bank for such purposes.

     The Distribution will allow U.S. Bank to aggressively pursue its own business strategies including, among other things, marketing itself as a union institution. This strategy will allow U.S. Bank to capitalize on its good relationship with the United Steelworkers of America, which represents about 65% of U.S. Bank's total work force. In 1998, U.S. Bank received the Pennsylvania Governor's Award for outstanding labor-management cooperation. In October 1999, a four-year collective bargaining agreement was signed, which was approved by over 90% of the union's voting members. Management believes that this contract will, among other things, allow it to expand customer convenience by providing non-traditional hours of service, and to facilitate certain of its post-Distribution strategies described below.

     Management does not believe that, after the Distribution, USBANCORP will be an acquisition target or likely acquiror of other banks. Rather, it anticipates internal growth for the institution achieved through the successful implementation of its business plan, which includes a plan to market the union as a strength.



     After the Distribution, U.S. Bank intends to, among other things:

     - commit the capital resources necessary to expand its presence into the demographically attractive Centre
        County, Pennsylvania market,

     - actively advertise its union affiliation, including placing the United Steelworkers logo on selected print and electronic media advertising, and aggressively market its services to unions and union members in the western Pennsylvania market,

     - include union representation on its board of directors,

     -  more aggressively seek to attract union
        business in its trust department, including the management of Taft-Hartley funds and other union pension and health and welfare funds, and

     -  seek to attract union investment in USBANCORP stock.

     By focusing its business plan on U.S. Bank's strengths and opportunities, management of USBANCORP believes it will be able to significantly grow its earnings stream to a level that, coupled with its capital management strategies, will allow USBANCORP to be an attractive investment for its shareholders.

     As further evidence of the lack of fit and focus between the two banks, U.S. Bank is in a demographically older, slower growth market, while Three Rivers Bank is in a younger, stronger growth market. U.S. Bank enjoys a dominant market share in its slow growth market, whereas Three Rivers Bank has only a small share of the market it serves. The different characteristics of each bank have resulted in the evolution of two distinct business strategies. Three Rivers Bank believes that it should focus on its core commercial banking competence and not attempt to be "all things to all people." In seeking new commercial banking customers, Three Rivers Bank will aggressively pursue an increased share of the greater Pittsburgh market. By contrast, U.S. Bank believes that it must have a full menu of banking and investment products, including trust services, to offer its older customer base. As a result, U.S. Bank's corporate strategy is to develop its full menu of services and cross market as many services as possible to a relatively stable customer base.

     Finally, the Distribution would allow USBANCORP and U.S. Bank to position themselves to negotiate and organize an employee stock ownership plan (an "ESOP") for the benefit of employees of the USBANCORP affiliated group. In order to assist U.S. Bank in its negotiations with the union, U.S. Bank has desired for some time to offer an employee stock ownership plan ("ESOP") to its employees. However, because of the requirements of the Employee Retirement Income Security Act (ERISA), USBANCORP is unable to initiate an ESOP at U.S. Bank unless employees of Three Rivers Bank are also eligible to participate. The separation of Three Rivers Bank and U.S. Bank will enable U.S. Bank to offer the creation of an ESOP to the union in exchange for modifications in other benefit plans. Any implementation of the ESOP would be contingent on an agreement being reached between U.S. Bank and the union with respect to the terms of the ESOP.

     Accordingly, USBANCORP has concluded that the long-term interests of both businesses are best served through the creation of two separate, independent corporations which can each focus on pursuing its own defined business strategies.

Manner of Effecting the Distribution

        On or before the Distribution Date, USBANCORP will transfer to Fleet National Bank, as Distribution Agent for the benefit of holders of record of USBANCORP Common Stock at the close of business on March 24, 2000 (the "Record Date"), certificates evidencing all shares of Three Rivers Bancorp Common Stock then owned by USBANCORP.

        The Distribution will be made to holders of record of USBANCORP Common Stock at the close of business on the Record Date, without any consideration being paid by such holders, on the basis of one share of Three Rivers Bancorp Common Stock for every two shares of USBANCORP Common Stock held on the Record Date. Commencing on or about the Distribution Date, the Distribution Agent will begin mailing certificates evidencing ownership of shares of Three Rivers Bancorp Common Stock to holders of record of USBANCORP Common Stock. The shares of Three Rivers Bancorp Common Stock will be fully paid and nonassessable and holders will not be entitled to preemptive rights. See "Description of Three Rivers Capital Stock -- Three Rivers Bancorp Common Stock."

        The Distribution Agent will aggregate all fractional shares, other than those held by participants in certain USBANCORP plans described below, into whole shares of Three Rivers Bancorp Common Stock and sell them on the open market at prevailing prices on behalf of holders who would otherwise be entitled to receive such fractional share interests. Any such persons entitled to receive at least $0.01 will receive a cash payment for their portion of the total sale proceeds. Any persons entitled to receive less than $0.01 will have their fractional shares canceled.

        Distribution of Three Rivers Bancorp Common Stock with respect to USBANCORP Common Stock held in the USBANCORP and U.S. Bank Pension Plan, Profit Sharing Plan, and 401(k) Plan will be credited to participants' accounts. Distribution of Three Rivers Bancorp Common Stock with respect to USBANCORP Common Stock held in the USBANCORP Dividend Reinvestment Plan will be credited to participants' accounts in the Three Rivers Bancorp Dividend Reinvestment Plan. Fractional shares will be credited with respect to the USBANCORP and U.S. Bank Pension Plan, Profit Sharing Plan, and 401(k) Plan and the Three Rivers Bancorp Dividend Reinvestment Plan.

        The Distribution is subject to a number of conditions including:

        (i)  receipt of Federal Reserve Board and Pennsylvania
Department of Banking regulatory approvals;

        (ii) the Three Rivers Bancorp Common Stock being approved for listing on the Nasdaq National Market; and

        (iii) approval by USBANCORP's Board of Directors of the final terms of the Distribution, including, without limitation, the formal declaration of a dividend to USBANCORP's shareholders and other specific actions necessary to the Distribution.

    The USBANCORP Board of Directors may amend, modify or abandon the Distribution at any time prior to the Distribution
Date.

Results of the Distribution

     Subsequent to the Distribution, which will be effective at 11:59:59 p.m. E.D.T. on the Distribution Date, Three Rivers Bancorp, together with Three Rivers Bank and its subsidiaries, will operate as an independent banking company, principally in the Pennsylvania Counties of Allegheny, Washington and Westmoreland. USBANCORP, together with its subsidiaries U.S. Bank, Standard Mortgage Corporation of Georgia, USBANCORP Trust and Financial Services Company, United Bancorp Life Insurance Company, USNB Financial Services Corporation, UBAN Associates, Inc. and UBAN Mortgage Company, will continue to conduct business principally in the Pennsylvania Counties of Cambria, Somerset, Westmoreland and Centre.

Relationship between USBANCORP and Three Rivers Bancorp after the Distribution

        After the Distribution, USBANCORP will have no ownership interest in Three Rivers Bancorp or Three Rivers Bank, and Three Rivers Bancorp will be an independent, publicly-owned company. However, immediately after the Distribution Date, approximately 49,600 shares of Three Rivers Bancorp Common Stock (0.75% of the estimated total outstanding shares) will be owned by USBANCORP's and U.S. Bank's Pension Plan, Profit Sharing Plan and 401(k) Plan. Three Rivers Bancorp and USBANCORP will enter into certain agreements, described below, governing their relationship subsequent to the Distribution and providing for the allocation of tax liabilities and obligations arising from periods prior to and after the Distribution. Copies of the forms of such agreements are filed with the Securities and Exchange Commission as exhibits to the Registration Statement of which this Information Statement is a part. The following summarizes the material terms of such agreements, but is qualified by reference to the text of such agreements.

Spin-Off of Standard Mortgage Corporation to USBANCORP

        Standard Mortgage Corporation of Georgia ("SMC") is currently a wholly owned subsidiary of Three Rivers Bank engaged in the mortgage banking business. Prior to the Distribution, Three Rivers Bank will distribute all of the outstanding shares of the capital stock of SMC to USBANCORP, so that SMC will be a wholly owned subsidiary of USBANCORP. This internal distribution is being effected: (i) because the business of SMC will be more closely associated with the business plan of USBANCORP than with that of Three Rivers Bancorp, and (ii) in order to continue to provide USBANCORP with an income stream to partially fund certain current debt service obligations that it will retain after the Distribution. SMC was originally acquired by USBANCORP as part of its acquisition of Johnstown Savings Bank in July 1994.

Separation Agreement

     USBANCORP and Three Rivers Bancorp will enter into a Separation Agreement, which will provide for, among other things, certain services, records and personnel which USBANCORP and Three Rivers Bancorp will make available to each other after the Distribution Date.

Services Agreement

     To facilitate an orderly transition, USBANCORP and Three Rivers Bancorp may enter into a Services Agreement pursuant to which USBANCORP may continue to provide, upon annual review, certain services to Three Rivers, with the related costs and expenses being paid by Three Rivers. Three Rivers will nonetheless have to utilize additional personnel to perform certain services previously provided by USBANCORP, such as investor relations, credit review and analysis and the chief financial officer function.

Tax Separation Agreement

     USBANCORP and Three Rivers Bancorp will enter into a Tax Separation Agreement (the "Tax Separation Agreement"), on behalf of themselves and their respective consolidated groups, that reflects each party's rights and obligations with respect to payments and refunds of taxes that are attributable to periods beginning prior to and including the Distribution Date and taxes resulting from transactions effected in connection with the Distribution. The Tax Separation Agreement also expresses each party's intention with respect to certain tax attributes of Three Rivers Bancorp after the Distribution. The Tax Separation Agreement provides for payments between the two companies for certain tax adjustments made after the Distribution that cover pre-Distribution tax liabilities. Other provisions cover the handling of internal audits, settlements, stock options, elections, accounting methods and return filing in cases where both companies have an interest in the results of these activities.

        Pursuant to the Tax Separation Agreement, Three Rivers Bancorp will agree to refrain from engaging in certain transactions for two years following the Distribution if such transactions would (i) result in any increased tax liability or reduction of any tax asset of the USBANCORP group, or any member of the USBANCORP group, or (ii) be inconsistent with the information and representations furnished to the Internal Revenue Service in connection with USBANCORP's request for the private letter ruling with respect to the Distribution. Transactions subject to this agreement will include, among others, certain liquidation, merger and consolidation transactions, certain transactions involving the issuance or redemption of Three Rivers Bancorp Common Stock, the sale, distribution or other disposition of assets in a manner that would adversely affect the tax consequences of the Distribution or any transaction effected in connection with the Distribution, and the discontinuation of certain businesses or business activities. See "Certain U.S. Federal Income Tax Consequences of the Distribution."

Certain U.S. Federal Income Tax Consequences of the Distribution

        USBANCORP has received a ruling (the "Tax Ruling") from the Internal Revenue Service (the "Service") to the effect that the Distribution will qualify as a tax-free distribution under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, that: (i) USBANCORP's shareholders will not recognize income, gain or loss upon the receipt of shares of Three Rivers Bancorp Common Stock (including any fractional share interests to which a shareholder is entitled); (ii) the aggregate tax basis of the shares of USBANCORP Common Stock and Three Rivers Bancorp Common Stock (including any fractional share interests to which a USBANCORP shareholder is entitled) held by a USBANCORP shareholder after the Distribution will be the same as the tax basis of the shares of USBANCORP Common Stock held by such shareholder immediately before the Distribution, and will be allocated between the shares of Three Rivers Bancorp Common Stock and USBANCORP Common Stock in proportion to their relative fair market values on the Distribution Date; (iii) the holding period of the shares of Three Rivers Bancorp Common Stock received by a USBANCORP shareholder (including any fractional share interests to which a USBANCORP shareholder is entitled) will include the holding period of the shares of USBANCORP Common Stock with respect to which the Distribution was made, provided that the shares of USBANCORP Common Stock are held as a capital asset by such shareholder on the Distribution Date; and (iv) a holder of a fractional share interest in Three Rivers Bancorp Common Stock will recognize gain or loss on the sale of such fractional share interest equal to the difference between the cash received and the holder's basis in such fractional share interest. Provided the fractional share interest is a capital asset in the hands of such holder, such gain or loss will be capital gain or loss, subject to the provisions and limitations of subchapter P and Chapter 1 of the Code.

        The Tax Ruling, while generally binding upon the Service, is subject to certain factual representations and assumptions. If such factual representations and assumptions were or become incorrect in a material respect, the Tax Ruling could become invalid. USBANCORP is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. In addition, Three Rivers Bancorp has agreed to certain restrictions on its future actions, and the future actions of its subsidiaries, to provide further assurance that the Distribution will not be a taxable event to USBANCORP or its shareholders under Section 355 of the Code. See "--Tax Separation Agreement."

        If the Distribution were not to qualify as a tax-free spin-off under Section 355 of the Code, then, in general, a corporate tax would be payable by the consolidated group of which USBANCORP is the common parent, based upon the difference between (x) the fair market value of the Three Rivers Bancorp Common Stock and (y) and the adjusted basis of such stock on the date of the Distribution. In addition, under the consolidated return regulations, each member of the USBANCORP consolidated group is jointly and severally liable for such tax. If the Distribution were to occur and not qualify as a tax-free spin-off under Section 355 of the Code, the resulting tax liability would have an adverse effect on the financial position, results of operations and cash flows of USBANCORP and its subsidiaries.


        Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each USBANCORP shareholder receiving shares of Three Rivers Bancorp Common Stock in the Distribution would be treated as if such shareholder had received a taxable distribution in an amount equal to the fair market value of the Three Rivers Bancorp Common Stock received by such shareholder in the Distribution, which could result in (x) a dividend to the extent of such shareholder's pro rata share of USBANCORP'S current and accumulated earnings and profits, (y) a reduction in such shareholder's basis in USBANCORP Common Stock to the extent the amount received exceeds such shareholder's share of such earnings and profits, and (z) a gain from the exchange of USBANCORP Common Stock to the extent the amount received exceeds both such shareholder's share of such earnings and profits and such shareholder's basis in USBANCORP Common Stock.

        Under the Tax Separation Agreement, Three Rivers Bancorp will agree to indemnify USBANCORP against, and save USBANCORP harmless from, among other things, any tax liability under
Section 355(e) of the Code or under any related state or local tax law, and any liability, damage, cost or expense which USBANCORP may incur as a result an adverse tax determination under Section 355(e) of the Code caused by any action of Three Rivers Bancorp or its subsidiaries. See "-- Tax Separation Agreement."

     The foregoing is a summary of the material U.S. Federal income tax consequences of the Distribution under the law in effect as of the date of this Information Statement. IT DOES NOT PURPORT TO COVER ALL INCOME TAX CONSEQUENCES AND MAY NOT APPLY TO SHAREHOLDERS WHO ACQUIRED THEIR USBANCORP SHARES IN CONNECTION WITH A GRANT OF SHARES AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. All USBANCORP shareholders should consult their own tax advisors regarding the appropriate income tax treatment of their receipt of Three Rivers Bancorp Common Stock, including the application of Federal, state, local and foreign tax laws, and the effect of possible changes in tax law that may affect the tax consequences described above.

   USBANCORP PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS

        The USBANCORP Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of (i) USBANCORP, Inc., which are incorporated herein by reference to USBANCORP's Annual Report on Form 10-K for the year ended December 31, 1999, and (ii) Three Rivers Bancorp, which are contained in this Information Statement. The Three Rivers Bancorp Pro Forma Condensed Consolidated Financial Statements are set forth in Note 22 to the Three Rivers Bancorp consolidated financial statements. The USBANCORP pro forma condensed consolidated income statement assumes that the Distribution occurred on January 1, 1999, and the pro forma condensed consolidated balance sheet assumes that the Distribution occurred on December 31, 1999. The pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to reflect the results of operations or financial position of USBANCORP or Three Rivers Bancorp or the results of operations or financial position that would have occurred had USBANCORP or Three Rivers Bancorp been operated as a separate, independent company. The pro forma adjustments to the accompanying historical consolidated statements of income and consolidated balance sheets are set forth below.



        Pro forma Condensed Consolidated Statements of Income
               (In thousands, except per share data)
                            Unaudited

                                                      Three Rivers
                                     USBANCORP          Bancorp                      USBANCORP
                                     Historical        Historical                    Pro Forma
                                     Year Ended        Year Ended                    Year Ended
                                    December 31,      December 31,                 December 31,
                                        1999             1999         Adjustments     1999
Total Interest Income                $165,188          $70,816                      $94,372
Total Interest Expense                 99,504           41,082                       58,422
Net Interest Income                    65,684           29,734                       35,950
Provision for loan losses               1,900              300                        1,600
Net Interest Income After
  Provision for Loan Losses            63,784           29,434                       34,350
Total Non-Interest Income              24,374            5,653                       18,721
Total Non-Interest Expense             60,815           21,027            469 A      40,257
Income Before Income Taxes             27,343           14,060           (469)       12,814
Provision for income taxes              6,922            4,090           (142)B       2,690
Net Income                            $20,421          $ 9,970          ($327)      $10,124

Diluted earnings per share            $  1.52              --          ($0.77)      $  0.75
Average shares outstanding             13,451              --              --        13,451




               Pro forma Condensed Consolidated Balance Sheet
                          (In thousands)
                             Unaudited


                                                      Three Rivers
                                     USBANCORP          Bancorp                    USBANCORP
                                     Historical        Historical                  Pro Forma
                                        At                At                          At
                                    December 31,      December 31,                 December 31,
                                        1999             1999        Adjustments      1999
ASSETS
Cash and due from banks            $   55,434       $   24,228         ($327) A    $   30,879
Investment securities               1,187,335          522,264                        665,071
Loans                               1,085,454          474,741                        610,713
Other assets                          139,256           54,929        10,426 C         94,753
Total Assets                       $2,467,479       $1,076,162        10,099 C     $1,401,416

LIABILITIES
Deposits                           $1,230,941       $  572,695                     $  658,246
Total borrowed funds                1,099,842          438,394                        661,448
Other liabilities                      24,139            9,280                         14,859
Total Liabilities                   2,354,922        1,020,369                      1,334,553
Total stockholders equity             112,557           55,793        10,099 A,C       66,863
Total Liabilities and
   Stockholders Equity             $2,467,479        1,076,162        10,099       $1,401,416



   Notes to unaudited pro forma condensed consolidated financial statements:

        (A)  To record the additional incremental expenses
USBANCORP expects to incur that were previously allocated to and paid by Three Rivers Bank.

        (B) To record the income tax impact of the above costs at the Company's historical effective tax rate.

        (C)  To record the distribution by Three Rivers Bank
(prior to the Distribution) of all of the outstanding shares of the capital stock of SMC to USBANCORP, so that SMC will be a wholly owned subsidiary of USBANCORP.

               SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data includes the operations of Three Rivers Bank on a consolidated basis, excluding the balance sheet data and results of operations of Standard Mortgage Corporation of Georgia, its wholly owned subsidiary which will be spun off to USBANCORP prior to the Distribution. See "The Distribution -- Spin-Off of Standard Mortgage Corporation to USBANCORP."

     The following selected consolidated financial data of Three Rivers Bank should be read in conjunction with, and is qualified in its entirety by reference to, the audited Consolidated Financial Statements, the unaudited Consolidated Financial Statements and the related notes thereto included on pages F-2 to F-43.

     The pro forma selected financial data of Three Rivers Bancorp set forth below is derived from the unaudited Pro Forma Condensed Combined Financial Information included on pages F-36 to F-38. The pro forma data does not purport to represent what Three Rivers Bancorp's financial position or results of operations would have been had it operated as a separate, independent company, nor does it give effect to any events other than those discussed in the related notes. The pro forma data also does not purport to project Three Rivers Bancorp's financial position or results of operations as of any future date or for any future period.

        The capital structure that existed when Three Rivers Bank operated as part of USBANCORP may not be representative of the expected future capital structure as a separate, independent company. Accordingly, per share data for earnings and cash dividends declared has not been presented except for pro forma earnings per share for the year ended December 31, 1999, for which a distribution of one share of Three Rivers Bancorp Common Stock for every two shares of USBANCORP Common Stock outstanding was assumed.


                                      PRO FORMA
                                     YEAR ENDED                              YEAR ENDED DECEMBER 31,
                                  December 31, 1999               1999      1998       1997(1)    1996(1)   1995(1)
                                     (unaudited)              (Dollars in thousands, except per share data and ratios)
Summary of Income State-
  ment Data:
Total interest income                  $70,816                $70,816    $ 67,926   $ 65,103   $ 55,439   $ 50,812
Total interest expense                  41,082                 41,082      38,455     36,032     29,371     27,724
Net interest income                     29,734                 29,734      29,471     29,071     26,068     23,088
Provision for loan losses                  300                    300         300        113         90        285
Net interest income after provision for
 loan losses                            29,434                 29,434      29,171     28,958     25,978     22,803
Total non-interest income                5,653                  5,653       6,918      5,282      4,866      5,175
Total non-interest expense              21,600                 21,027      20,320     19,598     21,558     18,927
Income before income taxes              13,487                 14,060      15,769     14,642      9,286      9,051
  Provision for income taxes             3,917                  4,090       4,762      4,522      2,523      2,513

Income from continuing operations        9,570                  9,940      11,007     10,120      6,763      6,538
Per Common Share Data:
Basic and diluted earnings                1.44                    NR          NR         NR         NR         NR
Book value at period end (2)              8.32                    NR          NR         NR         NR         NR
Balance Sheet and Other Data:
Total assets                         1,076,162              1,076,162     985,586    947,669    838,568    741,125
Loans and loans held for sale, net of
  unearned income                      479,762                479,762     468,194    466,615    431,928    367,940
Allowance for loan losses                5,021                  5,021       6,104      6,006      6,025      6,834
Investment securities
  available for sale                   522,264                522,264     327,669    279,461    182,793    166,814
Investment securities held
  to maturity                             --                     --       149,988    167,339    180,226    163,001
Deposits                               572,695                572,695     560,450    525,810    529,337    552,988
Total borrowings                       438,394                438,394     354,272    360,844    253,529    133,783
Stockholders' equity                    55,793                 55,793      61,031     51,838     47,193     46,666
Full-time equivalent employees             246                    246         260        259        273        289
Selected Financial Ratios:
Return on average total equity           17.20                  17.92       18.58      20.13      14.49      15.20
Return on average assets                  0.93                   0.97        1.16       1.14       0.87       0.91
Loans and loans held for sale,
  net of unearned income, as a percent
  of deposits, at period end             83.77                  83.77       85.31      83.36      71.46      69.84
Ratio of average total equity to
  average assets                          5.39                   5.39        6.27       5.68       6.00       6.00
Interest rate spread (3)                  2.56                   2.56        2.74       2.96       3.19       2.93
Net interest margin (4)                   3.07                   3.07        3.31       3.50       3.71       3.50
Allowance for loan losses as a
  percentage of loans and loans
  held for sale, net of
  unearned income, at period end          1.05                   1.05        1.30       1.34       1.69       1.75
Non-performing assets as a
  percentage of loans and loans held
  for sale and other real estate
  owned, at period end (5)                1.87                   1.87        0.66       0.96       1.17       1.52
Net charge-offs as a percentage of
  average loans
  and loans held for sale                 0.30                   0.30        0.04       0.03       0.23       0.07
One year GAP ratio, at period end(6)      0.57                   0.57        1.02       0.64       0.84       0.78


   (1)  Includes the results of operation of Community Savings
     Bank for the period from January 1, 1995 until its merger with and into Three Rivers Bank on July 18, 1997.

(2) Common stockholders' equity divided by outstanding common shares at period end.

(3) Represents the difference between the average yield earned on interest earning assets, computed on a tax-equivalent basis, and the average rate paid on interest bearing liabilities.

(4) Represents net interest income, computed on a tax-equivalent basis, as a percentage of average total interest earning assets.

(5)  See Note 8 of the Notes to the Combined Financial
     Statements set forth elsewhere herein.

(6) Represents rate sensitive assets (interest earning assets which will mature or reprice within one year) divided by rate sensitive liabilities (interest bearing liabilities which will mature or reprice within one year).

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Three Rivers Bancorp has only recently been formed and therefore, it has no results of operations. As a result, this discussion relates to the financial condition and results of operations of Three Rivers Bank and its subsidiaries (excluding Standard Mortgage Corporation of Georgia, the stock of which will be distributed to USBANCORP prior to the Distribution) on a combined basis.

     The following discussion and analysis of financial condition and results of operations of Three Rivers Bank should be read in conjunction with the combined financial statements of Three Rivers Bank, including the related notes thereto, included elsewhere herein.



        The following table summarizes some of Three Rivers
Bank's key performance indicators for the three years ended
December 31, 1999, 1998 and 1997.


                                               Year Ended
                                              December 31,      _____
                                      1999         1998         1997
                                      (In thousands, except ratios)
Income from continuing
  operations                         $9,970      $11,007      $10,120
Return on average equity              17.92%       18.58%       20.13%
Return on average assets               0.97         1.16%        1.14%



RESULTS OF OPERATIONS

   PERFORMANCE OVERVIEW FOR YEARS ENDED DECEMBER 31, 1999 AND 1998 . . .Three Rivers Bank's income from continuing operations ("net income") for the year ending December 31, 1999 totaled $10.0 million. The 1999 results are $1.04 million or 9.4% lower than the $11.0 million reported for 1998. Three Rivers Bank's return on equity (ROE) averaged 17.92% for year ending December 31, 1999 which represented a decrease from the 18.58% ROE reported in 1998. The Bank's return on assets dropped by 19 basis points to 0.97% for year 1999.

        Reduced non-interest income and higher non-interest expenses negatively impacted both net income and ROE in 1999. Specifically, non-interest income decreased by $1.3 million or 18.3%, while non-interest expense increased by $707,000 or 3.5%. The Bank's ROE was favorably impacted by a reduced balance of total equity. The Bank's equity base on average for the year declined by $6.4 million due to a drop in other comprehensive income caused by a decrease in the Bank's available for sale securities portfolio.

   PERFORMANCE OVERVIEW FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997... Three Rivers Bank's net income for 1998 was
$11.0 million compared to net income of $10.1 million for 1997. When 1998 is compared to 1997, the Bank's net income increased by $887,000 or 8.8%. The Bank's return on equity averaged 18.58% for 1998 compared to 20.13% for 1997.

     An increase in Three Rivers Bank's net interest margin and a higher level of non-interest income more than offset an increased amount of non-interest expense resulting in an earnings increase in 1998. Specifically, total non-interest income increased by $1.6 million or 31.0% while net interest income also increased by $400,000 or 1.4% from the prior year. This net $2.0 million increase in total revenue more than offset higher non-interest expense and an increase in the provision for loan losses. Total non-interest expense was $722,000 or 3.7% higher in 1998 while the provision for loan losses increased by $187,000.

NET INTEREST INCOME AND MARGIN ... Three Rivers Bank's net interest income represents the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. Net interest income is a primary source of the Bank's earnings; it is affected by interest rate fluctuations as well as changes in the amount and mix of earning assets and interest bearing liabilities. It is the Bank's philosophy to strive to optimize net interest margin performance in varying interest rate environments.

        The following table summarizes Three Rivers' net interest income performance for each of the past three years:


                                                   Year Ended
                                                   December 31,
                                      1999          1998          1997
                             (In thousands, except per share data and ratios)
Interest Income                     $70,816       $67,926       $65,103
Interest expense                     41,082       $38,455       $36,032
Net interest income                  29,734       $29,471       $29,071
Tax-equivalent adjust-
  ment                                  936           782           731
Net tax-equivalent
  interest income                    30,670       $30,253       $29,802
Net interest margin                    3.07%         3.31%         3.50%


   1999 NET INTEREST PERFORMANCE OVERVIEW . . .Three Rivers Bank's net interest income on a tax-equivalent basis increased by $417,000 or 1.4% due to a higher level of earning assets. Total average earning assets were $85.1 million higher in the year ending December 31, 1999 due to a $84.8 million or 19.2% increase in investment securities. The higher amount of investment securities was funded primarily by a $58.4 million increase in FHLB advances and $12.0 million in deposits acquired in a branch acquisition completed in February 1999.

       The income benefit from this growth in earning assets was partially offset by a 24 basis point decline in the net interest margin to 3.07%. The drop in the net interest margin reflects a 34 basis point decline in the earning asset yield which more than offset the benefit of a 15 basis point reduction in the cost of funds.

     The overall growth in the earning asset base was one strategy used by the Bank to leverage its capital. The maximum amount of leveraging the Bank can perform is controlled by internal policy requirements to maintain a minimum asset leverage ratio of no less than 6.0% (see further discussion under Capital Resources) and to limit net interest income variability to +/- 7.5% and net income variability to +/- 15% over a twelve month period. (See further discussion under Interest Rate Sensitivity).

   COMPONENT CHANGES IN NET INTEREST INCOME:  1999 VERSUS
1998 ... Regarding the separate components of net interest income, Three Rivers Bank's total tax-equivalent interest income for the year ending December 31, 1999, increased by $3.0 million
or 4.4% when compared to   1998.  This increase was due to the
previously mentioned $85 million or 9.4% increase in total average earning assets which caused interest income to rise by $6.1 million. This positive factor was offset by a 34 basis point drop in the earning asset yield to 7.21% that caused a $2.3 million reduction in interest income. Within the earning asset base, the yield on the total loan portfolio declined by 35 basis points to 8.10% due to the downward repricing of floating rate assets and the reinvestment of cash received on higher yielding prepaying assets into loans with lower interest rates. The yield on total investment securities decreased by 22 basis points to 6.34% due to accelerated mortgage prepayments and the reinvestment of this cash into lower yielding securities. These heightened prepayments reflect increased customer refinancing activity due to drops in intermediate- and long-term interest rates on the treasury yield curve particularly in the fourth quarter of 1998 and first quarter of 1999. This refinancing activity slowed significantly beginning in the second quarter of 1999 when the treasury yield curve began steepening again.

        Three Rivers Bank's total interest expense for the year ending December 31, 1999, increased by $2.6 million or 6.8% when compared to the full year 1998. This higher interest expense was due primarily to a $83 million increase in average interest bearing liabilities. The growth in interest bearing liabilities included a $14 million increase in interest bearing deposits due largely to the deposits acquired with the February 1999 branch acquisition, net of certificate of deposit run-off and the sale of one small branch office. The remainder of the interest bearing liability increase occurred in FHLB advances which increased by $58 million and were used to help fund the previously mentioned earning asset growth. Short-term borrowings and FHLB advances had an average cost of 5.43% for the year ending December 31, 1999 which was 20 basis points lower than their cost in the prior year but 144 basis points greater than the average cost of deposits which amounted to 3.99%. The Bank was able to reduce its cost of deposits by 21 basis points due primarily to lower costs for certificates of deposit. Overall, the Bank's total cost of funds dropped by 15 basis points to 4.65% as the pricing declines for both deposits and borrowings were partially offset by a greater use of borrowings to fund the earning asset base.

        Three Rivers Bank recognizes that interest rate risk does exist from this use of borrowed funds to leverage the balance sheet. To neutralize a portion of this risk, Three Rivers Bank has executed a total of $110 million of off-balance sheet hedging transactions which help fix the variable funding costs associated with the use of short-term borrowings to fund earning assets. (See further discussion under Note 18 to the consolidated financial statements set forth elsewhere herein.) The Bank also has asset liability policy parameters which limit the maximum amount of borrowings to 40% of total assets. Overall, the Company expects to experience net interest margin pressure in 2000 due to the anticipated increases in interest rates and the lengthening of the durations of the securities portfolio which will further slow cash flows.

1998 NET INTEREST PERFORMANCE OVERVIEW ... Net interest income of Three Rivers Bank on a tax-equivalent basis increased by $451,000 or 1.5%, due to a $61 million or 7.2% increase in average earning assets in 1998 compared to 1997. This increase in average earning assets more than offset the negative impact of a 19 basis point decline in the net interest margin to 3.31%. The drop in the net interest margin reflects a 20 basis point decline in the earning asset yield due primarily to accelerated mortgage prepayments in both the securities and loan portfolios resulting from the flat treasury yield curve and the reinvestment of these cash flows in lower yielding assets. The cost of funds remained relatively constant and only increased by one basis point.

     Total average earning assets were $61 million higher in 1998 due primarily to a $43 million or 10.9% increase in investment securities and a $17 million or 3.7% increase in average loans outstanding. Three Rivers Bank was able to achieve 37% loan growth in commercial loans, and moderate loan growth in direct consumer loans and residential mortgage and home equity loans, resulting in 0.34% net loan growth in 1998. The higher level of investment securities resulted from more active buying of securities in the second half of 1998 due to expected declines in interest rates and to position the balance sheet for the inflow of deposits from a branch acquisition that occurred in February 1999.

COMPONENT CHANGES IN NET INTEREST INCOME: 1998 VERSUS 1997 ... Regarding the separate components of net interest income, Three Rivers Bank's total interest income for 1998 increased by $2.8
million or 4.3% when compared to 1997.   This increase was due
primarily to a $61 million or 7.2% increase in total average earning assets which caused interest income to rise by $4.1 million. This positive factor was partially offset by a 20 basis point drop in the earning asset yield to 7.55% that caused a $1.3 million reduction in interest income. Within the earning asset base, the yield on total investment securities decreased by 31 basis points to 6.56%, as accelerated mortgage prepayment speeds caused increased amortization expense on mortgage-backed securities which had been purchased at a premium. The yield on the total loan portfolio declined by three basis points to 8.45% due to the downward repricing of floating rate assets and the reinvestment of cash received on higher yielding prepaying assets into loans with lower interest rates. These heightened prepayments reflect increased customer refinancing activity due to drops in intermediate- and long-term interest rates on the treasury yield curve in 1998. Note that the decline in the loan portfolio yield was not as significant as the drop in the investment securities portfolio yield, due partially to the collection of prepayment penalties on certain commercial mortgage loan pay-offs and a favorable shift in the loan portfolio mix away from lower yielding indirect auto loans.

     Continued improvement in the loan-to-deposit ratio contributed to the earning asset growth. Three Rivers Bank's loan-to-deposit ratio averaged 85.31% in 1998 compared to an average of 83.36% for 1997. This loan growth resulted primarily from the Bank's ability to originate middle market commercial loans in a market place dominated by a few large commercial lenders. The other contributing factor to the loan growth was a stable economic environment.

     Three Rivers Bank's total interest expense for 1998 increased by $2.4 million or 6.7% when compared to 1997. This higher interest expense was due primarily to a $48.4 million increase in average interest bearing liabilities. The growth in interest bearing liabilities came primarily from $10.2 million in short-term and $36.5 million in Federal Home Loan Bank borrowings. For 1998, the Bank's total level of short-term borrowed funds and FHLB advances averaged $326.7 million or 34.6% of total assets compared to an average of $280.0 million or 31.7% of total assets for 1997. These borrowed funds had an average cost of 5.63% in 1998 which was 143 basis points greater than the average cost of interest bearing deposits of 4.20%.
The greater dependence on borrowings to fund earning assets was the primary factor responsible for the one basis point increase in the total cost of interest bearing liabilities to 4.80% in 1998. This increase in the total cost of funds occurred despite a six basis point drop in the cost of interest bearing deposits to 4.20%, as management was able to reprice all major deposit categories downward in 1998.

AVERAGE BALANCE SHEETS

     The table that follows provides an analysis of net interest income on a tax-equivalent basis setting forth (i) average assets, liabilities and stockholders' equity, (ii) interest income earned on interest earning assets and interest expense paid on interest bearing liabilities, (iii) average yields earned on interest earning assets and average rates paid on interest bearing liabilities, (iv) Three Rivers' interest rate spread (the difference between the average yield earned on interest earning assets and the average rate paid on interest bearing liabilities), and (v) Three Rivers' net interest margin (net interest income as a percentage of average total interest earning assets). For purposes of this table, loan balances include non-accrual loans and interest income on loans includes loan fees or amortization of such fees which have been deferred, as well as interest recorded on non-accrual loans as cash is received. Additionally, a tax rate of approximately 34% is used to compute tax equivalent yields.


                                                                       Year Ended December 31,
                                                 1999                             1998                           1997
                                               Interest                         Interest                      Interest
                                   Average     Income/   Yield/          Average    Income/   Yield/     Average    Income/   Yield/
                                    Balance    Expense    Rate           Balance    Expense    Rate      Balance    Expense    Rate
                                                                          (In thousands, except percentages)
Interest earning assets:
  Loans, net of unearned income    $464,317   $38,341     8.10%         $464,015    $39,688     8.45%  $447,295   $38,452     8.48%
  Deposits with banks                   882        24     2.72               815          8     0.92          -         -        -
Federal funds sold and
    Securities purchased
    under agreements to resell            -         -        -                23          1     5.49        218        11     5.12
  Investment securities and
    investment securities
    available for sale:
    Available for sale              386,677    24,418     6.31           283,785     18,510     6.52    211,322    14,590     6.90
    Held to maturity                139,990     8,969     6.41           158,117     10,501     6.64    187,086    12,781     6.83
  Total investment securities       526,667    33,387     6.34           441,902     29,011     6.56    398,408    27,371     6.87

Total interest earning asset/
  interest income                   991,866    71,752     7.21           906,755     68,708     7.55    845,921    65,834     7.75
Non-interest earning assets:
  Cash and due from banks            17,003                               14,523                         15,883
  Premises and equipment              5,092                                4,532                          4,825
  Other assets                       23,614                               25,425                         23,868
    Allowance for loan losses        (5,810)                              (6,069)                        (6,040)
TOTAL ASSETS                      1,031,765                              945,166                        884,457

Interest bearing liabilities:
  Interest bearing deposits:
    Interest bearing demand          43,769       426     0.97            43,019        418     0.97     42,645       413     0.97
    Savings                          66,505     1,210     1.82            65,399      1,042     1.59     66,633     1,218     1.83
    Money Market Accts               57,235     1,693     2.96            50,963      1,449     2.84     48,173     1,284     2.67
    Other time                      316,227    15,953     5.04           310,109     16,805     5.42    309,220    16,986     5.49
    Total interest
      bearing deposits              483,736    19,282     3.99           469,490     19,714     4.20    466,671    19,901     4.26
  Borrowings:
    Federal funds purchased,
      securities sold under
      agreements to repurchase
      and other short-term
      borrowings                     61,734     3,237     5.17            50,475      2,772     5.49     40,285     2,253     5.59
    Advances from Federal
      Home Loan Bank                334,707    18,284     5.46           276,261     15,633     5.66    239,748    13,447     5.61
    Long-term debt                    2,699       279    10.48             3,359        336    10.00      4,507       431     9.56
Total interest bearing
  liabilities/interest expense      882,876    41,082     4.65           799,585     38,455     4.80    751,211    36,032     4.79
Non-interest bearing liabilities:
  Demand Deposits                    83,442                               77,561                         73,660
  Other liabilities                   9,822                                8,790                          9,307
Stockholders' equity                 55,625                               59,230                         50,279
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY            1,031,765                              945,166                        884,457

Interest rate spread                                      2.56                                  2.74                          2.96
Net interest income/net
  interest margin                              30,670     3.07                       30,253     3.31               29,802     3.50
Tax-equivalent adjustment                        (936)                                 (782)                         (731)
Net interest income                            29,734                                29,471                        29,071



   The average balance and yield on taxable securities was $466.5 million and 6.35%, $399.4 million and 6.55%, and $356.1 million and 6.87%, for 1999, 1998, and 1997, respectively. The average balance and tax-equivalent yield on tax-exempt securities was $60.1 million and 6.25%, $42.5 million and 6.69%, and $42.3 million and 6.86%, for 1999, 1998, and 1997, respectively.

     Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The table below sets forth an analysis of volume and rate changes in net interest income on a tax-equivalent basis. For purposes of this table, changes in interest income and interest expense are allocated to volume and rate categories based upon the respective percentage changes in average balances and average rates. Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.


                                     1999 vs. 1998                    1998 vs. 1997
                                   Increase(decrease)                Increase(decrease)
                                   due to change in:                 due to change in:
                                Average     Average             Average   Average
                                 Volume       Rate     Total     Volume     Rate      Total
                                                      (In thousands)
Interest earned on:
Loans, net of unearned income   $    19    $(1,214)  $(1,195)   $1,283    $  (121)  $1,162
Deposits with banks                   1         15        16         8          -        8
Federal funds sold and
  securities purchased under
  agreements to resell               (1)         -        (1)      (11)         1      (10)
Investment securities             6,067     (1,061)    5,006     2,835     (1,172)   1,663

Total interest income             6,086     (2,260)    3,826     4,115     (1,292)   2,823

Interest paid on:
Interest bearing demand
  deposits                            8          -         8         5          0        5
Savings Deposits                     18        150       168       (22)      (154)    (176)
Money market                        182         62       244        79         86      165
Other time deposits                 334     (1,186)     (852)       53       (234)    (181)
Federal funds purchased,
  securities sold under
  agreements to repurchase,
  and other short-term
  borrowings                        520        (55)      465       558        (39)     519
Advances from Federal Home
  Loan Bank                       3,183       (532)    2,651     2,065        121    2,186
Long-term debt                      (75)        18       (57)     (116)        21      (95)

Total interest expense            4,170     (1,543)    2,627     2,622       (199)   2,423

Change in net interest income    $1,916       (717)   $1,199    $1,493    $(1,093)  $  400


     LOAN QUALITY

        Three Rivers Bank's written lending policies require underwriting, loan documentation, and credit analysis standards to be met prior to funding any loan. After the loan has been approved and funded, continued periodic credit review is required. Credit reviews are mandatory for all commercial loans and for all commercial mortgages in excess of $500,000 within an 18-month period. In addition, due to the secured nature of residential mortgages and the smaller balances of individual installment loans, sampling techniques are used on a continuing basis for credit reviews in these loan areas. The following table sets forth information concerning Three Rivers Bank's loan delinquency and other non-performing assets. At all dates presented, Three Rivers Bank had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.


                                                         At December 31,
                                                  1999         1998       1997
                                                (In thousands, except percentages)
Total loan delinquency (past
  due 30 to 89 days)                             $4,011      $5,473     $7,909
Total non-accrual loans                           2,056       2,553      2,871
Total non-performing assets(1)                    9,076       3,116      4,508
Loan delinquency as a percentage
  of total loans and loans held
  for sale, net of unearned income                 0.84%       1.17%      1.69%
Non-accrual loans as a
  percentage of total
  loans and loans held
  for sale, net of
  unearned income                                  0.43%      0.55%       0.62%
Non-performing assets as a
  percentage of total loans and
  loans held for sale, net of
  unearned income, and other
  real estate owned                                1.87%      0.66%       0.96%


(1) Non-performing assets are comprised of (i) loans that are on a non-accrual basis, (ii) loans that are contractually past due 90 days or more as to interest and principal payments of which some are insured for credit loss, and
      (iii) other real estate owned. All loans, except for loans that are insured for credit loss, are placed on non-accrual status immediately upon becoming 90 days past due in either principal or interest.

        Between December 31, 1998 and December 31, 1999, total loan delinquency declined by $1.5 million causing the delinquency ratio to drop to 0.84%. Total non-performing assets increased by $6.0 million since year-end 1998 causing the non-performing assets to total loans ratio to increase to 1.87%.
The increase in non-performing assets and non-accrual loans is due to one $6.5 million commercial mortgage loan on a construction project for which a $500,000 write-off occurred prior to such loan being reclassified as other real estate owned in December 1999.

        Between December 31, 1997 and December 31, 1998, each of the key asset quality indicators demonstrated improvement.
Total loan delinquency declined by $2.4 million causing the delinquency ratio to drop to 1.17%. Total non-performing assets decreased by $1.4 million since year-end 1997 causing the non-performing assets to total loans ratio to drop to 0.66%. The overall improvement in asset quality resulted from enhanced collection efforts on residential mortgage loans and continued low levels of non-performing commercial loans. These favorable asset quality trends coupled with recoveries on loans previously charged-off of $224,000 were considered by management in determining the amount of Three Rivers Bank's 1998 loan loss provision.

   ALLOWANCE AND PROVISION FOR LOAN LOSSES ... As described in more detail in the accounting policy footnote of the consolidated financial statements set forth elsewhere in this Information Statement, Three Rivers Bank uses a comprehensive methodology and procedural discipline to maintain an allowance for loan losses to absorb inherent losses in the loan portfolio. The allowance can be summarized into three elements: 1) reserves established on specifically identified problem loans, 2) formula driven general reserves established for loan categories based upon historical loss experience and other qualitative factors which include delinquency and non-performing loan trends, concentrations of credit, trends in loan volume, experience and depth of management, examination and audit results, effects of any changes in lending policies, and trends in policy exceptions, and 3) a general unallocated reserve which provides conservative positioning in the event of variance from our assessment of the previously listed qualitative factors, provides protection against credit risks resulting from other inherent risk factors contained in the Bank's loan portfolio, and recognizes the model and estimation risk associated with the
specific and formula driven allowances.   Note that the
qualitative factors used in the formula driven general reserves are evaluated quarterly (and revised if necessary) by Three Rivers' management to establish allocations which accommodate each of the listed risk factors. The following table sets forth changes in the allowance for loan losses and certain ratios for the periods ended:

[/R]

                                                                        Year Ended
                                                                        December 31,
                                              1999              1998          1997          1996          1995
                                                     (In thousands, except ratios and percentages)
Balance at beginning of period:             $ 6,104       $    6,006    $    6,025    $    6,834    $    7,290
Reduction due to disposition
  of business line                                -                -             -             -          (342)
  Charge-offs:
    Commercial                                1,236               86            81           801           298
    Real estate-mortgage                        269              183           174           156           135
    Consumer                                    123              157           183           142           207
    Total charge-offs                         1,628              426           438         1,099           640
  Recoveries:
    Commercial                                  201               73           175           123           123
    Real estate-mortgage                         17              110            62             9            14
    Consumer                                     27               41            69            68           104
    Total recoveries                            245              224           306           200           241
Net charge-offs                               1,383              202           132           899           399
Provision for loan losses                       300              300           113            90           285
Balance at end of period                      5,021            6,104         6,006         6,025         6,834
                                          ==========      ==========    ==========    ==========    ==========
Loans and loans held for
  sale, net of unearned
  income:
Average for the year                        464,317          464,015       447,295       385,912       395,018
  At period end                             479,762          468,194       466,615       431,928       367,940
As a percent of average loans
  and loans held for sale:
  Net charge-offs                              0.30%            0.04%         0.03%         0.23%         0.10%
  Provision for loan losses                    0.06             0.06          0.03          0.02          0.07
  Allowance for loan losses                    1.08             1.32          1.36          1.56          1.73
Allowance as a percent of
  each of the following:
  Total loans and loans held
    for sale, net of
    unearned income                            1.05             1.30          1.29          1.39          1.86
  Total delinquent loans
  (past due 30 to 89 days)                   125.18           111.53         75.94         61.24         87.81
  Total non-accrual loans                    244.21           239.09        209.20        168.34        149.61
  Total non-performing assets                 55.32           195.89        133.23        119.24        121.75
Allowance as a multiple of
  net charge-offs                              3.63x           30.22x        45.50x         6.70x        17.33x
Total classified assets                     $15,715          $17,555       $12,698       $11,113       $14,366

[/R]

        Three Rivers Bank recorded provisions for loan losses of $300,000 in 1999, $300,000 in 1998, and $113,000 in 1997. When
expressed as a percentage of average loans, the provision has increased from 0.02% to 0.06% over this three-year period. The Bank's net charge-offs amounted to $1.4 million or 0.30% of average loans in 1999, $202,000 or 0.04% of average loans in 1998, and $132,000 or 0.03% of average loans in 1997.

        The higher loan loss provision in 1998 was due to continued growth of commercial and commercial real-estate loans. During 1998, commercial and commercial real-estate loans grew by $10.3 million or 4.9% while the growth rate for this higher risk loan category was $30 million or 16.5% in 1997. An increased level of classified loans resulting from this loan growth also supported the higher provision level. The bank maintained a $300,000 loan loss provision in 1999 despite the higher net charge-offs due to the overall strength of the loan loss reserve.

        Since December 31, 1998, the balance in the allowance for loan losses has decreased by $1.1 million due to the net charge-offs exceeding the loan loss provision. Three Rivers Bank's allowance for loan losses at December 31, 1999 was 55.0% of non-performing assets and 244.0% of non-accrual loans. The reduction in this coverage ratio since year end 1998 is due primarily to an increased level of non-performing assets. As mentioned earlier, the increase in non-performing assets is due entirely to a $6.0 million commercial mortgage loan for which a $500,000 charge-down was recorded before the loan was transferred into other real estate owned in December 1999. The allowance for loan losses of Three Rivers Bank was 196.0% of non-performing assets and 239.0% of non-accrual loans at December 31, 1998. Both of these coverage ratios were comparable with the prior year. During 1998 and 1999, there were no changes in the estimation methods or assumptions that affected the Bank's methodology for assessing the appropriateness of the allowance for loan losses. The Bank does not weight the unallocated general allowance among segments of the loan portfolio.

     Three Rivers Bank management is unable to determine in what loan category future charge-offs and recoveries may occur.

        The following tables set forth the allocation of the allowance for loan losses among various categories at December 31, 1999, 1998, and 1997. This allocation is determined by using the consistent procedural discipline that was previously discussed. The entire allowance for loan losses is available to absorb future loan losses in any loan category.


                                                                       At December 31,
                                 1999                1998                 1997                   1996               1995
                                     Percent              Percent              Percent               Percent            Percent
                                     of Total             of Total             of Total              of Total           of Total
                           Amount      Loans     Amount     Loans   Amount       Loans     Amount      Loans   Amount     Loans
                                                          (In thousands, except percentages)
Commercial                 $   914     9.56%     $  279     11.44%  $  247       8.36%     $  378      7.49%   $  664     8.37%
Commercial loans secured
  by real estate             1,285    43.16       1,339     35.69    1,465       36.73      1,526     34.32     1,024    20.49
Real estate-mortgage           519    40.41         213     45.51      216       48.22        286     50.12       193    63.36
Consumer                       185     6.89         211      7.36      176        6.69        170      8.07       188     7.78
Allocation to general
  risk                       2,118                4,062              3,902                  3,665               4,765

Total                       $5,021   100.00%     $6,104    100.00%  $6,006      100.00%    $6,025    100.00%  $6,834    100.00%


        Real estate-mortgage loans comprise 40.0% of Three Rivers Bank's total loan portfolio and $519,000 or 10.3% of the total allowance for loan losses is allocated against this loan category at December 31, 1999. The real estate-mortgage loan allocation is based primarily upon the Bank's five-year historical average of actual loan charge-offs experienced in that category. The higher allocations for commercial loans and commercial loans secured by real estate reflect the increased credit risk associated with this type of lending. The combined increase in allocated reserves to these two portfolio types at December 31, 1999 versus December 31, 1998 is driven by the continued growth of these portfolios and higher charge-offs experienced in fiscal 1999 versus 1998. At December 31, 1999, the combined commercial and commercial real-estate loan balances grew by 15% over the December 31, 1998 balances. The fiscal year over year net charge-offs also increased by $1.0 million for the combined commercial and commercial real-estate portfolio. Other factors considered by the Bank that led to increased allocations to the commercial and commercial real-estate portfolios are the potential adverse effects of the rising interest rate environment experienced in the latter half of fiscal year 1999, the continued increase in concentration risk in single borrowers and the overall growth in the average size associated with these credits.

        In addition to the specific and formula-driven reserve calculations, the Bank has consistently established a general unallocated reserve to provide for risk inherent in the loan portfolio as a whole. Management believes that its judgment with respect to the establishment of the general unallocated reserve has been validated by experience and prudently reflects the model and estimation risk associated with the specific and formula driven allowances. The Bank determines the unallocated reserve based on a variety of factors, some of which also are components of the formula-driven methodology. These include, without limitation, the previously mentioned qualitative factors along with general economic data, management's assessment of the direction of interest rates, and credit concentrations. In conjunction with the establishment of the general unallocated reserve, the Bank also looks at the total allowance for loan losses in relation to the size of the total loan portfolio, the level of non-performing assets, and its coverage of these items as compared to peer comparable banking companies.

        Based on the Bank's loan loss reserves methodology and the related assessment of the inherent risk factors contained within the Bank's loan portfolio, management believes that the allowance for loan losses was adequate, but not excessive, for each of the fiscal years presented in the table above.

   NON-INTEREST INCOME: 1999 AND 1998 . . . Non-interest income for the year ending December 31, 1999, totaled $5.7 million which represented a $1.3 million or 18.3% decrease when compared to the same 1998 period. This decrease was primarily due to the following items:

        - a $1.0 million decrease in gains realized on investment security sales because a steeper yield curve has limited investment portfolio repositioning opportunities.

        - a $270,000 decrease in gains realized on loans held for sale as a sharp drop in mortgage refinancing activity has reduced both the volume and spread on loan sales into the secondary market in 1999.

        - a $44,000 or 4.8% increase in trust fees to $971,000 for the year ending December 31, 1999. This trust fee growth reflects increased assets under management due to the profitable expansion of trust relationships.

   NON-INTEREST INCOME: 1998 and 1997 ... Non-interest income for 1998 totaled $6.9 million which represented a $1.6 million or 31% increase when compared to 1997. This increase was primarily due to the following items:

     - An $84,000 or 10.0% increase in trust fees to $927,000 in 1998.

     - A $1.2 million increase in gains realized on investment security sales caused by the Bank's decision to sell mortgage backed securities which were experiencing rapid prepayments in 1998. These security sales were part of an asset liability management strategy to extend the duration of the portfolio while maintaining yield.

     - A $507,000 or 59.1% increase in other income due in part to additional income resulting from ATM surcharging, other processing fees, and revenue generated from annuity and mutual fund sales in the Bank's financial service subsidiary.

     - A $270,000 or 27.7% decrease in wholesale cash processing fees due to a loss of a significant wholesale cash processing customer.

     Non-interest income as a percentage of total revenue increased from 15.10% in 1997 to 15.97% in 1998. This diversification of the revenue stream will continue to be a key strategic focal point for Three Rivers Bank in the future.

   NON-INTEREST EXPENSE: 1999 AND 1998 . . . Non-interest expense for the year ending December 31, 1999 totaled $21.0 million which represented a $707,000 or 3.5% increase when compared to 1998 . This increase was primarily due to the following items:

        - A $246,000 or 2.7% increase in salaries and employee benefits due to modest merit pay increases and increased medical insurance premiums.

        - A $163,000 increase in goodwill and core deposit amortization expense due to the amortization expense associated with the core deposit premium resulting from the February 1999 branch acquisition and a full year of amortization associated with the May 1998 acquisition of two National City Bank branches.

        - A $186,000 increase in equipment expense as a result of increased depreciation on equipment purchased in early 1999, some of which was associated with new branches and greater small equipment purchases.

        - An $92,000 increase in miscellaneous taxes and insurance due to higher shares tax expense.

   NON-INTEREST EXPENSE: 1998 and 1997. . . Non-interest expense for 1998 totaled $20.3 million which represented a $722,000 or 3.7% increase when compared to 1997. This increase was primarily due to the following items:

     - A $129,000 or 1.4% increase in salaries and employee benefits due to merit pay increases, higher commission and incentive payments, and increased pension expense.

     - A $107,000 or 9.1% increase in professional fees due to increased legal, investment advisory and other inter-company support fees.

     - A $355,000 increase in other expense due to higher outside processing fees, increased advertising expense, and costs associated with Year 2000 compliance.

   YEAR 2000 ... During 1999 and 1998, Three Rivers Bank actively worked on the Year 2000 computer issue to ensure that both its information technology and non-information technology systems and applications were Y2K compliant. The Bank completed the inventory, assessment, remediation, testing, and implementation phases of its Year 2000 program. Mission critical systems which had maintenance applied since their original Y2K test were retested. The organization practiced "clean management" of all mission critical and critical systems.

        The Y2K process required that Three Rivers Bank work with vendors, third-party service providers, and customers to determine the extent to which the Bank was vulnerable to these parties' failure to remediate their own Year 2000 issue. The Bank's business resumption plan was expanded to address the potential problems of Y2K such as a loss of power, telecommunications, or the failure of a mission critical vendor. An outside consulting firm was retained to create a company wide business resumption plan. The firm used its considerable experience with business resumption planning and the existing company contingency plans to create a business resumption plan which supported our continued operation in the face of external or internal Y2K caused disruptions. No such disruptions occurred.

        The Bank is not aware of any event that has occurred with respect to the Y2K issue that has caused or is likely to cause a material adverse effect on the business, financial condition or results of operations of Three Rivers Bank or any credit customers of the Bank. The Bank did not suffer any system failures or miscalculations causing disruptions of operations in connection with the occurrence of Y2K and the Bank is not aware of any such system failures or miscalculations causing material disruptions of the operations of any of its customers.

        The Bank did not incur any liquidity problems in connection with the occurrence of Y2K. Outflow of deposits during the weeks prior to January 1, 2000, was only slightly above normal. From an asset/liability standpoint, during 1999 the Bank emphasized deposit products that encouraged extension of shorter term maturities to products maturing after December 31, 1999 in order to limit liquidity risk. Additionally, during the fourth quarter of 1999, the Bank had maintained higher levels of non-earning cash balances and had used higher cost alternative funding sources, such as brokered certificates of deposit to ensure liquidity reserves were in place.

     Three Rivers Bank used both internal and external resources to complete its comprehensive Y2K compliance program. Three Rivers Bank currently estimates that the total cost to achieve Y2K compliance was approximately $400,000. Approximately 66% of this total cost represents incremental expenses to Three Rivers Bank while approximately 34% represents the internal cost of redeploying existing information technology resources to the Y2K issue. Three Rivers Bank does not believe that these expenditures had, or will have, a material impact on its results of operation, liquidity, or capital resources.

   NET OVERHEAD BURDEN ... Three Rivers Bank's efficiency ratio (non-interest expense divided by total revenue) averaged 57.9% in 1999 compared to 54.6% in 1998 and 55.8% in 1997. Factors contributing to the higher efficiency ratio in 1999 included the compression experienced in the net interest margin and an increased level of non-interest expenses which included Year 2000 costs. The amortization of intangible assets also created a $377,000 non-cash charge that negatively impacted the efficiency ratio. That charge was $163,000 greater than 1998.

        Factors contributing to the better efficiency ratio in 1998 included the increased net interest margin dollars and increased non-interest income. Total assets per employee improved 8.6% from $3.3 million for 1997 to $3.6 million for 1998. Income from continuing operations per employee averaged $42,400 in 1998 compared to $38,300 in 1997.

   INCOME TAX EXPENSE ... Three Rivers Bank's provision for income taxes for 1999 was $4.1 million reflecting an effective tax rate of 29.1%. Three Rivers Bank's provision for income taxes for the year 1998 was $4.8 million reflecting an effective tax rate of 30.2%. The Bank's 1997 income tax provision was $4.5 million reflecting an effective tax rate of 30.9%.

        The lower effective tax rate in 1999 was due to a reduced level of pre-tax income combined with increased total tax-free asset holdings in 1999. The tax-free asset holdings consist primarily of municipal investment securities, bank owned life insurance, and commercial loan tax anticipation notes. The higher tax expense in 1998 was due to greater pre-tax income, as the effective tax rate was relatively consistent between years.


        Subsequent to December 31, 1999, the Internal Revenue Service completed its examination of USBANCORP's 1995-1997 tax returns. Consequently, Three Rivers Bank anticipates reversing its $200,000 valuation allowance and reducing its income tax expense and accrued income taxes by approximately $500,000 during the first quarter of 2000.

   BALANCE SHEET ... Three Rivers Bank's total consolidated assets (excluding net assets of discontinued mortgage banking operations) were $1.076 billion at December 31, 1999, compared with $996.0 million at December 31, 1998, which represents an increase of $80.0 million or 8.0%. During the year ended December 31, 1999, total loans and loans held for sale increased by 2.86%. Total investment securities increased by $44.6 million as increased borrowings were used to purchase securities. Intangible assets increased by $1.1 million due to the core deposit intangible resulting from a February 1999 branch acquisition.

     Total deposits increased by $12.2 million or 2.2% since December 31, 1998, due primarily to the use of $20 million of brokered deposits that were used for Y2K contingency funding. The Bank's total borrowed funds position increased by $84.0 million in order to fund the earning asset growth. Total equity declined by $15.7 million due to a decline in accumulated other comprehensive income as a result of a decrease in the market value of the available for sale securities portfolio.[/R]

     Three Rivers Bank's total consolidated assets (excluding net assets of discontinued mortgage banking operations) were $985.6 million at December 31, 1998, compared with $947.7 million at December 31, 1997, which represents an increase of 4% or $37.9 million. During 1998, total loans and loans held for sale increased by approximately $1.6 million or less than 1%. Heightened mortgage loan refinancing activity and competition led to an $11.9 million or 5.3% decrease in mortgage loans. Consumer loans continued to decline due to net run-off experienced in the indirect auto loan portfolio, as Three Rivers Bank has exited this low profit line of business. The more profitable commercial loan portfolio saw growth of approximately
$14.6 million or 37% between December 31, 1997 and 1998.   Total
investment securities increased by $31 million because the Bank more aggressively purchased securities in the second half of 1998. These purchases were made due to expected continuation of strong cashflow from prepaying mortgage-backed securities and to position the balance sheet for the net in-flow of approximately $12 million in cash from a branch acquisition which was completed in February 1999.

     Total deposits increased by $35 million or 6.6% since
December 31, 1997, due largely to the acquisition of $27 million of deposits in 1998 with the purchase of two National City Bank branch offices located in Allegheny County.

INTEREST RATE SENSITIVITY ... Asset/liability management involves managing the risks associated with changing interest rates and the resulting impact on Three Rivers Bank's net interest income, net income and capital. The overall interest rate risk position and strategies are reviewed by senior management and Three Rivers Bank's Board of Directors on an ongoing basis. The management and measurement of interest rate risk at Three Rivers is performed by using the following tools:

     - Simulation modeling which analyzes the impact of interest rate changes on net interest income, net income and capital levels over specific future time periods. The simulation modeling forecasts earnings under a variety of scenarios that incorporate changes in the absolute level of interest rates, the shape of the yield curve, prepayments and changes in the volumes and rates of various loan and deposit categories. The simulation modeling also incorporates all off balance sheet hedging activity as well as assumptions about reinvestment and the repricing characteristics of certain assets and liabilities without stated contractual maturities.

     - Static "GAP" analysis which analyzes the extent to which interest rate sensitive assets and interest rate sensitive liabilities are matched at specific points in time. For static GAP analysis, Three Rivers Bank typically defines interest rate sensitive assets and liabilities as those that reprice within six months or one year.

     -  Market value of portfolio equity sensitivity analysis.

     The overall interest rate risk position and strategies are reviewed by senior management and the Bank's Board of Directors on an ongoing basis. The following tables present a summary of Three Rivers Bank's static GAP position.



                                               GAP positions at December 31, 1999:
                                                    Over       Over
                                                  3 Months   6 Months
                                       3 Months    Through    Through     Over
Interest Sensitivity Period             or Less   6 Months    1 Year     1 Year    Total
                                           (In thousands, except ratios and percentages)

Rate sensitive assets:
Loans                                 $119,668   $ 42,863   $ 38,523   $278,708  $  479,762
Investment securities and assets
  held in trust for collateralized
  mortgage obligation                   91,908     16,396     35,494    378,466     522,264
Other assets                                 -          -     12,411          -      12,411
  Total rate sensitive assets          211,576     59,259     86,428    657,174   1,014,437
Rate sensitive liabilities:
Deposits:
  Non-interest bearing deposits              -          -          -     84,643      84,643
  NOW and Super NOW                          -          -          -     41,590      41,590
  Money market                          52,688          -          -          -      52,688
  Other savings                              -          -          -     63,830      63,830
  Certificates of deposit of
    $100,000 or more                    45,791      2,991          -        124      48,906
  Other time deposits                   49,557     44,976      96,355    90,150     281,038
    Total deposits                     148,036     47,967      96,355   280,337     572,695
Borrowings                             291,482        289      80,578    66,045     438,394
  Total rate sensitive liabilities     439,518     48,256     176,933   346,382   1,011,089
Off-balance sheet hedges              (110,000)    40,000      30,000    40,000           -
Interest sensitivity GAP:
  Interval                            (117,942)   (28,997)   (120,505)  270,792           -
  Cumulative                          (117,942)  (146,939)   (267,444)    3,348       3,348
Period GAP ratio                          0.64       0.67        0.42      1.70           -
Cumulative GAP ratio                      0.64       0.65        0.57      1.00           -
Ratio of cumulative GAP to total
  assets                                -10.96%    -13.65%     -24.85%     0.31%          -


        When December 31, 1999, is compared to December 31, 1998, both Three Rivers Bank's six month and one year cumulative GAP ratios became more negative due primarily to reduced asset sensitivity resulting from slowing prepayment speeds on mortgage-backed securities. An increase in Three Rivers Bank's short-term FHLB borrowings also contributed to increased rate sensitive liabilities.

        A portion of the Bank's funding base is low cost core deposit accounts which do not have a specific maturity date.
The accounts that comprise these low cost core deposits include passbook savings accounts, money market accounts, NOW accounts, and daily interest savings accounts. At December 31, 1999, the balance in these accounts totaled $243.0 million or 22.6% of total assets. Within the above static GAP table, approximately $53.0 million or 22.0% of these core deposits are assumed to be rate sensitive liabilities which reprice in one year or less; this assumption is based upon historical experience in varying interest rate environments and is reviewed annually for reasonableness. Three Rivers Bank recognizes that the pricing of these accounts is somewhat inelastic when compared to normal rate movements.

     There are some inherent limitations in using static GAP analysis to measure and manage interest rate risk. For instance, certain assets and liabilities may have similar maturities or periods to repricing but the magnitude or degree of the repricing may vary significantly with changes in market interest rates. As a result of these GAP limitations, management places primary emphasis on simulation modeling to manage and measure interest rate risk. Three Rivers Bank's asset liability management policy seeks to limit net interest income variability over a twelve month period to +/- 7.5% and net income variability to +/- 15.0% based upon varied economic rate forecasts which include interest rate movements of up to 200 basis points and alterations of the shape of the yield curve. Additionally, Three Rivers Bank in 1998 began using market value sensitivity measures to further evaluate the balance sheet exposure to changes in interest rates. Market value of portfolio equity sensitivity analysis captures the dynamic aspects of long-term interest rate risk across all time periods by incorporating the net present value of expected cash flows from Three Rivers Bank's assets and liabilities. Three Rivers Bank monitors the trends in market value of portfolio equity sensitivity analysis on a quarterly basis.

        The following table presents an analysis of the sensitivity inherent in Three Rivers Bank's net interest income, net income and market value of portfolio equity. The interest rate scenarios in the table compare Three Rivers Bank's base forecast or most likely rate scenario at December 31, 1999, to scenarios which reflect ramped increases and decreases in interest rates of 200 basis points along with performance in a stagnant rate scenario with interest rates held flat at the December 31, 1999, levels. Three Rivers Bank's most likely rate scenario is based upon published economic consensus estimates. Each rate scenario contains unique prepayment and repricing assumptions which are applied to Three Rivers Bank's expected balance sheet composition which was developed under the most likely interest rate scenario.


                   Variability Of                           Change In
Interest Rate       Net Interest     Variability Of       Market Value Of
   Scenario            Income           Net Income       Portfolio Equity

Base                       0%              0%                   0%
Flat                    0.66            1.53                (15.2)
200 bp increase         (3.6)           (8.5)               (52.2)
200 bp decrease         1.02             2.6                 43.8


        As indicated in the table, the maximum negative variability of Three Rivers Bank's net interest income and net income over the next twelve month period was (3.6%) and a (8.5%) respectively, under an upward rate shock forecast reflecting a 200 basis point increase in interest rates. The variability of market value of portfolio equity was (52.2%) under this interest rate scenario. The off-balance sheet borrowed funds hedges also helped reduce the variability of forecasted net interest income, net income and market value of portfolio equity in a rising interest rate environment. Finally, this sensitivity analysis is limited by the fact that it does not include any balance sheet repositioning actions Three Rivers Bank may take should severe movements in interest rates occur such as lengthening or shortening the duration of the securities portfolio or entering into additional off-balance sheet hedging transactions. These actions would likely reduce the variability of each of the factors identified in the above table in the more extreme interest rate shock forecasts.

        Within the investment portfolio at December 31, 1999, 100.0% of the portfolio is currently classified as available for sale. This compares to a portfolio composition breakdown of 68.6% available for sale and 31.4% held to maturity at December 31, 1998. The available for sale classification provides management with greater flexibility to manage the securities portfolio to better achieve overall balance sheet rate sensitivity goals and provide liquidity to fund loan growth if needed. The mark to market of the available for sale securities does inject more volatility in the book value of equity but has no impact on regulatory capital. Furthermore, it is Three Rivers Bank's intent to continue to diversify its loan portfolio to increase liquidity and rate sensitivity and to better manage Three Rivers Bank's long-term interest rate risk by continuing to sell newly originated fixed-rate mortgage loans.

LIQUIDITY

        Financial institutions must maintain liquidity to meet day-to-day requirements of depositor and borrower customers, take advantage of market opportunities, and provide a cushion against unforeseen needs. Liquidity needs can be met by either reducing assets or increasing liabilities. Sources of asset liquidity are provided by short-term investment securities, time deposits with banks, federal funds sold, banker's acceptances, and commercial paper. For Three Rivers Bank, these assets totaled $53.0 million at December 31, 1999, compared to $154.0 million and $84.0 million at December 31, 1998 and December 31, 1997, respectively. Maturing and repaying loans, as well as the monthly cash flow associated with mortgage-backed securities are other significant sources of asset liquidity for Three Rivers Bank.

        Liability liquidity can be met by attracting deposits with competitive rates, using repurchase agreements, buying federal funds, or utilizing the facilities of the Federal Reserve or the Federal Home Loan Bank systems. Three Rivers' utilizes a variety of these methods of liability liquidity. At December 31, 1999, Three Rivers had approximately $85.0 million of unused lines of credit available under informal arrangements with correspondent banks compared to $125 million at December 31, 1998. These lines of credit enable Three Rivers Bank to purchase funds for short-term needs at current market rates. Additionally, Three Rivers Bank is a member of the Federal Home Loan Bank which provides intermediate to longer term advances to its members for up to approximately 80% of their investment in assets secured by one- to four-family residential real estate. This would suggest a remaining current total available Federal Home Loan Bank aggregate borrowing capacity at December 31, 1999 of approximately $72.0 million.

     Liquidity can be further analyzed by utilizing the Consolidated Statement of Cash Flows. Cash equivalents increased by $5.6 million from December 31, 1998 to December 31, 1999, due primarily to an increase of $60.7 million of net cash provided by financing activities, as offset by an increase of $56.3 million in net cash used by investing activities. Within investing activities, purchases of investment securities exceeded cash proceeds from investment security maturities and sales by $73.4 million. Cash advanced for new loan fundings totaled $197.7 million and was approximately $13.0 million greater than the cash received from loan principal payments. Advances from the Federal Home Loan Bank provided $100.0 million of cash.[/R]

     Cash equivalents increased by $1.8 million between December 31, 1998 and December 31, 1997. Within investing activities, purchases of investment securities exceeded the cash proceeds from investment security maturities and sales by approximately $30 million. Cash advanced for new loan fundings totaled $154 million and was approximately $2.6 million greater than the cash received from loan principal payments. Within financing activities, cash generated from the sale of new certificates of deposit exceeded the cash payments for maturing certificates of deposit by $38 million.

   CAPITAL RESOURCES ... As presented in Note 19 to the consolidated financial statements set forth elsewhere herein, each of Three Rivers Bank's regulatory capital ratios decreased between December 31, 1998 and December 31, 1999, due to a reduction in tangible equity resulting from the $1.4 million core deposit premium associated with the 1999 branch acquisition. Each of Three Rivers Bank's regulatory capital ratios increased between December 31, 1997 and December 31, 1998. This was primarily due to a capital infusion of $7,000,000. The Bank targets an operating range of 6.0% to 6.50% for the asset leverage ratio because management and the Board of Directors believes that this level provides an optimal balance between regulatory capital requirements and shareholder value needs. Strategies that the Bank could use to manage its capital include common dividend payments and earning asset growth. Within one year after the Distribution, Three Rivers Bancorp intends to raise some form of common equity capital in order to satisfy one of the conditions of the favorable IRS private letter ruling which granted tax-free treatment of the Distribution to both USBANCORP and its shareholders. See "The Distribution -- Certain U.S. Federal Income Tax Consequences of the Distribution."

     The Bank exceeds all regulatory capital ratios for each of the periods presented. Furthermore, the Bank is considered "well capitalized" under all applicable FDIC regulations. It is the Bank's ongoing intent to continue to prudently leverage the capital base in an effort to increase return on equity performance while maintaining necessary capital requirements.
It is, however, the Bank's intent to maintain the FDIC "well capitalized" classification to ensure the lowest deposit insurance premium and to maintain an asset leverage ratio of no less than 6.0%.

BUSINESS

General

     Three Rivers Bancorp is a company organized under the Pennsylvania Business Corporation Law of 1988 that has received approval under the Bank Holding Company Act of 1956 (the "BHCA") to become a holding company upon acquiring all of the outstanding capital stock of Three Rivers Bank contemporaneously with the Distribution.

Three Rivers Bank

     Three Rivers Bank is a state bank chartered under the Pennsylvania Banking Code of 1965, as amended. Through 24 locations in Allegheny, Washington and Westmoreland Counties, Pennsylvania, Three Rivers Bank conducts a general retail banking business consisting of granting commercial, consumer, construction, mortgage and student loans, and offering checking, interest bearing demand, savings and time deposit services. It also operates 23 ATMs that are affiliated with MAC, a regional ATM network, and Plus System, a national ATM network.

     Three Rivers Bank also offers wholesale banking services to other banks, merchants, governmental units, and other large commercial accounts. Such services include balancing services, lock box accounts, and providing coin and currency. Additionally, TRB Financial Services Corporation, a wholly owned subsidiary of Three Rivers Bank was formed on August 5, 1997. TRB Financial Services Corporation engages in the sale of annuities and mutual funds.

     Three Rivers Bank also has a wholly owned mortgage banking subsidiary - Standard Mortgage Corporation of Georgia. Standard Mortgage Corporation, based in Atlanta, Georgia, is a mortgage banking company that originates, sells, and services residential mortgage loans. All of the outstanding capital stock of Standard Mortgage will be internally distributed by Three Rivers to USBANCORP prior to the Distribution, so that Standard Mortgage will become a direct subsidiary of USBANCORP. Therefore, upon completion of the Distribution, Standard Mortgage will no longer be affiliated with Three Rivers Bank. See "The Distribution -- Spin-Off of Standard Mortgage Corporation to USBANCORP."

     Three Rivers Bank's deposit base is such that loss of one depositor or a related group of depositors would not have a materially adverse effect on its business. In addition, the loan portfolio is also diversified so that one industry or group of related industries does not comprise a material portion of the loan portfolio. Three Rivers Bank's business is not seasonal nor does it have any risks attendant to foreign sources. As a state chartered, federally-insured bank and trust company which is not a member of the Federal Reserve System, Three Rivers Bank is subject to supervision and regular examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Various federal and state laws and regulations govern many aspects of its banking operations.

Monetary Policies

     Commercial banks are affected by policies of various regulatory authorities including the Federal Reserve System. An important function of the Federal Reserve System is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Board of Governors are: open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements on bank deposits. These means are used in varying combinations to influence overall growth of bank loans, investments, and deposits, and may also affect interest rate charges on loans or interest paid for deposits. The monetary policies of the Board of Governors have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Competition

     Three Rivers Bank and its subsidiary entities face strong competition from other commercial banks, savings banks, savings and loan associations, and several other financial or investment service institutions for business in the communities they serve. Several of these institutions are affiliated with major banking and financial institutions, such as Mellon Bank Corporation and PNC Financial Corporation, which are substantially larger and have greater financial resources than the subsidiary entities. As the financial services industry continues to consolidate, the scope of potential competition affecting the subsidiary entities will also increase. For most of the services that the subsidiary entities perform, there is also competition from credit unions and issuers of commercial paper and money market funds. Such institutions, as well as brokerage houses, consumer finance companies, insurance companies, and pension trusts, are important competitors for various types of financial services. In addition, personal and corporate trust investment counseling services are offered by insurance companies, other firms, and individuals.

New Legislation

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (the "GLB Act"). The GLB Act makes significant changes in U.S. banking law, principally by overturning the 1933 Glass-Steagall Act. Under the GLB Act, banks and other financial companies, such as securities firms and insurance companies, will be able to combine and be commonly owned. The GLB Act also permits bank holding companies and banks to engage in a broader range of financially related activities than was available to them before. The GLB Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature.

     The GLB Act also contains a number of provisions that will affect the operations of all financial institutions. One of the new provisions relates to the financial privacy of consumers, authorizing the federal banking regulators to adopt rules that would limit the ability of banks and other financial entities to disclose non-public information about consumers to entities that are not affiliates. These limitations will likely require more disclosure to consumers, and in some circumstances will require consent by the consumer before information is allowed to be provided to a third party. We do not expect that any of the regulatory provisions of the GLB Act will materially affect our operations or significantly increase our costs.

Market Area

        The Pittsburgh, Pennsylvania area enjoys a strong and growing economy. Recent unemployment data for the six-county area in and around Pittsburgh (the "Pittsburgh Metro Area") improved to 4.2%, down approximately 0.4% from the same period in 1998. Similar to national statistics, the Pittsburgh Metro Area continues to run brisk as a result of consumer spending, strong employment, greater hours worked, and little or no inflationary pressures. Recent economic trend reports show a highly confident Pittsburgh consumer spending freely on new automobiles, large one-time items, and general goods, pushing retail sales to record levels. Local businesses and manufacturers are working hard to keep up with demand.

     Economic expectations remain favorable for the Pittsburgh Metro Area. While higher interest rates are beginning to slow the housing industry in the region, the tone of the economy remains strong but slowing. The recent Federal Reserve Board increase in rates is beginning to take hold; most economists suggest additional increases during the first quarter of 2000. Economic expansion is expected to slow to a more reasonable rate between 2% and 3% over the Year 2000. As long as unemployment and inflation remain at record low levels, the Pittsburgh Metro Area is expected to fare quite well.

Employees

        Three Rivers Bank had approximately 291 full- and part-time employees as of December 31, 1999.

Commitments and Lines of Credit

        Three Rivers Bank is obligated under commercial, standby, and trade-related irrevocable letters of credit aggregating $7.6 million at December 31, 1999. In addition, the Bank has issued lines of credit to customers generally for periods of up to one year. Borrowings under such lines of credit are for the working capital needs of the borrower. At December 31, 1999, the Bank had unused loan commitments of approximately $101 million.

Investment Portfolio

        Investment securities held to maturity are carried at amortized cost while investment securities classified as available for sale are reported at fair value. At December 31, 1999, all of the portfolio was categorized as available for sale and none as held to maturity.

The following table sets forth the book and market value of Three Rivers Bank's investment portfolio as of the periods indicated:


Investment Securities Available for Sale
                                                       At December 31,
                                           1999           1998         1997
                                                     (In thousands)
Book Value:
  U.S. Treasury                         $  5,033        $      -     $     -
  U.S. Agency                             17,838          16,025       1,020
  State and municipal                     60,480           2,326       4,476
  Mortgage-backed
    securities                           431,008         290,703     254,907
  Other securities                        34,561          17,169      16,844
Total book value of
  investment securities
  available for sale                     548,920         326,223     277,247
Total market value of
  investment securities
  available for sale                     522,264         327,669     279,461


        During the second half of 1999, the Bank, in preparation for liquidity needs for Year 2000, sold $2.5 million of mortgage backed securities that had been purchased during the period from 1993 through 1995 and classified as held to maturity. The Bank believed the sales were allowable under the provision of SFAS No. 115 which permits the sale of held to maturity mortgage backed securities after a substantial portion (85%) of the principal had been collected through prepayments. The Bank, however, misinterpreted this provision and computed the 85% paydown factor against the principal outstanding at issuance as opposed to using the principal outstanding at the point the Bank purchased the securities in the secondary market. As a result of this interpretation error, the Bank tainted its held to maturity portfolio and transferred all securities classified as held to maturity to available for sale. The time period for the taint will be two years. At the time of the transfer, these securities had an amortized cost of $131.9 million and a market value of $128.2 million. Prior to the transfer, approximately 60% of the Bank's investment securities were already classified as available for sale. With the entire portfolio now being classified as available for sale, the Bank will have greater flexibility to manage the securities portfolio to better achieve overall balance sheet rate sensitivity goals and provide liquidity to fund loan growth if needed. The mark to market of the available for sale portfolio does inject more volatility in the book value of equity but has no impact on regulatory capital.


Investment Securities Held to Maturity
                                                      At December 31,
                                            1999          1998       1997
                                                       (In thousands)
Book Value:
  U.S. Treasury                            $   -         $  5,089    $  4,008
  U.S. Agency                                  -                -           -
  State and municipal                          -           51,718      36,569
  Mortgage-backed
    securities                                 -           93,181     126,762
  Other securities                             -                -           -
Total book value of
  investment securities
  held to maturity                             -          149,988     167,339
Total market value of
  investment securities
  held to maturity                             -          151,398     168,926


        Three Rivers Bank and its subsidiaries, collectively, did not hold securities of any single issuer, excluding U.S. Treasury and U.S. Agencies, that exceeded 10% of shareholders' equity at December 31, 1999. Maintaining investment quality is a primary objective of Three Rivers Bank's investment policy which, subject to certain minor exceptions, prohibits the purchase of any investment security below a Moody's Investor Service or Standard & Poor's rating of "A." At December 31, 1999 and 1998, 98.1% and 98.2% of the portfolio respectively, was rated "AAA." Less than 1.0% was rated below "A" or unrated at December 31, 1999.

Loan Portfolio

        The principal lending activity of the Bank is the origination of commercial loans secured by real estate, commercial business loans, mortgage loans and, to a lesser extent, consumer loans. The vast majority of the Bank's loans are originated in its primary market area.

        Commercial Loans. This category includes credit extensions to commercial and industrial borrowers. These credits are typically secured by business assets, including accounts receivable, inventory and equipment. Advance rates on accounts are limited to 80% of eligible receivables and 50% of raw materials and finished goods inventory. Overall balance sheet strength and profitability are considered when analyzing these credits, with special attention given to current and historical cash flow coverage. Policy permits flexibility in determining acceptable coverage ratios, but they seldom fall below 1.1 to 1. Personal guarantees are frequently required; however, as the strength of the borrower increases our ability to obtain personal guarantees decreases. In addition to economic risk, this category is subject to risk of weak borrower management and industry risk, all of which are considered at underwriting.

        Commercial Real Estate Loans. The primary focus of the Bank's commercial lending operations is on the origination of commercial loans secured by real estate. This category includes various types of loans, including acquisition and construction of investment property, owner-occupied and operating property. Maximum term, minimum cash flow coverage, leasing requirements, maximum amortization and maximum loan to value ratios are controlled by credit policy and follow industry guidelines and norms and regulatory limitations. Personal guarantees are always required during the construction phase on construction credits and are frequently obtained on mid to smaller commercial real estate loans.

        Loans secured by commercial properties generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans.

        Residential Real Estate Loans. This category includes mortgages that are secured by residential property. Underwriting of loans within this category is pursuant to Freddie Mac underwriting guidelines, with the exception of CRA loans, which have more liberal standards. The major risk in this category is that a significant downward economic trend would increase unemployment and cause payment defaults.

        Consumer Loans. This category includes consumer installment loans and revolving credit plans. Underwriting standards identify undesirable loans, repayment terms and debt coverage ratios. Loans with debt to income coverage of 45% or less are considered satisfactory. Loans between 46% and 50% require special approval, and loans over 50% are exceptions to policy. The major risk in this are major risk in this category is significant economic downturn.

        Consumer loans generally have shorter terms to maturity, which reduces Three Rivers Bank's exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

        Loan Solicitation and Processing. Loan originations are derived from a number of sources such as loan officers, customers, borrowers and referrals from real estate brokers, accountants, attorneys and regional advisory boards.

     The following table sets forth Three Rivers Bank's loans by major category as of the dates set forth below:


                                                                 At December 31,
                                               1999         1998      1997      1996      1995
                                                                  (In thousands)
Commercial                                    $ 45,861     $53,563   $39,003   $32,352   $30,788
Commercial loans
  secured by real estate                       207,067     167,091   171,377   148,231    75,396
Real estate- mortgage(1)                       193,850     213,067   225,008   216,483   233,113
Consumer                                        33,042      34,565    31,396    35,162    29,342

Gross loans                                    479,820    $468,286  $466,784  $432,228  $368,639
Less:  unearned income                             (58)        (92)     (169)     (300)     (699)

Loans, net of unearned
  income                                       479,762     468,194   466,615   431,928   367,940


   (1)  At December 31, 1999, 1998 and 1997, real
     estate-construction loans constituted 2.4%, 4.2% and 2.1% of Three Rivers' total loans, net of unearned income, respectively.

        The amount of loans outstanding by category as of December 31, 1999, which are due in (i) one year or less,
(ii) more than one year through five years, and (iii) over five years, are shown in the following table. Loan balances are also categorized according to their sensitivity to changes in interest rates.


                                                    More Than
                                                    One Year
                                      One Year       Through        Over         Total
                                      or Less      Five Years    Five Years      Loans
                                                 (In thousands, except ratios)
Commercial                             $20,617      $  8,145      $ 17,099     $ 45,861
Commercial loans secured by real
  estate                                30,662        45,824       130,581      207,067
Real estate-mortgage                    14,671        35,260       143,919      193,850
Consumer                                14,837        13,520         4,627       32,984
Total                                   80,787       102,749       296,226      479,762
Loans with fixed-rate                   20,759        69,143       197,403      287,305
Loans with floating-rate                60,028        33,606        98,823      192,457
Total                                   80,787       102,749       296,226      479,762
Percent composition of
  maturity                                16.8%         21.4%         61.7%       100.0%
Fixed-rate loans as a
  percentage of total
  loans                                    4.3%         14.4%         41.1%        59.9%
Floating-rate loans as a
  percentage of total loans               12.5%          7.0%         20.6%        40.1%


        The loan maturity information is based upon original loan terms and is not adjusted for principal paydowns and "rollovers." In the ordinary course of business, loans maturing within one year may be renewed, in whole or in part, as to principal amount at interest rates prevailing at the date of renewal. At December 31, 1999, 59.9% of total loans were fixed-rate, which was comparable with the prior year. The stability in the fixed-rate percentage between years reflects continued customer preference for fixed-rate loans. Also, a good portion of the commercial real estate loan growth has occurred in the five year fixed-rate area. For additional information regarding interest rate sensitivity, see "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations - Interest Rate Sensitivity."

Deposits

     The following table sets forth the average balance of Three
Rivers Bank's deposits and the average rates paid thereon:[/R]


                                                 For the Year ended December 31,
                                          1999                    1998               1997
                                    Amount    Rate          Amount    Rate     Amount    Rate
                                                               (In thousands, except rates)
Demand - non-
  interest
  bearing                          $ 83,442      -         $ 77,561      - %   $ 73,660    - %
Demand -
  interest
  bearing                            43,769    0.97%         43,019    0.97%     42,645  0.97%
Savings                              66,505    1.82%         65,399    1.59      66,633  1.83.
Money markets                        57,235    2.96%         50,963    2.84      48,173  2.67
Other time                          316,227    5.04%        310,109    5.42     309,220  5.49
Total deposits                     $567,178    3.99%       $547,051    4.20%   $540,331  4.26%
                                    ========   ====        ========    ====    ========  ====


        The following table indicates the maturities and amounts of certificates of deposit issued in denominations of $100,000 or more as of December 31, 1999


                                                   Maturing in:
                                                  (In thousands)
Three months or less                                 $45,792
Over three through six months                          2,991
Over six through twelve months                            -
Over twelve months                                       123
Total                                                $48,906
                                                     =======


Properties

     The principal office of Three Rivers Bancorp is located at 2681 Mosside Boulevard in Monroeville, Pennsylvania. As of the Distribution Date, Three Rivers Bancorp will own 13 locations, with an additional 12 locations leased with terms expiring from November 30, 1999 to November 30, 2009.

Legal Proceedings

     Three Rivers is subject to a number of asserted and unasserted potential legal claims encountered in the normal course of business. In the opinion of both management and legal counsel, there is no present basis to conclude that the resolution of these claims will have a material adverse effect on Three Rivers' consolidated financial position or results of operations.

                MANAGEMENT OF THREE RIVERS BANCORP

Directors

     Three Rivers Bancorp's Articles of Incorporation provide that the number of directors may not be less than five nor more than twenty-five, provided that the number of directors may be altered from time to time, by resolution adopted by the Three Rivers Bancorp's Board of Directors.

     The Board of Directors will be divided into three classes, each to serve respectively until the annual meetings of shareholders in 2001, 2002 and 2003, and until their successors shall be elected and shall qualify. Thereafter, their successors shall be elected for three year terms and until their successors shall be elected and shall qualify.

     The following sets forth certain information concerning the individuals who have agreed to serve as directors of Three
Rivers Bancorp following the Distribution.

                                                       DIRECTOR
NAME(1)                                           AGE  SINCE(2)

Class I Directors to Serve Until 2001

Clifford A. Barton                                71   1966
  Retired; Former Chairman, President and
  Chief Executive Officer of USBANCORP;
  Member of Board of Directors of Crown
  American Realty Trust

Terry K. Dunkle                                   58   1988
  Chairman, President and Chief Executive
  Officer of USBANCORP until the Distribution
  Date and of Three Rivers Bancorp

J. Terrence Farrell                               52   1983
  Attorney-at-Law

Marylouise Fennell, Ed.D.                         60   1994
  Higher Education Consultant

Jack Sevy                                         69   1984
  Retired; Former Owner and Operator,
  New Stanton West Auto/Truck Plaza

Class II Directors to Serve Until 2002

Jerome M. Adams                                   68   1973
  Senior Partner,
  Adams, Myers and Baczkowski,
  Attorneys-at-Law

I. N. Rendall Harper, Jr.                         61   1999
  President and CEO
  American Micrographics Company, Inc.

Richard W. Kappel                                 68   1967
  Retired CEO, Secretary and Treasurer
  of Wm. J. Kappel Wholesale Co.

W. Harrison Vail                                  59   1991
  President and Chief Executive Officer
  of Three Rivers Bank

Charles R. Zappala                                51   2000
  Chairman Russell, Rea, Zappala & Gomulka,
  Holding Company

Class III Directors to Serve Until 2003

Michael F. Butler                                 64   1993
  Business Consultant and Attorney-at-Law

James R. Ferry                                    61   1991
  President of Ferry Electric Company,
  Electrical Contractor

Steven J. Guy                                     40   1999
  CFO and Vice President of Finance
  Oxford Development Company

Stephen I. Richman                                66   1991
  Senior Partner,
  Richman & Smith
  Law Firm

Edward W. Seifert                                 61   1967
  Attorney-at-Law, Partner,
  Reed, Smith, Shaw & McClay

________________

(1) Except for positions with Three Rivers Bancorp, all directors and nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years.

(2) Reflects the earlier of the first year as a director of USBANCORP, U.S. Bank, Three Rivers Bank or predecessor institutions Community Bancorp, Inc. or Johnstown
     Savings Bank.

Board Compensation and Benefits

     Employee Directors will not receive additional compensation for serving on the Board of Directors of Three Rivers Bancorp. Non-employee Directors of Three Rivers Bancorp will receive an annual retainer of $6,000, payable in Three Rivers Bancorp Common Stock. Three Rivers Bancorp will also pay the premiums on directors' and officers' liability and business travel accident insurance policies covering the Directors. In addition, non-employee directors will receive cash compensation of $550 per meeting for attendance at Three Rivers Bancorp Board of Directors meetings. A fee of $400 per meeting will be paid for attendance at each meeting of any committee of such Board.

Committees of the Board

     It is anticipated that Three Rivers Bancorp will establish
Audit, Compensation and Nominating Committees of the Board. It is also anticipated that all members of such committees will be non-employee Directors.

        Audit Committee.  The Audit Committee will:
(i) recommend to the Board the selection, retention or termination of Three Rivers Bancorp's independent auditors;
(ii) approve the level of non-audit services provided by the independent auditors; (iii) review the scope and results of the work of Three Rivers' internal audit service providers;
(iv) review the scope and approve the estimated cost of the annual audit; (v) review the annual financial statements and the results of the audit with management and the independent auditors; (vi) review with management and the independent auditors the adequacy of Three Rivers' system of internal accounting controls; (vii) review with management and the independent auditors the significant recommendations made by the auditors with respect to changes in accounting procedures and internal accounting controls; and (viii) report to the Board on the results of its review and make such recommendations as it may deem appropriate. The Audit Committee consists of directors Butler (Chairman), Fennell, Guy, Kappel, Adams and Sevy.

        Compensation Committee. The Compensation Committee will review and approve the compensation of the senior executives of Three Rivers. This committee will also administer Three Rivers Bancorp's Long-Term Incentive Plan and its Stock Option Plan. See "New Stock-Based and Incentive Plans of Three Rivers." The Compensation Committee will consist of Directors Barton (Chairman), Fennell, Harper and Zappala.

        Nominating Committee.  The Nominating Committee will:
(i) identify suitable candidates for Board membership and in such capacity will consider nominees recommended by shareholders; (ii) propose to the Board a slate of directors for election by the shareholders at each annual meeting; and
(iii) propose candidates to fill vacancies on the Board based on qualifications it determines to be appropriate. The Board of Directors has not yet elected the members of the Nominating Committee.

Executive Officers

        The following persons are expected to serve as executive officers of Three Rivers as of the Distribution Date:

Name                             Title

Terry K. Dunkle                  Chairman and Chief
                                 Executive Officer

W. Harrison Vail                 Vice Chairman of the Board,
                                 President and COO

Harry G. King                    Senior Vice President,
                                 Support Services

Vincent Locher                   Senior Vice President and
                                 Chief Commercial Loan Officer

Gary McKeown                     Senior Vice President
                                 and Chief Credit Officer

Anthony M. V. Eramo              Vice President and Chief
                                 Financial Officer

Stock Ownership of Executive Officers and Directors

        The following table sets forth information concerning Three Rivers Bancorp Common Stock that is expected to be beneficially owned by each of Three Rivers Bancorp's directors, by each of Three Rivers Bancorp's executive officers and by all directors and executive officers as a group. The projections are based upon the number of shares of USBANCORP Common Stock held by the individuals and the group at March 24, 2000. Except for Mr. Barton, who will own 1.4% of the Three Rivers Bancorp Common Stock issued and outstanding on the Distribution Date, none of the following persons will hold in excess of 1% of such stock. The directors and officers as a group will hold 2.8% of the Three Rivers Bancorp Common Stock issued and outstanding on the Distribution Date.

                                                Projected Number
Beneficial Owner(1)(2)                            of Shares(3)

Clifford A. Barton...........................        95,476
Terry K. Dunkle..............................        25,986
Richard W. Kappel............................        16,006
Michael F. Butler............................        15,243
W. Harrison Vail.............................        10,379
Jerome M. Adams..............................         8,934
Jack Sevy....................................         3,701
Edward W. Seifert............................         3,454
J. Terrence Farrell..........................           820
Stephen I. Richman...........................           729
Marylouise Fennell...........................             0
James R. Ferry...............................           450
Steven J. Guy................................             0
I.N. Rendall Harper, Jr. .....................            0
Charles R. Zappala...........................             0
Vincent Locher...............................         1,311
Harry G. King................................         1,282
All Directors and Executive Officers
  as a Group (19 persons)....................       185,868

_______________

   (1) Amounts are based on information furnished to the Securities and Exchange Commission or USBANCORP by the respective individuals, and on the books and records of USBANCORP. For the purposes of this Information Statement, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. For purposes of this Information Statement, a person is deemed to beneficially own shares of Three Rivers Bancorp Common Stock which may be received upon the exercise of outstanding stock options granted under USBANCORP's 1991 Stock Option Plan if the option is exercisable within 60 days. As of the Distribution Date, these options will be converted into options to acquire Three Rivers Bancorp Common Stock. See "USBANCORP Stock Option Conversion."

   (2) Except as noted below, each of the identified beneficial owners, including the officers and directors as a group, has sole investment and voting power as to all the shares shown as beneficially owned with the exception of those held by certain officers and directors jointly with their spouses or directly by their spouses or other relatives.

   (3) Includes shares of Three Rivers Bancorp Common Stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options as follows: 33,428, 22,170, 910, 1,200 and 68,582 held by Messrs. Dunkle, Vail, Locher, King and the group, respectively. Also includes 1,500 and 1,000 shares of Three Rivers Bancorp Common Stock subject to restriction held by Messrs. Dunkle and Vail, respectively, pursuant to restricted stock awards made in January 1998 that vest ratably over a three year period.



                    EXECUTIVE COMPENSATION
                  Summary Compensation Table



                         Annual Compensation                 Long-Term Compensation_______
                                                                Awards             Payouts

                                                                   Securities
Name and                                             Restricted    Underlying     All Other
Principal                                              Stock         Options    Compensation
Position(1)         Year   Salary($)    Bonus($)(2)    Awards(3)      (#)(4)    ($)(5)(6)(7)

Terry K. Dunkle     1999   340,042       58,837           --           --       27,050
Chairman of the     1998   330,060       65,649      109,477           --       26,159
Board and Chief     1997   294,833      113,107           --       30,000       29,809
Executive Officer

W. Harrison Vail    1999   181,500       27,951           --           --       14,647
Vice Chairman       1998   165,000       29,172       72,984           --       10,547
of the Board        1997   145,000       50,263           --       18,000        9,701
and President

Vincent Locher      1999    93,500       15,766           --           --       11,230
Senior Vice         1998    85,000        8,426           --           --        4,878
President and       1997    65,000       14,935           --        1,000        2,808
Chief Commercial
Loan Officer

Harry G. King       1999    94,050       14,919           --           --       10,366
Senior Vice         1998    90,000        8,021           --           --        6,225
President,          1997    79,125       17,189           --           --        5,624
Support Services



_______________

(1) Includes the cash and cash value of stock awards made to executive officers of USBANCORP and its subsidiaries under USBANCORP's Executive Annual Incentive Plan.

(2) Unless otherwise indicated, no executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of the officer's total compensation (salary and bonus).

(3) At the end of 1999, Messrs. Dunkle and Vail held 4,500 and 3,000 restricted shares of USBANCORP Common Stock worth $54,000 and $36,000, respectively. The restrictions on such shares lapse in three equal annual increments on the anniversaries of the award. Dividends are accrued and distributed when restrictions lapse on the corresponding shares. Amounts have been adjusted to reflect USBANCORP's July 1998 three-for-one stock split.

   (4)  Options were granted during 1997 under the 1991 Stock
     Option Plan to the Named Officers. The options granted in 1997 were cancelled effective November 23, 1999.

(5) Includes amounts awarded under the Profit Sharing Plan of USBANCORP and U.S. Bank. All full-time employees of USBANCORP and U.S. Bank are entitled to participate in the Profit Sharing Plan. A contribution during any plan year is based on both net income and capital as defined in the Plan.

   (6) Includes (a) the value of the premium paid by USBANCORP of $10,000 for a split dollar life insurance policy for Mr. Dunkle, (b) the premiums paid by USBANCORP and its subsidiaries for life insurance policies with cover-age limits above $50,000 to Messrs. Dunkle, Vail, Locher and King, and (c) country club dues for Messrs. Dunkle, Vail, Locher and King.

   (7) Includes amounts contributed under the 401(k) Plan of USBANCORP to Messrs. Vail, Locher and King. Under the USBANCORP sponsored 401(k) plan, employees of Three Rivers Bank are allowed to contribute up to 20% of their compensation to the plan with an employer match of $.50 on each $1.00 of employee contribution up to a maximum of 6% of an employee's compensation.

USBANCORP Option Grants in Last Fiscal Year

        No grants of stock options were made in 1999 by USBANCORP to the named executive officers.

              Aggregated USBANCORP Option Exercises
                       in Last Fiscal Year
                and Fiscal Year-End Option Values


                                                         Number of Securities           Value of Unexercised
                                                       Under lying Unexercised          In-the-Money Options
                                                      Options at Fiscal Year-End            at FY-End(3)
                      Shares ac-
                      quired on       Value
Name                  Exercise(#)(1)  Realized(2)  Exercisable(1)  Unexercisable  Exercisable(1)  Unexercisable

Terry K. Dunkle           6,302       $53,463        $66,856       $     0         $143,397       $     0
W. Harrison Vail          2,100        21,143         44,340             0          117,621             0
Vincent Locher              180           595          1,821             0                0             0
Harry G. King                 0             0          2,400             0            3,856             0



   (1) Reflects shares of USBANCORP Common Stock received or receivable upon the exercise of outstanding options.
     These options will be converted into options to acquire
     Three Rivers Bancorp Common Stock.  See USBANCORP
     Stock Option Conversion."

   (2) Represents the aggregate market value of the underlying shares of USBANCORP Common Stock at the date of exercise minus the aggregate exercise prices for options exercised.

   (3) "In the money options" are stock options with respect to which the market value of the underlying shares of USBANCORP Common Stock exceeded the exercise price at December 31, 1999. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of USBANCORP Common Stock on December 31, 1999. Fair market value was determined by reference to the average of the high and low sale prices of USBANCORP Common Stock as quoted on the Nasdaq Stock Market.

Pension Plan

     Three Rivers Bank maintains a qualified defined benefit retirement plan for its employees (the "TRB Pension Plan"). Remuneration for pension benefit purposes is base pay, excluding overtime, bonus or reimbursement of business expense. An employee's benefit under the TRB Pension Plan is determined on the basis of "Final Average Pay," which means the highest average annual base salary received by an employee for any five consecutive year period during the ten-year period ending on the date of his or her termination of employment.

        Three Rivers Bank expects to make a contribution of $865,000 in 2000 for the 1999 plan year.

     Estimated annual benefits payable upon retirement at age 65 after 15 years of service with respect to the specified remuneration are as follows:

                        PENSION TABLE

Five Calendar Year
          Average Salary                     Annual Benefit at
        Preceding Retirement              Normal Retirement Date

             $ 15,000                            $ 5,550
               25,000                              9,250
               40,000                             14,800
               60,000                             22,200
               90,000                             33,300
              100,000                             37,000
              120,000                             44,400
              140,000                             51,800
              150,000(1)                          55,500
_____________________________

(1) Effective for retirements on or after January 1, 1994, annual compensation for Plan purposes may not exceed $150,000 plus any increases applicable to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger "preserved benefits."

        The above benefits are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefit are available in actuarially equivalent amounts. Current remuneration covered by the TRB Pension Plan in 1999 for Messrs. Vail, Locher and King was $181,500, $93,500 and $94,050, respectively, subject to the $150,000 limitation. Under the TRB Pension Plan, Messrs. Vail, Locher and King had 15, 11 and 27 years of credited service, respectively, as of December 31, 1999.

        Mr. Dunkle is currently a participant in USBANCORP's Pension Plan, rather than the TRB Pension Plan. As of the Distribution Date, Mr. Dunkle will become a participant in the TRB Pension Plan. Current remuneration in 1999 which was covered by the USBANCORP Pension Plan for Mr. Dunkle was $340,042, subject to the $150,000 limitation. Under such plan, Mr. Dunkle had 12 years of credited service as of December 31, 1999.

Change In Control Agreements

        Three Rivers Bancorp intends to enter into Change in Control Agreements with Messrs. Dunkle, Vail and Locher under which Three Rivers Bancorp will agree to provide the executives with severance benefits upon the occurrence of certain enumerated events ("Triggering Events") following a change in control of Three Rivers Bancorp ("Change in Control") (as defined in the Agreements). The initial term of the Agreements is expected to be three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the Agreements, upon the occurrence of a Triggering Event following a Change in Control, Mr. Dunkle will be entitled to receive approximately 2.99 times his combined salary and bonus which will be determined (a) during the initial three year term of the Agreement by reference to his highest salary and bonus paid in the year in which he is terminated or in any one of the last five fiscal years preceding such termination, and (b) after the expiration of the initial term, by reference to the average of the executive's combined salary and bonus in the preceding five years. Under the Change in Control Agreement for Mr. Vail, Mr. Vail will be entitled to receive 1.5 times his annual combined base salary and bonus. Under the Change in Control Agreement for Mr. Locher, Mr. Locher will be entitled to receive an amount equal to an amount equal to his annual combined salary and bonus. The executives, in their discretion, may receive these payments in a lump sum or on a monthly installment basis. The Change in Control Agreements will also entitle the executives to continued participation in the employee benefits plans of Three Rivers Bancorp for a period of three years with respect to Mr. Dunkle, eighteen months with respect to Mr. Vail and one year with respect to Mr. Locher. In addition, the Agreements will provide that options held by the executives to acquire Three Rivers Bancorp Common Stock, to the extent not currently exercisable, will become immediately exercisable upon the occurrence of a Triggering Event following a Change in Control, and may be exercised by the executives at any time prior to the earlier of the expiration date of the options or 90 days after the executive's termination. The Agreements will also require Three Rivers Bancorp to make additional payments to the executives in the event that the severance payments described above result in the imposition of an excise tax, pursuant to Section 4999 of the Internal Revenue Code of 1986 on the payment of such amounts.

TRANSACTIONS WITH MANAGEMENT

        Certain directors, nominees and executive officers and/or their associates were customers of and had transactions with Three Rivers Bank or its subsidiaries during 1999. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. These loans represented in the aggregate less than 2.0% of the Bank's shareholders' equity as of December 31, 1999.

        Mr. Adams, a director of Three Rivers Bancorp and Three
Rivers Bank, is a partner in a law firm that rendered services to Three Rivers Bank during 1999 and will render such services in 2000.

NEW STOCK-BASED AND INCENTIVE PLANS OF THREE RIVERS BANCORP

Three Rivers Bancorp Long-Term Incentive Plan

     Generally. The Three Rivers Bancorp Long-Term Incentive Plan (the "Three Rivers LTIP") is expected to be approved prior to the Distribution Date by the Three Rivers Bancorp Board of Directors and by USBANCORP as the sole shareholder of Three Rivers Bancorp. The Three Rivers LTIP is expected to provide for the grant of various types of long-term incentive awards to key employees, consistent with the objectives and limitations of Three Rivers LTIP. These awards may include non-qualified options to purchase shares of Three Rivers Common Stock, incentive stock options, stock appreciation rights and restricted stock grants.

     Administration. The Three Rivers LTIP is expected to vest broad powers in the Compensation Committee (the "Compensation Committee") of Three Rivers Bancorp Board of Directors to administer and interpret the Three Rivers LTIP. The Compensation Committee's powers are expected to include authority, within the limitations set forth in the Three Rivers LTIP, to select the persons to be granted awards, to determine terms and conditions of awards, including but not limited to the type, size and term of awards, to determine the time when awards will be granted and any conditions for receiving awards, to establish objectives and conditions for earning awards, to determine whether such conditions have been met and whether payment of an award will be made at the end of an award period, or at the time of exercise, or deferred, to determine whether payment of an award should be reduced or eliminated, and to determine whether such awards should be intended to qualify, regardless of their amount, as deductible for U.S. Federal income tax purposes. The Three Rivers LTIP is also expected to generally vest broad powers in the Compensation Committee to amend and terminate the Three Rivers LTIP.

     Eligibility. Key employees of Three Rivers Bancorp and its divisions, subsidiaries and affiliates are expected to be eligible to be granted awards under the Three Rivers LTIP. The Compensation Committee may also grant awards to employees of a joint venture or other business in which Three Rivers Bancorp has a substantial investment, and may make awards to non-executive employees who are in a position to contribute to the success of Three Rivers Bancorp.

Three Rivers Executive Incentive Compensation Plan

     Generally. The Three Rivers' Executive Incentive Compensation Plan (the "Three Rivers Incentive Plan") is expected to be approved prior to the Distribution Date by the Three Rivers Bancorp Board of Directors and by USBANCORP as the sole shareholder of Three Rivers Bancorp. The Three Rivers Incentive Plan is expected to provide for officers of Three Rivers and its divisions and subsidiaries to be granted annual cash or stock incentive awards consistent with the objectives and limitations of the Three Rivers Incentive Plan.

     Administration. The Three Rivers Incentive Plan is expected to vest broad powers in the Compensation Committee to administer and interpret the Three Rivers Incentive Plan. The Compensation Committee's powers are expected to include authority, within the limitations set forth in the Three Rivers Incentive Plan, to select the persons to be granted awards, to determine the time when awards will be granted, to determine and certify whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated. The Three Rivers Incentive Plan is also expected to generally vest broad powers in the Compensation Committee to amend and terminate the Three Rivers Incentive Plan.

     Eligibility.  At the discretion of the Compensation
Committee, executive officers of Three Rivers are expected to be granted, and other officers of Three Rivers, its divisions and subsidiaries may be granted, annual incentive awards under the Three Rivers Incentive Plan.

Successor Plans

     On or prior to the Distribution Date, the Company intends to adopt a stock option plan with terms substantially similar to the USBANCORP 1991 Stock Option Plan (the "USBANCORP SOP") for the purpose of continuing the stock options which were granted under the USBANCORP SOP. These options will be converted into options to purchase Three Rivers Bancorp Common Stock. See "USBANCORP Stock Option Conversion." It has not yet been determined whether any new grants will be made under this new plan.

                USBANCORP STOCK OPTION CONVERSION

     Effective on the Distribution Date, holders of outstanding options to purchase USBANCORP Common Stock will have their interests adjusted as described below. The Compensation Committee of USBANCORP's Board of Directors has approved formulas to adjust the exercise price and award size of USBANCORP stock options pursuant to the terms and provisions of each such grant and the relevant plan. The adjustment formulas are intended to maintain the value of the outstanding USBANCORP stock options at the time of adjustment.

     Employees of Three Rivers who received USBANCORP stock options shall have such USBANCORP stock options entirely converted into options to purchase Three Rivers Bancorp Common Stock pursuant to one of two methods to be selected by the employee. Under the first method, the exercise price of each such Three Rivers stock option shall equal the exercise price of the corresponding USBANCORP stock option prior to the Distribution, multiplied by a factor (the "Three Rivers Stock Conversion Ratio") in which the numerator is the composite volume weighted average price of Three Rivers Bancorp Common Stock (trading on a "when issued" basis) for the trading days during a pricing period to be determined at a future date by the USBANCORP Board of Directors (the "Per Share Three Rivers Stock Price") and the denominator is the composite volume weighted average price of USBANCORP Common Stock trading with Three Rivers for the trading days during the pricing period (the "Per Share Pre-Split USBANCORP Stock Price"). The pricing period will occur prior to the Distribution, except that if Three Rivers Bancorp Common Stock does not trade on a "when issued" basis, the pricing period for determining the numerator of the above-described fraction will be soon after the Distribution Date. The number of shares of Three Rivers Bancorp Common Stock subject to each such Three Rivers stock option shall equal the number of shares subject to the corresponding USBANCORP stock option prior to the Distribution divided by the Three Rivers Stock Conversion Ratio. All other terms of such Three Rivers stock options shall be the same as the terms of the USBANCORP stock options from which they were converted.

     Employees of Three Rivers who have received USBANCORP stock options and who have elected the alternative method of conversion will have their options (in whole or in part) converted by the following method. The exercise price of each such Three Rivers Bancorp stock option shall equal the composite volume weighted average price of Three Rivers Bancorp Common Stock (trading on a "when issues" basis). The pricing period will occur prior to the Distribution, except that if Three Rivers Bancorp Common Stock does not trade on a "when issued" basis, the pricing period for determining the exercise price will be soon after the Distribution Date. The number of shares of Three Rivers Bancorp Common Stock subject to each such Three Rivers Bancorp stock option shall equal the number of shares required to keep the total fair value of the converted options equal to the total fair value of the options on a pre-Distribution basis.

        Employees of USBANCORP who will continue to be employed by USBANCORP after the Distribution Date and hold any USBANCORP stock options, and holders of any USBANCORP stock options who retire or have retired from USBANCORP on or during the three months prior to the Distribution Date, shall retain such options to purchase USBANCORP Common Stock, subject to the adjustments to the exercise price and number of shares subject to each such option under one of two methods.

        Under the first method, the exercise price of each adjusted USBANCORP Stock Option shall be determined by multiplying the USBANCORP stock option exercise price prior to the Distribution by a factor (the "USBANCORP Stock Conversion Ratio") where the numerator is the composite volume weighted average price of USBANCORP Common Stock trading without Three Rivers for the trading days during the pricing period (the "Per Share Post-Split USBANCORP Stock Price") and the denominator is the Per Share Pre-Split USBANCORP Stock Price. The number of shares of USBANCORP Common Stock subject to each adjusted USBANCORP stock option shall equal the number of shares subject to such USBANCORP stock option prior to the Distribution divided by the USBANCORP Stock Conversion Ratio.

        Under the second method, the exercise price of outstanding USBANCORP options will be adjusted by the USBANCORP Stock Conversion Ratio. The number of USBANCORP options will remain the same. Options to purchase Three Rivers Bancorp Common Stock will be issued - one for every two USBANCORP shares covered by the option. The exercise price of the Three Rivers Bancorp options will be set by multiplying the Three Rivers Stock Conversion Ratio by the corresponding USBANCORP option exercise price.

        Either of these methods will preserve (and not increase) the intrinsic value of outstanding USBANCORP stock options. All other terms of the adjusted USBANCORP options shall be the same as the terms of the pre-adjusted USBANCORP options.

      CERTAIN RESTRICTIONS ON ACQUISITION OF THREE RIVERS

Pennsylvania Law

     The Pennsylvania Business Corporation Law contains certain provisions applicable to Three Rivers Bancorp that may have the effect of impeding a change in control of Three Rivers Bancorp.

     Chapter 25 of the Pennsylvania Business Corporation Law contains certain "anti-takeover" provisions which apply to a "registered corporation," unless the registered corporation elects not to be governed by such provisions. Three Rivers Bancorp will be a "registered corporation" within the meaning of Chapter 25 of the Pennsylvania Business Corporation Law because the Three Rivers Bancorp Common Stock is entitled to vote generally in the election of directors and will be registered under the Securities Exchange Act of 1934, as amended. The relevant provisions are contained in Subchapters 25E through 25H of the Pennsylvania Business Corporation Law.

     Subchapter 25E of the Pennsylvania Business Corporation Law (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

     Subchapter 25F of the Pennsylvania Business Corporation Law (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

     Subchapter 25G of the Pennsylvania Business Corporation Law (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer.

     Subchapter 25H of the Pennsylvania Business Corporation Law (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

     Subchapter 25I of the Pennsylvania Business Corporation Law (relating to severance payments) provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition under Subchapter 25G of the Pennsylvania Business Corporation Law. Subchapter 25J of the Pennsylvania Business Corporation Law (relating to labor contracts) prohibits, in connection with a control-share acquisition under Subchapter 25G of the Pennsylvania Business Corporation Law, the abrogation of certain labor contracts, if any, prior to their stated date of expiration.

     Three Rivers Bancorp has elected not to "opt out" of coverage under Subchapter 25 of the Pennsylvania Business
Corporation Law, and therefore, the foregoing provisions of Subchapter 25 will be applicable to Three Rivers Bancorp.
Subchapters 25E through 25H of the Pennsylvania Business
Corporation Law contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

     In addition to the foregoing, the Pennsylvania Business Corporation Law (a) provides that the Board of Directors can consider the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers, creditors and local communities, in determining whether a certain action is in the best interests of the corporation; (b) provides that the Board of Directors need not consider the interests of any particular group as dominant or controlling; (c) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (d) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
(e) provides that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors shall not be deemed to require directors (a) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;
(b) to render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (c) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Three Rivers Bancorp Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Certain Anti-Takeover Provisions in the Articles of
Incorporation and Bylaws

     While the Board of Directors of Three Rivers Bancorp is not aware of any effort that might be made to obtain control of Three Rivers after the Distribution, the Board believes that it is appropriate to include certain provisions as part of Three Rivers' Articles of Incorporation to protect the interests of Three Rivers and its shareholders from hostile takeovers that the Board might conclude are not in the best interests of Three Rivers or its shareholders. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Three Rivers' Board of Directors or management more difficult.

     The following discussion is a general summary of certain provisions of the Articles of Incorporation and the Bylaws of Three Rivers Bancorp that may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws of Three Rivers Bancorp. For information regarding how to obtain a copy of these documents without charge, see "Available Information."

Classified Board of Directors and Related Provisions

     The Three Rivers Bancorp Articles of Incorporation provide that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. The Articles provide that a director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Articles further provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

     A classified board of directors could make it more difficult for shareholders, including those holding a majority of the outstanding shares of Three Rivers Bancorp Common Stock, to force an immediate change in the composition of a majority of the Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Articles classifying the Board, all of the directors would be elected each year.

     Management of the Three Rivers Bancorp believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the Directors, or more, at any one time have had at least one year's experience as directors of Three Rivers, and moderate the pace of change in the composition of the Board of Directors by extending the minimum time required to elect a majority of Directors from one to two years.

Other Antitakeover Provisions

        The Articles of Incorporation and Bylaws of Three Rivers Bancorp contain certain other provisions that may also have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Three Rivers Bancorp Common Stock, a proxy contest for control of Three Rivers Bancorp, the assumption of control of Three Rivers Bancorp by a holder of a large block of the Three Rivers Bancorp Common Stock and the removal of Three Rivers management. These provisions:
(1) empower the Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Board; (2) restrict the ability of shareholders to remove directors; (3) require that shares with at least 80% of total voting power approve mergers and other similar transactions if the transaction is not approved, in advance, by the Board of Directors; (4) prohibit shareholders' actions without a meeting; (5) eliminate the right of shareholders to call a special meeting; (6) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Three Rivers' Articles of Incorporation; (7) require any person who acquires stock of Three Rivers Bancorp with voting power of 25% or more to offer to purchase for cash all remaining shares of Three Rivers Bancorp voting stock at the highest price paid by such person for shares of Three Rivers Bancorp voting stock during the preceding year; (8) limit the right of a person or entity to vote more than 10% of the outstanding voting stock of Three Rivers Bancorp; and (9) require that shares with at least 66-2/3% of the total voting power of Three Rivers Bancorp voting stock approve any repeal or amendment of Three Rivers'
Bylaws.

      DESCRIPTION OF THREE RIVERS BANCORP CAPITAL STOCK

        Under Three Rivers Bancorp's Articles of Incorporation, which have been filed as an exhibit to the Registration Statement of which this Information Statement forms a part, Three Rivers' authorized capital stock consists of 25,000,000 shares, of which 20,000,000 shall be Common Stock and 5,000,000 shall be preferred stock ("Preferred Stock"). Based on _________ shares of USBANCORP Common Stock outstanding as of
_______________, 2000, and a distribution ratio of one share of Three Rivers Bancorp Common Stock for every two shares of USBANCORP Common Stock outstanding, it is expected that approximately ________ shares of Three Rivers Bancorp Common Stock will be distributed to holders of USBANCORP Common Stock. No Preferred Stock will be distributed to USBANCORP shareholders in connection with the Distribution.

Common Stock

Voting Rights

     Each share of the Three Rivers Bancorp Common Stock will have the same relative rights and will be identical in all respects with every other share of Three Rivers Bancorp Common Stock. The holders of Three Rivers Bancorp Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of Three Rivers Bancorp Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of Three Rivers Bancorp Common Stock. Holders of Three Rivers Bancorp Common Stock will not be entitled to cumulate their votes for election of directors.

Dividends

     The payment and amount of cash dividends declared by Three Rivers Bancorp after the Distribution will be subject to the discretion of the Three Rivers Bancorp Board of Directors. Dividend decisions will be based on a number of factors, including Three Rivers' consolidated operating results and financial condition, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors.

     We do not presently anticipate that Three Rivers Bancorp will conduct significant operations independent of those of Three Rivers Bank for a substantial period of time following the Distribution. Therefore, we do not expect Three Rivers Bancorp to have any significant source of income other than dividends from Three Rivers Bank, if any. Consequently, Three Rivers Bancorp's ability to pay cash dividends to its shareholders will be dependent upon the ability of Three Rivers Bank to pay dividends to Three Rivers Bancorp.

     The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of a bank is less than the amount of its capital, the bank shall, until its surplus is equal to its capital, transfer to its surplus an amount that is at least ten percent (10%) of the net earnings of the bank for the period since the end of its last fiscal year or for any shorter period since the bank's most recent declaration of a dividend. The Pennsylvania Banking Code further provides that if the surplus of a bank is less than fifty percent (50%) of the amount of its capital, no dividends may be declared or paid by the bank without the prior approval of the Pennsylvania Banking Department until the bank's surplus is equal to or greater than fifty percent (50%) of the bank's capital.

     Three Rivers Bancorp is subject to the Pennsylvania
Business Corporation Law which permits dividends or distributions to be paid as long as the corporation will be able to pay its debts in the ordinary course of business after making the dividend or distribution.

Liquidation

     In the event of any liquidation, dissolution or winding up of Three Rivers Bank, Three Rivers Bancorp, as holder of all of the capital stock of Three Rivers Bank, would be entitled to receive all of the assets of Three Rivers Bank after payment of all debts and liabilities of Three Rivers Bank. In the event of a liquidation, dissolution or winding up of Three Rivers Bancorp, each holder of shares of Three Rivers Bancorp Common Stock would be entitled to receive, after payment of all debts and liabilities of Three Rivers Bancorp, a pro rata portion of all assets of Three Rivers Bancorp available for distribution to holders of Three Rivers Bancorp Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Three Rivers Bancorp Common Stock.

     Other Characteristics

     Holders of the Three Rivers Bancorp Common Stock will not have preemptive rights with respect to any additional shares of Three Rivers Bancorp Common Stock that may be issued. The Three Rivers Bancorp Common Stock is not subject to call for redemption, and the outstanding shares of Three Rivers Bancorp Common Stock, when issued and upon receipt by Three Rivers Bancorp of the full purchase price therefor, will be fully paid and nonassessable.

Preferred Stock

        None of the 5,000,000 authorized shares of preferred stock of Three Rivers Bancorp will be issued in the Distribution. After the Distribution is completed, the Board of Directors of Three Rivers Bancorp will be authorized, without shareholder approval, to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the Three Rivers Bancorp Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. Should the Board of Directors of Three Rivers Bancorp issue preferred stock, no holder of any such stock will have any preemptive right to subscribe for or purchase any stock or any other securities of Three Rivers Bancorp other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

                  INDEMNIFICATION OF DIRECTORS

     The Bylaws of Three Rivers Bancorp provide for (1) the indemnification of directors, officers, employees, and agents of Three Rivers Bancorp and its subsidiaries and (2) the elimination of a director's liability for monetary damages, in each case to the fullest extent permitted by Pennsylvania law.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his/her office; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Directors and officers of Three Rivers Bancorp will also be insured against certain liabilities for their actions as such by an insurance policy obtained by Three Rivers Bancorp.

                  TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for Three Rivers
Bancorp Common Stock will be Fleet National Bank, Boston,
Massachusetts.

        LISTING AND TRADING OF THREE RIVERS COMMON STOCK

     Prior to the date hereof, there has not been any established trading market for Three Rivers Bancorp Common Stock. Application is expected to be made to list the Three Rivers Bancorp Common Stock on the Nasdaq National Market under the symbol "TRBC." It is presently anticipated that Three Rivers Bancorp Common Stock will be approved for listing on the Nasdaq National Market prior to the Distribution Date, and trading is expected to commence on a "when-issued" basis on or after the Record Date. The term "when issued" indicates a conditional transaction in a security authorized for issuance but not as yet actually issued. All "when issued" transactions are on an "if" basis, to be settled if and when the actual security is issued and the NASDAQ Stock Market directs that the transactions are to be settled.

     There can be no assurance as to the prices at which Three Rivers Bancorp Common Stock will trade before, on or after the Distribution Date. Until Three Rivers Bancorp Common Stock is fully distributed and an orderly trading market develops in Three Rivers Bancorp Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the respective price that would be expected for a fully distributed issue. Prices for Three Rivers Bancorp Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for Three Rivers Bancorp Common Stock, (ii) developments affecting the business of Three Rivers Bancorp, (iii) investor perception of Three Rivers Bancorp, and (iv) general economic and market conditions. As of ___________, 2000, there were _________ holders of USBANCORP Common Stock, which approximates the number of prospective record holders of Three Rivers Bancorp Common Stock.

     Shares of Three Rivers Bancorp Common Stock distributed in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be affiliates of Three Rivers Bancorp ("Affiliates") under the Securities Act of 1933, as amended (the "Securities Act"). Affiliates would generally include individuals or entities that control, are controlled by, or are under common control with Three Rivers Bancorp and will include all Directors and certain officers of Three Rivers. Persons who are Affiliates of Three Rivers will be permitted to sell their shares of Three Rivers Bancorp Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

           2001 ANNUAL MEETING AND SHAREHOLDER PROPOSALS

     Three Rivers' first annual shareholders meeting after the Distribution is expected to be held on __________________, 2001.
If a shareholder wishes to have a proposal considered at the 2001 meeting and included in the Proxy Statement for that meeting, the proposal must be received by Three Rivers in writing on or before November ___, 2000.

                      AVAILABLE INFORMATION

        When the Registration Statement on Form 10, of which this Information Statement forms a part, becomes effective, Three Rivers Bancorp will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, and proxy materials with the SEC. USBANCORP currently is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, and proxy materials with the SEC. Copies of the Form 10, including the exhibits thereto, and the reports, proxy statements and other information filed by Three Rivers Bancorp and USBANCORP with the SEC can then be inspected and copied at the public reference facilities of the SEC, 450 Fifth Street N.W.,
Room 1024, Washington D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, 13th floor, New York, NY 10048 and at 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street N.W, Room 1024, Washington D.C. 20549. Copies may also be obtained from the SEC's Web Site (http://www.sec.gov).

        Copies of USBANCORP's Annual Report and Form 10-K for the year ended December 31, 1999 can be obtained free of charge from USBANCORP. Requests should be directed to Jeffrey A. Stopko, Senior Vice President and Chief Financial Officer, USBANCORP, Inc., P.O. Box 430, Johnstown, PA 15907-0430, telephone (814) 533-5310.




                  INDEX TO FINANCIAL STATEMENTS

                                                          Page
                                                       Reference
CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheet - December 31, 1999
  and December 31, 1998                                  F-2
   Consolidated Statement of Income - Fiscal years ended December 31, 1999, December 31, 1998
  and December 31, 1997                                  F-3
   Consolidated Statement of Comprehensive Income -
  Fiscal years ended December 31, 1999, December 31,
  1998 and December 31, 1997                             F-4
   Consolidated Statement of Stockholders' Equity -
  Fiscal years ended December 31, 1999, December 31,
  1998 and December 31, 1997                             F-5
   Consolidated Statement of Cash Flows -
  Fiscal years ended December 31, 1999, December 31,
  1998 and December 31, 1997                             F-6
Notes to Consolidated Financial Statements                F-7
Report of Independent Auditors                            F-43

     All other financial statements and schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the above listed financial statements or the notes thereto.



                  THREE RIVERS BANCORP, INC.
               CONSOLIDATED FINANCIAL STATEMENTS

                   CONSOLIDATED BALANCE SHEET

                                                   December 31,
                                                1999        1998
                                            ------------  --------
                                                 (In thousands)
ASSETS
Cash and due from banks                     $ 24,228      $ 16,169
Interest bearing deposits with banks               -         2,447
Investment securities:
  Available for sale                         522,264       327,669
  Held to maturity (market value
    $151,398 on December 31, 1998)                 -       149,988
Loans held for sale                               59         1,873
Loans                                        479,761       466,413
  Less: Unearned income                           58            92
  Allowance for loan losses                    5,021         6,104
  Net loans                                  474,682       460,217
Premises and equipment                         5,495         4,489
Accrued income receivable                      7,504         7,030
Goodwill and core deposit intangibles          2,838         1,772
Bank owned life insurance                     12,411        11,859
Other assets                                  16,255         2,073
Net assets of discontinued mortgage
  banking operations                          10,426        10,455
    TOTAL ASSETS                          $1,076,162      $996,041

LIABILITIES
Non-interest bearing deposits             $   84,643      $ 84,969
Interest bearing deposits                    488,052       475,481
    Total deposits                           572,695       560,450
Federal funds purchased and securities
  sold under agreements to repurchase         10,000        18,305
Other short-term borrowings                   16,150        23,500
Advances from Federal Home Loan Bank         409,876       309,891
Long-term debt                                 2,368         2,576
Total borrowed funds                         438,394       354,272
Other liabilities                              9,280         9,833
    TOTAL LIABILITIES                      1,020,369       924,555
Commitments and contingent liabilities
  (Note #17)

STOCKHOLDERS' EQUITY
Subsidiary Equity                             72,969        70,396
Accumulated other comprehensive income       (17,176)        1,090
    TOTAL STOCKHOLDERS' EQUITY                55,793        71,486

    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                              $1,076,162      $996,041

See accompanying notes to consolidated financial statements.




                        CONSOLIDATED STATEMENT OF INCOME

                                 Year ended December 31,
                                 -----------------------
                                1999       1998       1997
                                ----       ----       ----
                                            (In thousands)
INTEREST INCOME
Interest and fees on loans:
  Taxable                       $ 37,714   $ 38,923   $ 38,047
  Tax exempt                         506        613        315
Deposits with banks                   24          8         12
Federal funds sold                     -          1         11
Investment securities:
  Available for sale              24,309     18,480     14,560
  Held to maturity                 8,263      9,901     12,158
    Total Interest Income         70,816     67,926     65,103

INTEREST EXPENSE
Deposits                          19,282     19,714     19,901
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                       1,015      1,004        754
Other short-term
  borrowings                       2,222      1,768      1,499
Advances from Federal Home
  Loan Bank                       18,284     15,633     13,447
Long-term debt                       279        336        431
Total Interest Expense            41,082     38,455     36,032

NET INTEREST INCOME               29,734     29,471     29,071
  Provision for loan
    losses                           300        300        113

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN
  LOSSES                           29,434    29,171     28,958

NON-INTEREST INCOME
Trust fees                            971       927        843
Net realized gains
  on investment securities            273     1,316        112
Net realized (losses) gains
  on loans held for sale              (35)      235        244

Wholesale cash processing
  fees                                603       706        976
Service charges on deposit
  accounts                          1,861     1,813      1,725
Bank owned life insurance             551       556        524
Other income                        1,429     1,365        858
  Total Non-Interest Income         5,653     6,918      5,282

NON-INTEREST EXPENSE
Salaries and employee
  benefits                          9,371     9,125      8,996
Net occupancy expense               1,831     1,807      1,823
Equipment expense                   1,522     1,336      1,309
Professional fees                   1,350     1,277      1,170
Supplies, postage, and
  freight                             975     1,028      1,090
Miscellaneous taxes and
  insurance                           567       475        398
FDIC deposit insurance
  expense                             197       196         42
Amortization of goodwill
  and core deposit
  intangibles                         377       214        263
Other expense                       4,837     4,862      4,507
  Total Non-Interest Expense       21,027    20,320     19,598

INCOME BEFORE INCOME TAXES         14,060    15,769     14,642
  Provision for income
    taxes                           4,090     4,762      4,522

INCOME FROM CONTINUING
  OPERATIONS                        9,970    11,007     10,120

Income(loss)from Discontinued
  Mortgage Banking Operations,
  Net of Tax                          (30)      252      1,286

NET INCOME                          9,940    11,259     11,406

See accompanying notes to consolidated financial statements.




                       CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                 Year ended December 31,
                                 -----------------------
                                1999       1998       1997
                                ----       ----       ----
                                      (in thousands)
COMPREHENSIVE INCOME
Net income                      $  9,940   $ 11,259   $ 11,406
Other comprehensive income,
  before tax:
  Unrealized holding gains
    (losses) arising during
    period                       (25,486)       826      1,730
Less: Reclassification
  adjustment for gains included
  in net income                     (273)    (1,316)      (112)
                                --------   --------   --------
Other comprehensive income
  (loss), before tax             (25,759)      (490)     1,618
Income tax expense (credit)
  related to items of other
  comprehensive income            (7,493)      (148)       500
                                --------   --------   --------

Other comprehensive income
   (loss), net of tax            (18,266)      (342)     1,118
                                --------   --------   --------
Comprehensive (loss) income     $ (8,326)  $ 10,917   $ 12,524
                                ========   ========   ========






           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                  Year ended December 31,
                                  -----------------------
                                1999       1998       1997
                                ----       ----       ----
PREFERRED STOCK                 $      -   $      -   $      -
Balance at beginning of period         -          -          -
Balance at end of period               -          -          -

COMMON STOCK
Balance at beginning of period     2,015      2,015      2,015
Balance at end of period           2,015      2,015      2,015

CAPITAL SURPLUS
Balance at beginning of period    20,454     13,454     13,454
Downstream dividends                   -      7,000          -
Balance at end of period          20,454     20,454     13,454

RETAINED EARNINGS
Balance at beginning of period    37,472     34,937     31,410
Income from continuing operations  9,970     11,007     10,120
Equity from discontinued
  mortgage banking operations     10,426     10,455     10,712
Dividends paid                    (7,368)    (8,981)    (6,841)
Dividends received                     -        509        248
Balance at end of period          50,500     47,927     45,649

ACCUMULATED OTHER COMPREHENSIVE
 INCOME
Balance at beginning of period     1,090      1,432        314
Net change in fair value of
  securities available for sale  (18,266)      (342)     1,118
Balance at end of period         (17,176)     1,090      1,432

TOTAL STOCKHOLDERS' EQUITY       $55,793    $71,486    $62,550


See accompanying notes to consolidated financial statements.




                       CONSOLIDATED STATEMENT OF CASH FLOWS

                                        Year ended December 31,
                                        -----------------------
                                        1999       1998       1997
                                        ----       ----       ----
                                            (in thousands)
OPERATING ACTIVITIES
Income from continuing
  operations                         $  9,970    $ 11,007   $ 10,120
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Income (loss) provided by
    discontinued mortgage
    banking operations                    (30)        252      1,286
  Provision for loan losses               300         300        113
  Depreciation and amortization
    expense                               891         790        855
  Amortization expense of good-
    will and core deposit
    intangibles                           377         214        263
  Net amortization of invest-
    ment securities                      (156)        756         51
  Net realized gains on invest-
    ment securities                      (273)     (1,316)      (112)
  Net realized (gains) losses
    on loans held for sale                 35        (235)      (244)
  Decrease (increase) in accrued
    income receivable                    (474)        (65)      (667)
  Increase (decrease) in accrued
    expense payable                       489          22      1,223
Net cash provided by operating
  activities                           11,129      11,725     12,888

INVESTING ACTIVITIES
Purchase of investment
  securities and other short-
  term investments--available
  for sale                           (263,781)   (359,128)  (328,827)
Purchase of investment
  securities and other short-
  term investments--held
  to maturity                         (13,720)    (21,950)   (20,098)
Proceeds from maturities of
  investment securities and
  other short-term investments--
  available for sale                   41,710      56,014     80,012
Proceeds from maturities of
  investment securities and
  other short-term investments--
  held to maturity                     28,399      37,663     56,225

Proceeds from sales of invest-
  ment securities and other
  short-term investments--
  available for sale                  131,484     257,104    128,968
Proceeds from sales of invest-
  ment securities and other
  short-term investments--
  held to maturity                      2,503         --         --
Long-term loans originated           (197,659)   (154,285)  (162,541)
Loans held for sale                       (59)     (1,873)    (2,541)
Principal collected on long-
  term loans                          184,143     153,601    130,410
Net decrease (increase) in
 other short-term loans                   589       1,011         97
Purchases of premises and
  equipment                            (2,021)       (815)      (383)
Sale/retirement of premises
  and equipment                           124          53         54
Net (increase) decrease in other
  assets                               (5,186)     (4,588)     3,592
Net cash used by investing
  activities                          (93,474)    (37,193)  (115,032)

FINANCING ACTIVITIES
Proceeds from sales of certifi-
  cates of deposit                    355,191     293,679    186,407
Payments for maturing certifi-
  cates of deposit                   (373,145)   (255,579)  (200,612)
Net increase (decrease) in
  demand and savings deposits          30,199      (3,460)    10,679
Net increase (decrease) in
  federal funds purchased,
  securities sold under agree-
  ments to repurchase, and
  other short-term borrowings         (16,584)     (7,131)    12,914
Net principal borrowings
  on advances from Federal
  Home Loan Bank                       99,985       1,946     95,446
Borrowing (repayments) of
  long-term debt                          721      (1,387)    (1,045)
Common stock dividends paid            (7,368)     (8,981)    (6,841)
Dividends received from sub-
  sidiaries                                --         509        248
Contributions from Parent                  --       7,000         --
Net increase (decrease) in
  other liabilities                    (1,042)        633       (556)
Net cash provided by financing
  activities                           87,957      27,229     96,640

NET INCREASE (DECREASE) IN CASH
  EQUIVALENTS                           5,612       1,761     (5,504)
CASH EQUIVALENTS AT BEGINNING
  OF PERIOD                            18,616      16,855     22,359
CASH EQUIVALENTS AT END OF
  PERIOD                              $24,228     $18,616    $16,855


See accompanying notes to consolidated financial statements.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

        On July 12, 1999, USBANCORP, Inc., the Bank's holding company parent, announced that its Board of Directors approved a plan to split USBANCORP's banking subsidiaries into two separate publicly traded companies. Under the proposed tax-free spin-off plan, 100% of the shares of the holding company to be formed for Three Rivers Bank, to be known as Three Rivers Bancorp, Inc., would be distributed as a dividend to the shareholders of USBANCORP in proportion to their existing USBANCORP ownership. Shareholders would retain their existing USBANCORP shares. Standard Mortgage Company of Georgia, a mortgage banking company that is currently a subsidiary of Three Rivers Bank, will be internally spun-off from Three Rivers Bank to USBANCORP prior to consummation of the proposed Three Rivers Bank spin-off.

     The Consolidated Financial Statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Three Rivers Bancorp, Inc. in the future or had it operated as a separate, independent company during the periods presented. The Consolidated Financial Statements included herein do not reflect any changes that may occur in the financial condition and operations of the Bank as a result of the Distribution.

        The Spin-Off will result in the division of certain of Parent's existing corporate support functions between the two resulting entities. Corporate expenses included in Three Rivers Bancorp, Inc.'s financial results represent an allocation of Parent's consolidated corporate expense to the entities comprising Three Rivers Bancorp, Inc. The allocation of corporate expense is based on a specific review to identify costs incurred for the benefit of the banking business and in management's judgment results in a reasonable allocation of such costs. Three Rivers Bancorp was allocated $2.0 million, $1.9 million, and $1.9 million of overhead costs related to USBANCORP's shared administrative and support functions for the years 1999, 1998, and 1997, respectively. The allocation was largely based upon Three Rivers Bancorp's total assets as a percentage of USBANCORP's total assets during such prior periods.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include accounts of Three Rivers Bancorp, Inc. and its wholly-owned subsidiary, Three Rivers Bank and Trust Company, including its subsidiaries TRB Financial Services Company and Community First Capital Corporation.

Business and Nature of Operations:

     Three Rivers Bancorp, Inc. (the "Bank") is a Pennsylvania-chartered bank holding company headquartered in Monroeville, Pennsylvania. The Bank operates 24 banking offices in three southwestern Pennsylvania counties. These offices provide a full range of consumer, mortgage, commercial, and trust financial products. The information contained in the financial statements and these accompanying notes relates only to the Bank on a stand-alone basis.

     As discussed above, Standard Mortgage Company of Georgia ("SMC"), a mortgage banking company that historically was a subsidiary of TRB, will be internally spun-off from TRB to the Parent prior to the consummation of the proposed TRB spin-off. Accordingly, results of operations and cash flows of SMC have been reported as discontinued operations for all periods presented in the consolidated financial statements of TRB. The consolidated balance sheets for all periods presented also reflects SMC as a discontinued operation. Summarized financial information of the discontinued operations is presented in the following tables:




Net assets of discontinued mortgage banking operations:

                                               At December 31,
                                        ----------------------------
                                             1999        1998
ASSETS                                       ----        ----
Cash and due from banks                     $   415     $    30
Interest bearing deposits banks                 215
Loans held for sale                          21,244      47,880
Net loans                                    16,252      10,387
Premises and equipment                          766         514
Mortgage servicing rights                    13,911      16,536
Goodwill and core deposit intangibles           252         278
Other assets                                  2,019       1,562
TOTAL ASSETS                                $55,074     $77,187

LIABILITIES
Other short-term borrowings                 $35,999     $57,203
Long-term debt                                4,688       6,563
Total borrowed funds                         40,687      63,766
Other liabilities                             3,961       2,966
TOTAL LIABILITIES                           $44,648     $66,732

NET ASSETS                                  $10,426     $10,455

Income from discontinued mortgage banking operations:

                                       Year Ended December 31,
                               ------------------------------------
                                    1999         1998      1997
ASSETS                              ----         ----      ----
Interest income                     $3,211       $2,846    $1,883
Interest expense                     2,048        1,398       455
Net interest income                  1,163        1,448     1,428
Provision for loan losses               75            -         -
Non-interest income                  5,725        6,417     6,163
Non-interest expense                 6,831        7,445     5,495
Income before income taxes             (18)         420     2,096
Provision for income taxes              12          168       810
Income from discontinued
   mortgage banking operations      $  (30)      $  252    $1,286




Investment Securities:

     Securities are classified at the time of purchase as investment securities held to maturity if it is management's intent and the Bank has the ability to hold the securities until maturity. These held to maturity securities are carried on the Bank's books at cost, adjusted for amortization of premium and accretion of discount which is computed using the level yield method which approximates the effective interest method. Alternatively, securities are classified as available for sale if it is management's intent at the time of purchase to hold the securities for an indefinite period of time and/or to use the securities as part of the Bank's asset/liability management strategy. Securities classified as available for sale include securities which may be sold to effectively manage interest rate risk exposure, prepayment risk, and other factors (such as liquidity requirements). These available for sale securities are reported at fair value with unrealized aggregate appreciation (depreciation) excluded from income and credited (charged) to a separate component of shareholders' equity on a net of tax basis. Any security classified as trading assets are reported at fair value with unrealized aggregate appreciation (depreciation) included in current income on a net of tax basis. The Bank presently does not engage in trading activity.
Realized gain or loss on securities sold was computed upon the adjusted cost of the specific securities sold.

Loans:

     Interest income is recognized using methods which approximate a level yield related to principal amounts outstanding. The Bank discontinues the accrual of interest income when loans, except for loans that are insured for credit loss, become 90 days past due in either principal or interest. In addition, if circumstances warrant, the accrual of interest may be discontinued prior to 90 days. In all cases, payments received on non-accrual loans are credited to principal until full recovery of principal has been recognized; it is only after full recovery of principal that any additional payments received are recognized as interest income. The only exception to this policy is for residential mortgage loans wherein interest income is recognized on a cash basis as payments are received. A non-accrual loan is placed on accrual status after becoming current and remaining current for twelve consecutive payments (except for residential mortgage loans which only have to become current).

Loan Fees:

     Loan origination and commitment fees, net of associated direct costs, are deferred and amortized into interest and fees on loans over the loan or commitment period. Fee amortization is determined by either the straight-line method, or the effective interest method, which do not differ materially.

Mortgage Loans Held For Sale:

     Newly originated fixed-rate residential mortgage loans are classified as "held for sale," if it is management's intent to sell these residential mortgage loans. The residential mortgage loans held for sale are carried at the lower of aggregate cost or market value.

Premises and Equipment:

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations over the estimated useful lives of the premises and equipment using the straight-line method. Useful lives of up to 45 years for buildings and up to 12 years for equipment are utilized. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or useful lives of the improvements, whichever is shorter. Maintenance, repairs, and minor alterations are charged to current operations as expenditures are incurred.

Allowance for Loan Losses and Charge-off Procedures:

     As a financial institution which assumes lending and credit risks as a principal element of its business, the Bank anticipates that credit losses will be experienced in the normal course of business. Accordingly, the Bank consistently applies a comprehensive methodology and procedural discipline which is updated on a quarterly basis to determine both the adequacy of the allowance for loan losses and the necessary provision for loan losses to be charged against earnings. This methodology includes:

          - A detailed review of all criticized and impaired loans to determine if any specific reserve allocations are required on an individual loan basis. The specific reserve established for these criticized and impaired loans is based on careful analysis of the loan's performance, the related collateral value, cash flow considerations and the financial capability of any guarantor.

          - The application of formula driven reserve allocations for all commercial and commercial real-estate loans are calculated by using a three-year migration analysis of net losses incurred within each risk grade for the entire commercial loan portfolio. The difference between estimated and actual losses is reconciled through the dynamic nature of the migration analysis.

          - The application of formula driven reserve allocations to installment and mortgage loans which are based upon historical charge-off experience for those loan types. The residential mortgage loan allocation is based upon the Bank's five-year historical average of actual loan charge-offs experienced in that category. The same methodology is used to determine the allocation for consumer loans except the allocation is based upon an average of the most recent actual three-year historical charge-off experience for consumer loans.

          - The application of formula driven reserve allocations to all outstanding loans and certain unfunded commitments is based upon review of historical losses and qualitative factors, which include but are not limited to, economic trends, delinquencies, concentrations of credit, trends in loan volume, experience and depth of management, examination and audit results, effects of any changes in lending policies and trends in policy exceptions.

        The maintenance of a general unallocated reserve to accommodate inherent risk in the Bank's portfolio that is not identified through the Bank's specific loan and portfolio segment reviews discussed above. Management recognizes that there may be events or economic factors that have occurred effecting specific borrowers or segments of borrowers that may yet be fully reflected in the information that the Bank uses for arriving at specific loan or portfolio segment reserves. Therefore, the Bank and its Board of Directors believe a strong unallocated reserve is needed to recognize the estimation risk associated with the specific and formula driven allowances. In conjunction with the establishment of the general unallocated reserve, the Bank also looks at the total allowance for loan losses in relation to the size of the total loan portfolio, the level of non-performing assets and its coverage of these items as compared to peer banks and industry.

     After completion of this process, a formal meeting of the Loan Loss Reserve Committee is held to evaluate the adequacy of the reserve and establish the provision level for the next quarter. The Bank believes that the procedural discipline, systematic methodology, and comprehensive documentation of this quarterly process is in full compliance with all regulatory requirements and provides appropriate support for accounting purposes.

     When it is determined that the prospects for recovery of the principal of a loan have significantly diminished, the loan is immediately charged against the allowance account; subsequent recoveries, if any, are credited to the allowance account. In addition, non-accrual and large delinquent loans are reviewed monthly to determine potential losses. Consumer loans are considered losses when they are 90 days past due, except loans that are insured for credit loss.

     The Bank's policy is to individually review, as circumstances warrant, each of its commercial and commercial mortgage loans to determine if a loan is impaired. At a minimum, credit reviews are mandatory for all commercial and commercial mortgage loans with balances in excess of $500,000 within an 18 month period. The Bank has also identified two pools of small dollar value homogeneous loans which are evaluated collectively for impairment. These separate pools are for residential mortgage loans and consumer loans. Individual loans within these pools are reviewed and removed from the pool if factors such as significant delinquency in payments of 90 days or more, bankruptcy, or other negative economic concerns indicate impairment.

Comprehensive Income:

        In January 1998, the Bank adopted SFAS #130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a financial statement. For the Bank, comprehensive income includes net income and unrealized holding gains and losses from available for sale investment securities. The balances of other accumulated comprehensive (loss) income were $(17,176,000) and $1,090,000 at December 31, 1999 and 1998, respectively.

Segment Reporting:

     In June, 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS No. 131") which is effective for financial statements for periods beginning after December 15, 1997. FAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about a company's operating segments. Under current conditions the Bank is reporting one business segment.

Statement of Cash Flows:

        Cash equivalents include cash and due from banks, interest bearing deposits with banks, federal funds sold and securities purchased under agreements to resell, and short-term investments. The Bank made $3,269,000 in income tax payments in 1999; $4,599,000 in 1998; and $3,819,000 in 1997. The Bank made total interest expense payments of $40,593,000 in 1999; $38,433,000 in 1998; and $34,809,000 in 1997.

Income Taxes:

     Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.

Interest Rate Contracts:

     The Bank uses various interest rate contracts, such as interest rate swaps, caps and floors, to help manage interest rate and market valuation risk exposure, which is incurred in normal recurrent banking activities. These interest rate contracts function as hedges against specific assets or liabilities on the Balance Sheet. Unrealized gains or losses on these hedge transactions are deferred. It is the Bank's policy not to terminate hedge transactions prior to expiration date. For interest rate swaps, the interest differential to be paid or received is accrued by the Bank and recognized as an adjustment to interest income or interest expense of the underlying assets or liabilities being hedged. Because only interest payments are exchanged, the cash requirement and exposure to credit risk are significantly less than the notional amount. Any premium or transaction fee incurred to purchase interest rate caps or floors is deferred and amortized to interest income or interest expense over the term of the contract. Unamortized premiums related to the purchase of caps and floors are included in "Other assets" on the Balance Sheet.

Risk Management Overview:

     Risk identification and management are essential elements for the successful management of the Bank. In the normal course of business, the Bank is subject to various types of risk, including interest rate, credit, and liquidity risk. The Bank controls and monitors these risks with policies, procedures, and various levels of managerial and Board oversight. The Bank's objective is to optimize profitability while managing and controlling risk within Board approved policy limits. Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the magnitude, direction, and frequency of changes in interest rates. Interest rate risk results from various repricing frequencies and the maturity structure of assets, liabilities, and off-balance sheet positions. The Bank uses its asset liability management policy and hedging policy to control and manage interest rate risk.

     Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from extending credit to customers, purchasing securities, and entering into certain off-balance sheet financial instruments. The Bank's primary credit risk occurs in the loan portfolio. The Bank uses its credit policy and disciplined approach to evaluating the adequacy of the allowance for loan losses to control and manage credit risk. The Bank's investment policy and hedging policy strictly limit the amount of credit risk that may be assumed in the investment portfolio and through off-balance sheet activities.

     Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as, the obligations to depositors and debtholders. The Bank uses its asset liability management policy and contingency funding plan to control and manage liquidity risk.

Future Accounting Standards:

        In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement #133, "Accounting for Derivative Instruments and Hedging Activities"("SFAS #133"), which is required to be adopted in years beginning after June 15, 1999. The statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The statement will require the Bank to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portions of a derivative's change in fair value will be immediately recognized in earnings. This statement has been amended by SFAS #137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of the effective date of SFAS #133." SFAS #137 will be effective for years beginning after June 15, 2000. The Bank has not yet quantified the impact of adopting SFAS #133 on its financial statements and has not determined the timing of, or method of adoption of SFAS #133. However, SFAS #133 could increase volatility in earnings and other comprehensive income.

3.  CASH AND DUE FROM BANKS

        Cash and due from banks at December 31, 1999, and 1998, included $9,044,000 and $8,600,000, respectively, of reserves required to be maintained under Federal Reserve Bank regulations.

4.  INTEREST BEARING DEPOSITS WITH BANKS

     The book value of interest bearing deposits with domestic banks are as follows:


                                    At December 31,
                            1999                        1998
                                     (In thousands)

Total                      $   -                      $ 2,447


     All interest bearing deposits with domestic banks mature within three months. The Bank had no deposits in foreign banks nor in foreign branches of United States banks.

5.  INVESTMENT SECURITIES

     The book and market values of investment securities are summarized as follows:

Investment securities available for sale:


                                         December 31, 1999
                             -------------------------------------------
                                          Gross       Gross
                             Book       Unrealized  Unrealized   Market
                             Value        Gains       Losses     Value
                             -----      ----------  ----------   ------
                                      (In thousands)
U.S. Treasury                $  5,033   $     -     $     (46)   $  4,987
U.S. Agency                    17,838         -        (1,232)     16,606
State and municipal            60,480       207        (3,614)     57,073
U.S. Agency mortgage-
  Backed securities           431,008       233       (21,269)    409,972
Other securities (1)           34,561         -          (935)     33,626
                             --------   -------      --------    --------
   Total                     $548,920   $   440      $(27,096)   $522,264


(1) Other investment securities include corporate notes and bonds, asset-backed securities, and equity securities.

        During the second half of 1999, the Bank, in preparation for liquidity needs for Year 2000, sold $2.5 million of mortgage backed securities that had been purchased during the period from 1993 through 1995 and classified as held to maturity. The Bank believed the sales were allowable under the provision of SFAS No. 115 which permits the sale of held to maturity mortgage backed securities after a substantial portion (85%) of the principal had been collected through prepayments. The Bank, however, misinterpreted this provision and computed the 85% paydown factor against the principal outstanding at issuance as opposed to using the principal outstanding at the point the Bank purchased the securities in the secondary market. As a result of this interpretation error, the Bank tainted its held to maturity portfolio and transferred all securities classified as held to maturity to available for sale. The time period for the taint will be two years. At the time of the transfer, these securities had an amortized cost of $131.9 million and a market value of $128.2 million. Prior to the transfer, approximately 60% of the Bank's investment securities were already classified as available for sale. With the entire portfolio now being classified as available for sale, the Bank will have greater flexibility to manage the securities portfolio to better achieve overall balance sheet rate sensitivity goals and provide liquidity to fund loan growth if needed. The mark to market of the available for sale portfolio does inject more volatility in the book value of equity but has no impact on regulatory capital.

Investment securities available for sale:

                                 At December 31, 1998
                                  Gross       Gross
                       Book    Unrealized   Unrealized   Market
                      Value       Gains       Losses      Value
                                    (In thousands)
U.S. Treasury       $      -     $    -       $   -     $      -
U.S. Agency           16,025         39           -       16,064
State and municipal    2,326         37           -        2,363
U.S. Agency
  mortgage-backed
  securities         290,703      1,947        (577)     292,073
Other securities(1)   17,169          -           -       17,169

Total               $326,223     $2,023       $(577)    $327,669

Investment securities held to maturity:

                                 At December 31, 1998
                                  Gross       Gross
                       Book    Unrealized   Unrealized   Market
                      Value       Gains       Losses      Value
                                    (In thousands)
U.S. Treasury       $  5,089     $    -       $ (33)    $  5,056
U.S. Agency                -          -           -            -
State and municipal   51,718        799        (524)      51,993
U.S. Agency
  mortgage-backed
  securities          93,181      1,348        (180)      94,349
Other securities(1)        -          -           -            -

Total               $149,988     $2,147       $(737)    $151,398

(1) Other investment securities include corporate notes and bonds, asset-backed securities, and equity securities.



        All purchased investment securities are recorded on settlement date which is not materially different from the trade date. Realized gains and losses are calculated by the specific identification method.

     Maintaining investment quality is a primary objective of the Bank's investment policy which, subject to certain limited exceptions, prohibits the purchase of any investment security below a Moody's Investors Service or Standard & Poor's rating of "A." At December 31, 1999, 98.1% of the portfolio was rated "AAA" as compared to 98.2% at December 31, 1998. Less than 1.0% of the portfolio was rated below "A" or unrated on December 31, 1999. The book value of securities pledged to secure public and trust deposits, as required by law, was $346,829,000 at December 31, 1999 and $208,932,000 at December 31, 1998. The
Bank realized $371,000 and $1,584,000 of gross investment security gains and $123,000 and $268,000 of gross investment security losses on available for sale securities in the years ended December 31, 1999 and 1998, respectively. The Bank realized $26,000 of gross security gains and $1,000 of gross security losses on sales of held to maturity securities in 1999. The following table sets forth the contractual maturity distribution of the investment securities, book and market values, and the weighted average yield for each type and range of maturity as of December 31, 1999. Yields are not presented on a tax-equivalent basis, but are based upon book value and are weighted for the scheduled maturity. Average maturities are based upon the original contractual maturity dates with the exception of mortgage-backed securities and asset-backed securities for which the average lives were used.[/R]


AVAILABLE FOR SALE AT DECEMBER 31, 1999 (In thousands, except yields)

                                  Within 1      After 1 within 5  After 5 within 10     After 10     Total
BOOK VALUE                      Amount  Yield    Amount   Yield    Amount    Yield   Amount  Yield   Amount  Yield
US TREASURY                      5,033   4.20         -       -          -       -         -     -     5,033  4.20
US AGENCY                            -      -     7,944    5.62      9,894    6.40         -     -    17,838  6.05
STATE AND MUNICIPALS                 -      -     7,172    4.67      5,876    5.59    47,432  4.88    60,480  4.93
COLLATERALIZED MORTGAGE OBLIG    6,821   6.27    35,014    6.41    192,961    6.44   196,212  6.57   431,008  6.49
OTHER SECURITIES                24,316   6.00         -      -_      2,000    5.17     8,245  7.83    34,561  6.35

TOTAL                           36,170   5.80    50,130    6.04    210,731    6.40   251,889  6.29   548,920  6.27

MARKET VALUE
US TREASURY                      4,987                -                  -                 -           4,987
US AGENCY                            -            7,525              9,081                 -          16,606
STATE AND MUNICIPALS                 -            7,151              5,924            43,998          57,073
COLLATERALIZED MORTGAGE OBLIG    6,797           34,557            183,288           185,330         409,972
OTHER SECURITIES                24,316                -              1,966             7,344          33,626

TOTAL                           36,100           49,233            200,259           236,672         522,264


6.  LOANS AND LOANS HELD FOR SALE

     The loan portfolio of the Bank consisted of the following:


                                         At December 31
                                1999          1998
                                  (In thousands)
Commercial                    $ 45,861     $ 53,563
Commercial loans secured by
  real estate                  207,067      167,091
Real estate-mortgage           193,850      213,067
Consumer                        33,042       34,565
Loans                          479,820      468,286
Less:  Unearned income             (58)         (92)
Loans, net of unearned income $479,762     $468,194


        Real estate construction loans were not material at these presented dates and comprised 2.4% and 4.2% of total loans net of unearned income at December 31, 1999 and 1998, respectively. The Bank has no direct credit exposure to foreign countries. Most of the Bank's loan activity is with customers located in the southwestern Pennsylvania geographic area. As of December 31, 1999, loans to customers engaged in similar activities and having similar economic characteristics, as defined by standard industrial classifications, did not exceed 10% of total loans. In the ordinary course of business, the subsidiaries have transactions, including loans, with their officers, directors, and their affiliated companies. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than the normal credit risk. These loans totaled $588,000 and $512,000 at December 31, 1999 and 1998, respectively. An analysis of these related party loans follows:


                                          Year ended December 31
                                             1999        1998
                                              (In thousands)
Balance beginning of period                  $512        $617
New loans                                     893         209
Payments                                      817         314
Balance end of period                        $588        $512


7. ALLOWANCE FOR LOAN LOSSES

An analysis of the changes in the allowance for loan losses follows:


                                 Year ended December 31,
                                 1999    1998    1997
                                         (In thousands)
Balance, beginning of period     $6,104  $6,006  $6,025
Provision for loan losses           300     300     113
Recoveries on loans
 Previously charged-off             245     224     306
Loans charged-off                 1,628     426     438
Balance, end of period           $5,021  $6,104  $6,006


8. NON-PERFORMING ASSETS

     Non-performing assets are comprised of (i) loans which are on a non-accrual basis, (ii) loans which are contractually past due 90 days or more as to interest or principal payments some of which are insured for credit loss, and (iii) other real estate owned (real estate acquired through foreclosure and in-substance foreclosures).

The following table presents information concerning non-performing assets:


                                             At December 31,
                         ----------------------------------------------------
                            1999    1998    1997     1996    1995
                             (In thousands, except percentages)

Non-accrual loans           $2,056  $2,553  $2,871   $3,579  $4,568
Loans past due 90 days
  or more                      154      37     956    1,252     433
Other real estate owned      6,866     526     681      222     612
Total non-performing        $9,076  $3,116  $4,508   $5,053  $5,613
  assets
Total non-performing
  assets as a percent of
  loans and loans held
  for sale, net of
   unearned income, and
  other real estate owned     1.87%   0.66%   0.96%    1.17%   1.52%




     The Bank is unaware of any additional loans which are required to either be charged-off or added to the non-performing asset totals disclosed above. Other real estate owned is recorded at the lower of 1) fair value minus estimated costs to sell, or 2) carrying cost.

     For impaired loans, the measurement of impairment may be based upon: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the observable market price of the impaired loan; or 3) the fair value of the collateral of a collateral dependent loan.

        The Bank had loans totaling $385,000 and $842,000 being specifically identified as impaired at December 31, 1999 and 1998, respectively. The average outstanding balance for loans being specifically identified as impaired was $3,817,000 for 1999 and $560,000 for 1998. All of the impaired loans are collateral dependent, therefore the fair value of the collateral of the impaired loans is evaluated in measuring the impairment. There was no interest income recognized on impaired loans during 1999 or 1998.

     The following table sets forth, for the periods indicated,
(i) the gross interest income that would have been recorded if non-accrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period, (ii) the amount of interest income actually recorded on such loans, and
(iii) the net reduction in interest income attributable to such loans.


                                      Year ended December 31,
                              1999    1998    1997    1996    1995
                                              (In thousands)
Interest income due in
  accordance with original
  terms                       $176     $ 42   $ 71    $101    $ 87
  Interest income recorded      (7)      (6)   (40)     (3)    (30)
Net reduction in
  interest income             $169     $ 36   $ 31    $ 98    $ 57
                              ====     ====   ====    ====    ====


9. PREMISES AND EQUIPMENT

An analysis of premises and equipment follows:


                                                At December 31,
                                                 1999      1998
                                                 (In thousands)
Land                                           $   417   $   417
Premises                                         7,260     5,461
Furniture and equipment                          6,491     6,921
Leasehold improvements                           2,066     2,055
Total at cost                                   16,234    14,854
Less:  Accumulated Depreciation                 10,739    10,365
Net book value                                   5,495     4,489


10.  FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER AGREEMENTS
     TO REPURCHASE, AND OTHER SHORT-TERM BORROWINGS

     The outstanding balances and related information for federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings are summarized as follows:


                                   At December 31, 1999
                                        Securities
                           Federal      Sold Under       Other
                            Funds     Agreements to   Short-term
                          Purchased     Repurchase    Borrowings
                               (In thousands, except rates)
Balance                    $10,000     $   -          $ 16,150
Maximum indebtedness at
  any month end             20,800       786            85,450
Average balance during
  year                      19,287       395            42,053
Average rate paid for
  the year                    5.11%     3.50%             5.20%
Average rate on period
  end balance                 4.75         -              4.06

                                   At December 31, 1998
                                        Securities
                           Federal      Sold Under       Other
                            Funds     Agreements to   Short-term
                          Purchased     Repurchase    Borrowings
                               (In thousands, except rates)
Balance                    $17,355     $   950        $ 23,500
Maximum indebtedness at
  any month end             22,500       1,406         115,000
Average balance during
  year                      17,151         934          32,389
Average rate paid for
  the year                    5.55%       4.13%           5.38%
Average rate on period
  end balance                 5.58        5.16            4.31

                                   At December 31, 1997
                                        Securities
                           Federal      Sold Under       Other
                            Funds     Agreements to   Short-term
                          Purchased     Repurchase    Borrowings
                               (In thousands, except rates)
Balance                    $19,100     $   836         $ 29,000
Maximum indebtedness at
  any month end             22,845       1,272           48,000
Average balance during
  year                      12,430       1,071           26,785
Average rate paid for
  the year                    5.63%       4.14%            5.52%
Average rate on period
  end balance                 6.43        5.54             5.35


     Average amounts outstanding during the year represent daily averages. Average interest rates represent interest expense divided by the related average balances. Collateral related to securities sold under agreements to repurchase are maintained within the Bank's investment portfolio.

11.  DEPOSITS

     The following table sets forth the balance of the Bank's deposits:


                                              At December 31,
                                   ------------------------------------------
                                     1999       1998       1997
                                              (In thousands)
Demand:
  Non-interest bearing             $ 84,643   $ 84,969   $ 71,338
  Interest bearing                   41,590     45,602     42,203
Savings                              63,830     64,649     65,356
Money market                         52,685     53,443     46,592
Certificates of deposit
  in denominations of
  $100,000 or more                   48,906     16,647     23,974
Other time                          281,037    295,140    276,347
Total deposits                     $572,695   $560,450   $525,810


Interest expense on deposits consisted of the following:


                                               At December 31,
                                   -----------------------------------------
                                   1999       1998       1997
(In thousands)
Interest bearing demand            $   426    $   418    $   413
Savings                              1,210      1,042      1,218
Money market                         1,693      1,449      1,284
Certificates of deposit in
  denominations of $100,000
  or more                            1,320      1,194      1,505
Other time                          14,633     15,611     15,481
Total interest expense             $19,282    $19,714    $19,901


        The following table sets forth the balance at December 31, 1999 of other time deposits maturing in the periods presented:


     Year
(In thousands)

2000                      $190,888
2001                        42,279
2002                        27,370
2003                        20,500


12.  FEDERAL HOME LOAN BANK BORROWINGS AND LONG-TERM DEBT

     Federal Home Loan Bank Borrowings:

     Federal Home Loan Bank borrowings consist of the following:


At December 31, 1999:
                                                   Weighted
                                                   Average
Type                               Maturing         Amount          Rate
                                     (In thousands, except percentages)
Open Repo Plus                     Overnight       $ 16,150         4.06%

Advances and wholesale             2000             333,000         5.28
  Repurchase agreements            2001               8,876         8.46
                                   2002              71,000         5.79

Total Advances and
 Wholesale repurchase
 Agreements                                         409,876         5.44

Total FHLB Borrowings                              $426,026         5.38%


     All of the above borrowings bear a fixed rate of interest, with the only exceptions being the Open Repo Plus advances whose rate can change daily.


At December 31, 1998:
                                                   Weighted
                                                   Average
Type                               Maturing         Amount          Rate
                                     (In thousands, except percentages)
Flexline                           Overnight       $ 23,500         4.96%

Advances and                       1999              90,010         5.33
  Wholesale Repurchase             2000                   5         6.15
  Agreements                       2001               8,876         8.46
                                   2002              71,000         5.79
                                   2003 and after   140,000         4.99
Total Advances and
  Wholesale Repurchase
  Agreements                                        309,891         5.37
Total FHLB Borrowings                              $333,391         5.34%



        Total Federal Home Loan Bank borrowings consist of $264,876,000 and $309,891,000 of term advances and $161,150,000 and $23,500,000 of repo plus advances with maturities of less than 90 days for 1999 and 1998, respectively. All Federal Home Loan Bank stock, along with an interest in unspecified mortgage loans and mortgage-backed securities, with an aggregate statutory value equal to the amount of the advances, have been pledged as collateral to the Federal Home Loan Bank of Pittsburgh.

Long-Term Debt:

     The Bank's long-term debt consisted of the following:


                                             At December 31,
                                            1999        1998
                                             (In thousands)
Collateralized mortgage obligation         $1,582      $2,511
Other                                         786          65
Total long-term debt                       $2,368      $2,576


        The collateralized mortgage obligation was issued through Community First Capital Corporation ("CFCC"), a wholly-owned, single-purpose finance subsidiary of the Bank. In 1988, the Bank transferred Federal Home Loan Mortgage Corporation ("FHLMC") securities with a book value of approximately $31,500,000 to CFCC which then collateralized the issuance of bonds with a par value of $27,787,000. Scheduled maturities of long-term debt for the years subsequent to December 31, 1999, are $149,000 in 2000; $162,000 in 2001; $100,000 in 2002;
$110,000 in 2003; and $1.8 million in 2004 and thereafter.

13.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS #107, "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For the Bank, as for most financial institutions, approximately 95.0% of its assets and liabilities are considered financial instruments. Many of the Bank's financial instruments, however, lack an available trading market characterized by a willing buyer and willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the Bank for the purpose of this disclosure.

        Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial instruments. Management believes that cash, cash equivalents, and loans and deposits with floating interest rates have estimated fair values which approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 1999 and 1998, were as follows:

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices.


                                   1999                    1998
                           Estimated   Recorded    Estimated   Recorded
                           Fair        Book        Fair        Book
                           Value       Balance     Value       Balance
                                        (In thousands)
Investment securities      $522,264    $522,264    $479,067    $477,657


     Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities.


                                   1999                    1998
                           Estimated   Recorded    Estimated   Recorded
                           Fair        Book        Fair        Book
                           Value       Balance     Value       Balance
                                        (In thousands)
Deposits with
  stated maturities        $330,261    $329,944    $314,111    $311,787
Short-term borrowings       275,997     276,150     191,743     191,815
All other borrowings        161,732     162,244     162,100     162,457


     Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.


                                   1999                    1998
                           Estimated   Recorded    Estimated   Recorded
                           Fair        Book        Fair        Book
                           Value       Balance     Value       Balance
                                        (In thousands)
Deposits with no
  stated maturities        $242,751    $242,751    $233,506    $248,663


      The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is based upon the treasury yield curve adjusted for non-interest operating costs, credit loss, and assumed prepayment risk.


                                   1999                    1998
                           Estimated   Recorded    Estimated   Recorded
                           Fair        Book        Fair        Book
                           Value       Balance     Value       Balance
                                        (In thousands)
Net loans (including
  loans held for
  sale)                    $477,095    $479,762    $460,434    $460,217


        Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values. The Bank's remaining assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting. No disclosure of the relationship value of the Bank's deposits is required by SFAS #107, however, management believes the relationship value of these core deposits is significant. Based upon the Bank's most recent acquisitions and other limited secondary market transactions involving similar deposits, management estimates the relationship value of these funding liabilities to range between $28 million to $56 million less than their estimated fair value shown at December 31, 1999. The estimated fair value of off-balance sheet financial instruments, used for hedging purposes, is estimated by obtaining quotes from brokers. These values represent the estimated amount the Bank would receive or pay, to terminate the agreements, considering current interest rates, as well as, the creditworthiness of the counterparties. At December 31, 1999, the notional value of the Bank's off-balance sheet financial instruments (interest rate swaps and cap) totaled $110 million with an estimated fair value of approximately $265,000. There is no material difference between the notional amount and the estimated fair value of the remaining off-balance sheet items which total $101.0 million and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

     Management believes that reasonable comparability of these disclosed fair values between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

14.  INCOME TAXES

     The provision for federal income taxes is summarized below:


                                    Year ended December 31,
                               1999          1998          1997
                                         (In thousands)
Current                      $ 3,401       $ 4,983       $ 4,579
Deferred                         689          (221)          (57)
Income tax provision         $ 4,090       $ 4,762       $ 4,522


     The reconciliation between the federal statutory tax rate and the Bank's effective income tax rate is as follows:


                                                Year ended December 31,
                                   1999                  1998                  1997
                             Amount      Rate      Amount      Rate      Amount      Rate
                                           (In thousands, except percentages)
Tax expense based on
  federal statutory rate    $ 4,921     35.0%     $ 5,519     35.0%     $ 5,125     35.0%
Tax exempt income            (1,209)    (8.6)      (1,043)    (6.6)        (948)    (6.5)
Other                           378      2.7          286      1.8          345      2.4
Total provision for
  income taxes              $ 4,090     29.1%     $ 4,762     30.2%     $ 4,522      30.9%


    Deferred income taxes result from temporary differences in the recognition of revenue and expense for tax and financial reporting purposes. The following table presents the impact on income tax expense of the principal timing differences and the tax effect of each:


                                   Year ended December 31,
                                 1999       1998       1997
                                       (In thousands)
Provision for possible
  loan losses                    $353     $ (34)    $(1,192)
Accretion of discounts
  on securities, net              276        77         373
Investment write-downs              -      (265)        648
Deferred loan fees                 52        52        (175
Other, net                          8       (50)        289
Total                            $689     $(220)     $  (57)


        At December 31, 1999 and 1998, deferred taxes are included in the accompanying consolidated balance sheet. The following table highlights the major components comprising the deferred tax assets and liabilities for each of the periods presented:


                                              At December 31,
                                              1999      1998
                                              (In thousands)
Deferred Assets:
 Investment security write-downs
    due to SFAS #115                          $ 9,330   $    -
  Provision for loan losses                     1,784    2,137
  Accumulated depreciation                         65       25
  Deferred loan fees                              209      260
  Other                                            44       44
    Total assets                               11,432    2,466
Deferred Liabilities:
  Investment security write-ups
    due to SFAS #115                                -     (509)
  Accretion of discount                        (1,440)  (1,164)
  Other                                          (466)    (418)
    Total liabilities                          (1,906)  (2,091)
Valuation allowance                              (200)    (200)
Net deferred asset                             $9,326   $  175


        The change in the net deferred asset during 1999 and 1998 was attributed to the following:


                                                 1999      1998
Investment write-downs due to SFAS
  #115, charge to equity                        9,840      265
Deferred provision for income taxes              (689)     (44)
Net increase in deferred asset                  9,151      221


15.  PENSION AND 401(k) PLANS

        The Bank has a trusteed, noncontributory defined benefit pension plan covering all employees who work at least 1,000 hours per year and who have not yet reached age 60 at their employment date. The benefits of the plan are based upon the employee's years of service and average annual earnings for the highest five consecutive calendar years during the final ten-year period of employment. The Bank's funding policy has been to contribute annually an amount within the statutory range of allowable minimum and maximum actuarially determined tax-deductible contributions. Plan assets are primarily debt securities (including U.S. Agency and Treasury securities, corporate notes and bonds), listed common stocks (including shares of the common stock of USBANCORP), mutual funds, and short-term cash equivalent instruments.

Pension Benefits:

                                               At December 31,
                                                1999     1998
                                                (In thousands,
                                             except percentages)
Change in benefit obligation:
Benefit obligation at Beginning of year         6,476    5,689
Service cost                                      658      598
Interest cost                                     448      405
Deferred asset (loss)gain                        (597)     421
Benefits paid                                    (552)    (600)
Expenses paid                                     (40)     (37)
Benefit obligation at end of year               6,393    6,476

Change in plan assets:
Fair value of plan assets at beginning of year  5,626    4,919
Actual return on plan assets                       12      454
Employer contributions                            848      890
Benefits paid                                    (552)    (600)
Expenses paid                                     (40)     (37)
Fair value of plan assets at end of year        5,894    5,626

Funded status of the plan (underfunded)          (499)    (850)
Unrecognized transition asset                       8       12
Unrecognized prior service cost                   503      560
Unrecognized actuarial loss (gain)                368      499
Accrued benefit cost                              380      221

Components of net periodic benefit cost:
Service cost                                      658      598
Interest cost                                     448      405
Expected return on
  plan assets                                    (480)    (411)
Amortization of prior
  year service cost                                 3        3
Amortization of
  transition asset                                 57       57
Recognized net actuarial loss                       2        -
Net periodic benefit
  cost                                            688      652

Weighted-average assumptions:
Discount rate                                    7.50%    6.75%
Expected return on
  plan assets                                    8.00%    8.00%
Rate of compensation
  increase                                       3.50%    3.50%


        Three Rivers Bank also has a trusteed 401(k) plan with contributions made by Three Rivers Bank matching those by eligible employees up to a maximum of 50% of the first 6% of their annual salary. All employees of Three Rivers Bank who work over 1,000 hours per year are eligible to participate in the plan on January 1 following six months of service. Three Rivers Bank's contribution to this 401(k) plan was $145,000 in 1999 and $143,000 in 1998.

     Except for the above pension benefits, the Bank has no significant additional exposure for any other post-retirement benefits.

16.  LEASE COMMITMENTS

        The Bank's obligation for future minimum lease payments on operating leases at December 31, 1999 is as follows:


                Year Future Minimum Lease Payments
                        (In thousands)
              2000                            $  930
              2001                               904
              2002                               826
              2003                               658
              2004 and thereafter (in total)   1,763


        In addition to the amounts set forth above, certain of the leases require payments by the Bank for taxes, insurance, and maintenance. Rent expense included in total non-interest expense amounted to $474,000, $452,000, and $425,000 in 1999,
1998 and 1997, respectively.

17.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Bank incurs off-balance sheet risks in the normal course of business in order to meet the financing needs of their customers. These risks derive from commitments to extend credit and standby letters of credit. Such commitments and standby letters of credit involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements.

     Commitments to extend credit are obligations to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The Bank evaluates each customer's creditworthiness on a case-by-case basis. Collateral which secures these types of commitments is the same as for other types of secured lending such as accounts receivable, inventory, and fixed assets.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financings, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Letters of credit are issued both on an unsecured and secured basis. Collateral securing these types of transactions is similar to collateral securing the Bank's commercial loans.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to these commitments to extend credit and standby letters of credit is represented by their contractual amounts. The Bank uses the same credit and collateral policies in making commitments and conditional obligations as for all other lending. The Bank had outstanding various commitments to extend credit approximating $101.0 million and standby letters of credit of $7.6 million as of December 31, 1999.

     Additionally, the Bank is also subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, neither the resolution of these claims nor the funding of these credit commitments will have a material adverse effect on the Bank's financial position or results of operation.

18.  OFF-BALANCE SHEET HEDGE INSTRUMENTS

     The Bank uses various interest rate contracts, such as interest rate swaps, caps and floors, to help manage interest rate and market valuation risk exposure, which is incurred in normal recurrent banking activities. A summary of the Bank's off-balance sheet derivative transactions are as follows:

Borrowed Funds Hedges:

        The Bank had entered into several interest rate swaps to hedge short-term borrowings used to leverage the balance sheet. Specifically, FHLB advances which reprice between 30 days and one year are being used to fund fixed-rate agency mortgage-backed securities with durations ranging from two to three years. Under these swap agreements, the Bank pays a fixed-rate of interest and receives a floating-rate which resets either monthly, quarterly, or annually. The following table summarizes the interest rate swap transactions which impacted the Bank's performance for the year ended December 31, 1999:


                                     Fixed   Floating                 Impact
 Notional     Start    Termination   Rate      Rate     Repricing   On Interest
  Amount       Date        Date      Paid    Received   Frequency     Expense
25,000,000    9-25-97    9-25-99     5.80%     4.85%    Expired      177,417
40,000,000    5-01-99    4-30-00     5.00%     5.25%    Monthly      (14,955)
30,000,000   10-25-99   10-25-00     6.17%     6.22%    Quarterly      2,868
40,000,000   10-25-99   10-25-01     6.41%     6.22%    Quarterly     14,334
                                                                     179,664


     The impact on interest expense was $113,000 and $20,000 for the years ended December 31, 1998 and 1997, respectively.

     The Bank believes that its exposure to credit loss in the event of non-performance by any of the counterparties (which include Mellon Bank and First Union) in the interest rate swap agreements is remote.

        The Bank monitors and controls all off-balance sheet derivative products with a comprehensive Board of Director approved hedging policy. This policy permits a total maximum notional amount outstanding of $300 million for interest rate swaps, and interest rate caps/floors. The Bank had no interest rate floors outstanding at any time during the years ended December 31, 1999, or December 31, 1998.

19.  CAPITAL

     The Bank is subject to various capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes that as of December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1999 and 1998, the FDIC categorized the Bank as "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's classification category.

     The following table sets forth the Bank's actual capital ratios at the dates indicated, and the minimum ratios required by bank regulators in order for the Bank to be adequately capitalized and well capitalized. The assets and capital measured for purposes of this table do not include the assets and capital of the Bank's discontinued mortgage banking operations.


                                                      December 31, 1999
                                  --------------------------------------------------------
                                                                            To Be Well
                                                                         Capitalized Under
                                                        For Capital      Prompt Corrective
                                       Actual        Adequacy Purposes   Action Provisions
                                  ----------------   -----------------   -----------------
                                  Amount     Ratio   Amount      Ratio   Amount      Ratio
                                  ------     -----   ------      -----   ------      -----
                                                  (in thousands, except ratios)
Total Capital (to Risk
  Weighted Assets)                $64,726    12.14%  $43,503      8.00%  $54,378     10.00%

Tier 1 Capital (to Risk
  Weighted Assets)                 59,705    11.19    21,751      4.00    32,627     6.00

Tier 1 Capital (to Average
  Assets)                          59,705     5.80    41,157      4.00    51,446     5.00

                                                      December 31, 1998
                                  --------------------------------------------------------
                                                                            To Be Well
                                                                         Capitalized Under
                                                        For Capital      Prompt Corrective
                                       Actual        Adequacy Purposes   Action Provisions
                                  ----------------   -----------------   -----------------
                                  Amount     Ratio   Amount      Ratio   Amount      Ratio
                                  ------     -----   ------      -----   ------      -----
                                                  (in thousands, except ratios)
Total Capital (to Risk
  Weighted Assets)                $64,193    13.32%  $43,375      8.00%  $54,218     10.00%

Tier 1 Capital (to Risk
  Weighted Assets)                 58,169    12.07    21,687      4.00    32,531      6.00

Tier 1 Capital (to Average
  Assets)                          58,169     6.02    38,749      4.00    48,437      5.00



   20.  1999 BRANCH ACQUISITION

        On February 12, 1999, the Bank acquired the Kiski Valley Office of First Western Bancorp, Inc. ("First Western") located in Westmoreland County in exchange for cash and Three Rivers Bank's Moon Township Office which is located in Allegheny County. On a net basis, the Bank acquired $13.5 million in deposits, $1.2 million in consumer loans and the related fixed assets, leases, safe deposit box business and other agreements at the Kiski Valley branch office. The Bank paid a core deposit premium of approximately ten percent for the acquired deposits and purchased the consumer loans and fixed assets.

   21. SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA OF THREE
RIVERS BANK

     The following table sets forth certain unaudited quarterly consolidated financial data regarding Three Rivers Bank.


1999 Quarter Ended       Dec. 31   Sept. 30   June 30   March 31
                                    (In thousands)
Interest income          $18,451    $17,983   $17,544    $16,837
Non-interest income        1,312      1,366     1,497      1,477
Total operating income    19,763     19,349    19,041     18,314
Interest expense          10,950     10,543    10,017      9,571
Provision for loan
  losses                      75         75        75         75
Non-interest expense       5,327      5,291     5,265      5,144
Income before income
  taxes                    3,411      3,440     3,684      3,524
  Provision for income
    taxes                    922      1,023     1,095      1,050
Income from continuing
    operations           $ 2,490    $ 2,417   $ 2,589    $ 2,474


1998 Quarter Ended       Dec. 31   Sept. 30   June 30   March 31
                                     (In thousands)
Interest income          $16,858    $17,148   $16,633    $17,287
Non-interest income        1,837      1,842     1,787      1,452
Total operating income    18,695     18,990    18,420     18,739
Interest expense           9,655      9,717     9,210      9,873
Provision for loan
  losses                      75         75        75         75
Non-interest expense       5,085      5,100     5,102      5,033
Income before income
  taxes                    3,880      4,098     4,033      3,758
  Provision for income
    taxes                  1,171      1,234     1,218      1,139
Income from continuing
    operations           $ 2,709    $ 2,864   $ 2,815    $ 2,619

   22.  PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS

     The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of Three Rivers Bancorp and the notes thereto contained in this information statement. The pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to reflect the results of operations or financial position of Three Rivers Bancorp or the results of operations or financial position that would have occurred had Three Rivers Bancorp been operated as a separate, independent company. The pro forma adjustments to the accompanying historical consolidated statements of income and consolidated balance sheets are set forth below.

     Pro forma Condensed Consolidated Statements of Income
               (In thousands, except per share data)
                            Unaudited


                                                           Three Rivers Bancorp
                                               Historical                        Pro Forma
                                           For the year ended                 For the year ended
                                           December 31, 1999     Adjustments  December 31, 1999

Total Interest Income                           $70,816                            $70,816
Total Interest Expense                           41,082                             41,082
Net Interest Income                              29,734                             29,734
Provision for loan losses                           300                                300
Net Interest Income After
   Provision for Loan Losses                     29,434                             29,434
Total Non-Interest Income                         5,653                              5,653
Total Non-Interest Expense                       21,027              573   A        21,600
Income Before Income Taxes                       14,060             (573)           13,487
Provision for income taxes                        4,090             (173)  B         3,917
Net Income                                      $ 9,979            ($400)          $ 9,570

Basic and diluted earnings per share                 --           ($0.06)          $  1.44
Average shares outstanding                           --            6,655   C         6,655




            Pro forma Condensed Consolidated Balance Sheet
                          (In thousands)
                             Unaudited


                                                            Three Rivers Bancorp
                                               Historical                        Pro Forma
                                           Nine Months Ended                  Nine Months Ended
                                           December 31, 1999    Adjustments  December 31, 1999
ASSETS
Cash and due from banks                          $24,228          ($400)  A         $23,828
Investment securities                            522,264                            522,264
Loans                                            474,741                            474,741
Other assets                                      54,929                             54,929
Total Assets                                  $1,076,162          ($400)         $1,075,762

LIABILITIES
Deposits                                        $572,695                           $572,695
Total borrowed funds                             438,394                            438,394
Other liabilities                                  9,280                              9,280
Total Liabilities                              1,020,369                          1,020,369
Total stockholders equity                         55,793           (400)  A          55,393
Total Liabilities and
   Stockholders Equity                        $1,076,162          ($400)         $1,075,762



Notes to unaudited pro forma condensed consolidated financial statements:

     (A) To record the additional incremental expenses Three Rivers Bancorp expects to incur as a separate publicly traded company. Examples of such expenses include: legal fees, investor relations costs, audit fees, shareholder services costs, personnel costs, directors fees and other.

     (B) To record the income tax impact of the above costs at the Company's historical effective tax rate.

        (C) Average shares presented assume a distribution of one share of Three Rivers Bancorp common stock for every two shares of USBANCORP common stock outstanding as of December 31, 1999.



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Three Rivers
Bancorp, Inc.:

        We have audited the accompanying consolidated balance sheets of Three Rivers Bancorp, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 1999 and 1998, and the related statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Three Rivers Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United
States.

/s/Arthur Andersen LLP

Pittsburgh, Pennsylvania
January 21, 2000


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